As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-253852

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G MEDICAL INNOVATIONS HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

G Medical Innovations Ltd.	G Medical Innovations USA Inc.
5 Oppenheimer St.	1500 S Lake Side
Rehovot 7670105, Israel	Bannockburn, IL 60015
Tel: +972.544.33.8822	Tel: 800.595.2898
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Richard I. Anslow, Esq.
David A. Huberman, Esq.	Lawrence A. Rosenbloom, Esq.
Sullivan & Worcester LLP	Ellenoff Grossman & Schole LLP
1633 Broadway	1345 Avenue of the Americas
New York, NY 10019	New York, NY 10105
Tel: 212.660.3000	Tel: 212.370.1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Units consisting of:	$17,250,000	$1,881.96
(i) Ordinary Shares, par value $0.09 per share (4)
(ii) Warrants to purchase Ordinary Shares (4) (5)
Ordinary Shares issuable upon exercise of warrants	$21,562,500	$2,352.47
Underwriter’s warrants to purchase Ordinary Shares (6)
Ordinary Shares issuable upon exercise of Underwriter’s warrants (7)	$1,078,125	$117.63
Total Registration Fee (8)	$39,890,625	$4,352.06	(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Ordinary Shares (or Ordinary Shares) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Units that the underwriter has the option to purchase to cover over-allotments, if any.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(5)	The fee is based on the estimated exercise price of the warrants, which is 125% of the public offering price.

(6)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares of the Registrant underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(7)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is equal to 125% of $862,500 (which is 5% of $17,250,000).

(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 15, 2021

2,500,000 Units

(each consisting of one Ordinary Share and one Warrant to purchase one Ordinary Share)

G Medical Innovations Holdings Ltd.

This is the initial public offering in the United States of G Medical Innovations Holdings Ltd., a Cayman Islands exempted company. We are offering 2,500,000 units (or Units) each consisting of one of our Ordinary Shares, par value $0.09 per share (or Ordinary Shares) and one warrant to purchase one of our Ordinary Shares (or each, a Warrant). We anticipate that the initial public offering price per Unit will be between $5.00 and $7.00 We are offering all of the Units offered by this prospectus. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Ordinary Shares and Warrants are immediately separable and will be issued separately in this offering. Each Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $       per Ordinary Share (125% of the public offering price per Unit), and will expire four years from the date of issuance.

We have applied to list the Ordinary Shares and Warrants on the Nasdaq Capital Market under the symbol “GMVD” and “GMVDW,” respectively. No assurance can be given that our application will be approved or that an active trading market for our Ordinary Shares will develop.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act) and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission (or the SEC) nor the Australian Securities and Investments Commission, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses) (2)	$	$

(1)	We have agreed to reimburse the underwriter for certain expenses and the underwriter will receive compensation in addition to underwriting discounts and commissions. See the section titled “Underwriting” beginning on page 132 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(2)	Does not include proceeds from the exercise of the warrants in cash, if any.

We have granted the underwriter an option to purchase from us, at the public offering price, up to 375,000 additional Units, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the underwriter exercises the option in full, the total underwriting discounts and commissions and management fees payable will be $              , and the total proceeds to us, before expenses, will be $            .

The underwriters expect to deliver the Units on or about              , 2021.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is           , 2021.

G MEDICAL

PRIZMA DEVICE – A DOCTOR IN YOUR POCKET

prizma G2

prizma G2
G MEDICAL

- 1 lead ECG with arrhytmia detection algorithm
- Heart rate
- Stress test
- Blood Oxygen Level (SpO2)
- Body temperature
- Blood pressure (external)
- Blood glucose (external)
- Weight (external)
- User portal & doctor portal

PROVIDING SOLUTIONS TO A LARGE MARKET ECOSYSTEM

2B BUSINESS
Elderly Care / Nursery
Insurance Companies
Fee
Product / Services / Data
Traditional Hospitals
Government / Research Institutes
TGA
FDA
Product / Services
Fee / Data
Individual users
Fee / Data
Prizma
Patch
Data
Fee / Data
Product / Services
Family users / Multiple account
REGULATORS
2C BUSINESS
Internet Hospitals
Pharmacies
Cable Providers / Telecom Operators
Consumer Companies

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the Units, and seeking offers to buy the Units, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Units.

For investors outside of the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “G Medical Innovations Holdings” refer to G Medical Innovations Holdings Ltd., a Cayman Islands exempted company, and its subsidiaries: G Medical Innovations Ltd., an Israeli corporation, G Medical Innovations USA Inc., a Delaware corporation, G Medical Innovations MK Ltd., a Macedonian corporation, G Medical Innovations Asia Limited, a Hong Kong corporation (or G Medical Asia), G Medical Diagnostic Services, Inc. (or GMedDx), a Texas corporation, Telerhythmics, LLC (or Telerhythmics), a company formed under the laws of the state of Tennessee, G Medical Mobile Health Solutions, Inc., an Illinois corporation, G Medical Innovations UK Ltd., a UK corporation, all of which are wholly-owned subsidiaries and Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd. (or G Medical China), the 70%-owned subsidiary of G Medical Innovations Asia Limited.

i

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars, and references to “A$” are to Australian dollars. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of A$ amounts presented in this prospectus are translated using the rate of A$1.298 to $1.00, based on the exchange rates certified for customs purposes by the Federal Reserve Bank of New York on May 28, 2021.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards (or IFRS), as issued by the International Accounting Standards Board (or the IASB). None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On October 29, 2020, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-18 consolidation (hereinafter referred to as a reverse stock split) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 18 Ordinary Shares held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the reverse stock split.

In addition, on March 25, 2021, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-5 consolidation (hereinafter referred to as a reverse stock split) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 5 Ordinary Shares held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the reverse stock split.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are an early commercial stage healthcare company engaged in the development of next generation mobile health (or mHealth) and telemedicine solutions and monitoring service platforms. We believe we are at the forefront of the digital health revolution in developing the next generation mobile technologies and services that are designed to empower consumers, patients and providers to better monitor, manage and improve clinical and personal health outcomes, especially for those who suffer from cardiovascular disease (or CVD), pulmonary disease and diabetes.

Using our proprietary and patented suite of devices, software solutions, algorithms and monitoring services, we intend to drive recurring revenue streams in two vertical markets, with a focus on markets in the United States and China as well as other markets:

●	Business to business (or B2B): professional healthcare markets (including hospitals, clinics and senior care facilities); and

●	Business to business to consumer (or B2B2C) and business to consumer (or B2C): consumer healthcare markets.

Our management team is led by individuals with over 30 years of combined experience in developing mobile embedded medical sensors, and with over 48 medical devices approved by the U.S. Food and Drug Administration (or the U.S. FDA), including devices approved when the members of our management team were employed at other companies. Our management has proven their ability to execute our go-to-market strategy as described below, with over 25 years of medical device development and commercialization experience in the United States, China, parts of Europe, Australia, South Africa, Japan, the Asia Pacific region and Brazil.

We have experienced a significant increase in revenue in a relatively short period of time. For the years ended December 31, 2017, 2018 and 2019, our total revenues were $109,000, $3,062,000 and $5,526,000, respectively, growing at a compounded annual growth rate (or CAGR) of 612% from 2017 to 2019. For the year ended December 31, 2020, our total revenues were $4,900,000. The steady increase in revenue since 2017 was interrupted in 2020, mainly due to the effects of COVID-19 in 2020. We narrowed down our net losses from $27,247,000 in 2017 to $12,688,000 in 2020; improved our gross margin in the service business which grew from a loss of 5.5% in 2017 to profit of 21% in 2020, whereas during this period we generated little revenue from our products business; and net cash used in operating activities decreased from $8,289,000 in 2017 to $4,817,000 in 2020.

Our Products and Services

We believe our product platforms are positioned to reduce inefficiencies in healthcare delivery, improve access to healthcare services, reduce costs, increase quality of care and make healthcare more personalized and precise. Our guiding principle is that mHealth solutions like ours can lead to early detection and diagnosis of diseases, as well as accessibility for all patients and providers, which we believe will positively impact the administration and cost of healthcare today and in the future.

The impact of mobile devices on consumer behavior is growing rapidly and in recent years, patients have become increasingly active in managing their healthcare and are demanding both more tailored products and self-sufficient consumer experiences. We believe that the growing aging population together with rising incidences of chronic diseases such as CVD, cancer, heart ailments and diabetes, will drive market demand for our products and services.

Our current product lines consist of our:

●	Prizma medical device (or Prizma), a clinical grade device that can transform almost any smartphone into a medical monitoring device; and

●	Extended Holter Patch System, (or Patch), a multi-channel patient-worn biosensor that captures electrocardiogram (or ECG) data continuously for up to 14 days, including our QT Syndrome Prolongation Detection Capabilities Patch.

In addition, we are developing our Wireless Vital Signs Monitoring System (or VSMS). Our monitoring services include provision of independent diagnostic testing facility (or IDTF) monitoring services and private monitoring services.

Currently, we have the CE mark for our Prizma device and Extended Holter Patch System, U.S. FDA clearance for our Prizma device, and OTC authorization for our Prizma device and Extended Holter Patch System based on an Emergency Use Authorization (or EUA) policy which will remain in force during the public health emergency related to the current worldwide novel coronavirus pandemic and related respiratory disease called COVID-19. We have also been granted Australian regulatory approval by the Therapeutic Goods Administration (or the TGA) for our Prizma device and Extended Holter Patch System. We received registration with the Italian Health Ministry’s database of medical products and were granted our Permit License by the Taiwan Food and Drug Administration (or Taiwan FDA) for our Prizma device. We are also preparing our application to the Chinese National Medical Products Administration (or NMPA) for our Prizma device. As we are developing and marketing medical grade devices, the marketing and sale of our products and related services may not be done without the necessary regulatory approvals. To date, we have not generated significant revenue from the sale of our products.

Prizma Medical Device

The innovative Prizma is a “plug-and-play” medical device that measures vital signs with electronic medical records functionality and clinical grade reporting standards. Our Prizma can transform almost any smartphone into a medical monitoring device using wireless Bluetooth connection. Prizma presents a comprehensive health profile of the user, measuring a wide range of vital signs and biometrics including electrocardiography (or ECG), oxygen saturation, temperature, heart rate and stress levels. Blood pressure, body weight and blood glucose measurements may be manually entered and tracked on the Prizma app. All of the measurements are saved and tracked on the Prizma app and on the cloud portal. Users may generate reports and share with third-parties (i.e., medical providers, family members).

Extended Holter Patch System

Our Extended Holter Patch System is a multi-channel patient-worn biosensor that captures ECG data continuously for up to 14 days. We believe that multi-channel ECGs can deliver higher predictive values with more actionable data, which enables a more accurate diagnosis. In addition, the Extended Holter Patch System allows patients to capture any symptomatic event by tapping a button on the recorder and documenting their activity and symptom in the patient diary. This correlates the ECG activity and provides physicians with more contextual data to make a diagnosis. Following the monitoring session, the device is returned to us and the data is uploaded to our secure cloud for analysis. A concise clinical report of preliminary findings is generated by certified cardiac technicians, validated through a quality assurance (or QA) process, and made available to the physicians on our secure physician portal.

Our Extended Holter Patch System also has capabilities for measuring QT prolongation, which is a measure of delayed ventricular repolarisation, which means the heart muscle takes longer than normal to recharge between beats. Our QT Patch records and transmits the ECG data to a smartphone, which acts as a gateway to our call center. The frequency of transmissions can be set by the healthcare provider while the default setting of the device is to record and transmit 10 minutes of ECG data every hour. The data is saved and wirelessly transmitted by the user’s smartphone to our diagnostics call center for QT analysis, and our call center in turn sends the report to the prescribing physician at the hospital.

Wireless Vital Signs Monitoring System (in development)

The VSMS, which is currently under development, is an easy to use, low cost solution which is designed to provide continuous real time monitoring of a wide range of vital signs and biometrics. The system is designed to comprise four main elements: (i) a six lead ECG patch utilizing an arrhythmia detection algorithm, body positioning algorithm, internal memory and wireless communication to communicate with the smartphone gateway and transmit data to the call center; (ii) a smartwatch (which we believe is clinical grade) which integrates an optical sensor known as a photoplethysmography sensor for oxygen saturation, heart rate, respiration and blood pressure measurement; (iii) a small wireless thermometer sensor to monitor body temperature; and (iv) a central “Hub”, a cloud-based, user-friendly analytics platform which is available on smartphones, tablets and personal computers.

Independent Diagnostic Testing Facility (IDTF) and Private Monitoring Services

Our monitoring services in the United States focus on two main verticals:

●

IDTF Monitoring Services (B2B): Our provision of IDTF monitoring services is comprised of arrhythmia monitoring services for patients (including mobile cardiac telemetry (or MCT), Extended Holter and cardiac event monitor (or CEM)) and use of our Prizma device’s remote patient monitoring (or RPM) of vital signs on a daily basis and generating reports that allow physicians to track their patients’ health condition; and

●	Private Monitoring Services (B2B, B2C and B2B2C): services provided by a different entity, independent to the IDTF, utilizing our Prizma device.

We entered the U.S. arrhythmia monitoring services industry through our December 2017 acquisition of CardioStaff Diagnostic Services Inc. (or CardioStaff), an IDTF based in Austin, Texas. The IDTF provides physicians and hospitals with 24/7 remote cardiac monitoring services which utilize our Holter, Extended Holter, MCT and event monitoring devices. CardioStaff was rebranded as GMedDx) and is expected to serve as a platform for introducing our innovative suite of clinical-grade products into outpatient settings, physician practices, hospitals and senior care facilities in the United States.

In November 2018, we acquired a second IDTF, Telerhythmics, based in Memphis, Tennessee. Telerhythmics operates mainly across the Southeastern United States and provides hospitals and physicians with cardiac monitoring services including MCT, Holter and event monitoring. In addition to its traditional activities, Telerhythmics will utilize the Prizma device for RPM services.

Telerhythmics and GMedDx have entered into approximately 140 commercial payor agreements across local, regional and national markets as well as an agreement with the Centers for Medicare & Medicaid Services (or CMS), which provides health coverage to more than 100 million people.

In May 2019, GMedDx entered into provider participation agreements (or PPAs) with Prime Health Services, Inc and Ancillary Care Services, Inc. The PPAs have further and significantly increased our footprint in the healthcare delivery system of cardiac monitoring and provide more exposure to our future patient base and third-party payer populations.

We have adopted a three-phase approach for the deployment of our IDTF platform which includes evaluation, implementation and treatment phases. Ten university hospitals in the United States are now in the treatment phase, another seven hospitals are near completion of the implementation phase and we are witnessing an increase in patient enrolment that we expect to continue. We receive approximately between $175 to $750 in reimbursement per patient monitored depending on specific modality. We have been approved and CPT-coded with more than 150 healthcare insurance providers to be reimbursed by our services.

Our Ecosystem

The following is a depiction of the ecosystem in which our products and services are intended to play a role:

We anticipated that our next generation mobile technologies will empower both users and businesses to better utilize their business processes by merging them into a coherent ecosystem. We plan to provide users (individuals or families) products and services and collect valuable data and monetary inflows at the same time. We also plan to serve businesses (including hospitals, pharmacies, elderly care institutions, research institutions, etc.) by establishing a direct linkage using mobile technology to maximize the value of user data, which is more than ever needed by businesses.

Market Potential

According to the Organization for Economic Co-operation and Development (or OECD) healthcare spending as a percentage of gross domestic product (or GDP) is increasing. In 2018, health spending in the United States as compared to all OECD countries was the highest at 16.9% of GDP. In the European Union, health spending was 10% of GDP and in the OECD, it was 8.8%. As patients become more demanding and providers’ constraints more challenging, cost-effective health solutions and access become a top priority.

Telemedicine provides potential answers to major healthcare challenges, including improved productivity and efficiency, and better utilization of centralized assets and scarce talent resources. Recent developments in the COVID-19 pandemic enabled the breaking of some of the barriers associated with the use of telemedicine technologies, and we believe that telemedicine is now recognized by many as an essential instrument in healthcare by patients and healthcare providers. According to a consumer survey from McKinsey & Company from April 2020, consumer adoption of telehealth products has skyrocketed in light of COVID-19, from 11% of U.S. consumers using telehealth in 2019 to 46% of consumers using telehealth after April 2020. In addition, it is estimated that approximately $250 billion, which represents approximately 20% of all Medicare, Medicaid, and Commercial outpatient, office, and home health spend, could potentially be virtualized.

CMS has recently expanded access to Medicare telemedicine services on a temporary and emergency basis under the 1135 waiver authority and Coronavirus Preparedness and Response Supplemental Appropriations Act (Phase 1), so that beneficiaries can receive a wider range of services from their physicians without the need to attend a healthcare facility. Under the COVID-19 new guidelines, beginning March 6, 2020 and for the duration of the COVID-19 public health emergency, Medicare is able to pay for office, hospital, and other visits furnished via telemedicine across the country, including in patients’ homes.

Even before COVID-19, mHealth was a fast-growing market, and data suggests this trend is going to continue. The World Health Organization (or WHO) defines mHealth as “medical and public health practice supported by mobile devices such as mobile phones, patient monitoring devices, personal digital assistants, and other wireless devices.” With the growing penetration of smartphones and internet connectivity, the adoption of mHealth technologies by physicians and patients has increased considerably. According to research by Grand View Research, the global mHealth market size was valued at $40.7 billion in 2019 and is estimated to reach $316.8 billion by 2027, growing at a compounded annual growth rate (or CAGR) of 29.2% over the forecast period from 2020 to 2027, and the remote patient monitoring system market size was valued at $1.28 billion in 2019 and is estimated to reach $2.41 billion by 2024, growing at a CAGR of 13.4%. In addition, according to a report published by Grand View Research in March 2019, the “internet of things” (or IoT) healthcare market (meaning the market for interrelated computing devices and mechanical and digital machines targeting healthcare such as our products) is projected to reach $534.3 billion by 2025. We believe that a rising adoption of wearable technology and a growing geriatric population coupled with the rising prevalence of chronic conditions, which affects six in ten Americans, are among the key factors driving the market expansion. mHealth is also projected to have the highest impact on reducing costs associated with readmissions in hospitals.

Our Strategy

Our strategic objective is to participate in the large and growing worldwide mHealth marketplace by developing and commercializing innovative next generation telemedicine solutions and monitoring service platforms. Using our proprietary and patented suite of devices and software solutions, we are implementing a go-to-market strategy aimed at establishing and growing multiple recurring revenue streams across consumer and professional healthcare verticals, and in a variety of geographical territories.

Our current strategic commercial activities are focused on:

●	investing in cardiac monitoring service centers in the United States;

●	commercializing the Prizma device and Patch Extended Holter Patch System monitoring solution in the United States, China and other markets;

●	completing the development of our VSMS; and

●	cultivating various channels of distribution. Such channels include hospitals, insurance companies, chronic care management companies, concierge medicine groups, telecommunications companies (or Telcos), specialized mobile virtual network operators (or MVNOs) distribution houses, original design manufacturer (or ODM) handsets and wireless design centers.

In the United States, our monitoring center strategy is to be the go-to provider of innovative cardiac monitoring services. We plan to further expand by targeting all healthcare providers who can benefit from our comprehensive service offerings, which include our Extended Holter Patch System, MCT, event and traditional Holter devices. Our customers demand a wider range of offerings as one device type does not fit all needs.

In China, we have commenced the process of penetrating the market. To this end: (i) we have finalized our clinical trials in three hospitals and we are in the process of conducting a clinical trial measuring low oxygen saturation (SPO2) of 12 patients for our Prizma device. When completed, we intend to submit the full results of the trials to the NMPA;; (ii) we have been in discussions with the Dongtai City Internet Hospital, which has already purchased 100 Prizma devices to be used as part of a pilot for their Citizen Health System Program; (iii) we are negotiating commercial agreements with Chinese companies to provide diagnostic services; (iv) we have been in contact with potential distributors in Hangzhou and Shanghai for our Prizma device; (v) we are carrying out marketing activities in China, such as exhibiting at the China International Import Expo in Shanghai; and (vi) we are starting NMPA approval process for the Extended Holter patch System.

In Europe and Asia Pacific, we have expanded our footprint to the United Kingdom and we believe that our models could be adapted to most of the European markets. We have relationships with Telcos and fulfilment houses throughout Europe and Asia to use their platforms to the transfer medical data and distribute our Prizma device. As various milestones are met and as business increases, we will aim to cultivate markets globally in an efficient and economically viable manner.

In Australia, we have received the required regulatory approvals by the TGA and commenced commercial distribution of our Extended Holter Patch System and our Prizma device, through several collaboration agreements, including agreements with HomeStay Care Limited and with the Royal Australian College of General Practitioners.

Our Competitive Advantages

The monitoring services industry is very competitive and characterized by rapidly advancing technologies with a strong emphasis on proprietary products and software. We recognize that our competitive success will depend upon constant investments in innovative, pioneering technological solutions. We believe that many of our competitors only offer one narrow scope of capabilities and are not perceived as convenient for all monitoring scenarios or have not received regulatory approvals for product enhancements. We believe that our competitive advantages include:

●	Strong research and development capabilities: our management team has over 30 years of combined experience in developing mobile embedded medical sensors and software;

●	Existing regulatory approvals: currently, we have the CE mark for our Prizma device and Extended Holter Patch System, U.S. FDA clearance for our Prizma device, and OTC authorization for our Prizma device and Extended Holter Patch System based on an EUA policy (QT syndrome prolongation in hospitals). We have also been granted Australian regulatory approval by the TGA for our Prizma device and Extended Holter Patch System. We received registration with the Italian Health Ministry’s database of medical products and were granted our Permit License by the Taiwan FDA for our Prizma device. We are also preparing our application to the Chinese NMPA for our Prizma device;

●	Go-to-market strategy: our management has proven their ability to execute our go-to-market strategy as described below, with over 25 years of medical device development and commercialization experience in the United States, China, parts of Europe, Australia, South Africa, Japan, the Asia Pacific region and Brazil;

●	A one-stop multi-function and multi-account platform: with extensive experience in developing mobile embedded medical sensors, we offer multi-function devices with quick upgrades, more add-ins and multi-accounts for all family members;

●	An extensive ecosystem with greatest data monetization potential: we provide companies with medical grade solutions, efficient healthcare delivery and potential for collaboration, and enable consumers to access real-time monitoring, accurate medical data and a resource sharing platform.

Our Intellectual Property

We have made significant investments in the development of our patent portfolio to protect our technologies and programs, and we intend to continue to do so. Our intellectual property portfolio consists of eleven patent applications and three granted patents, which have either the Patent Cooperation Treaty of the World Intellectual Property Organization (or PCT) pending status or have entered national stage and are under examination by national authorities.

Manufacturing

Our Prizma device and Extended Holter Patch System will be manufactured by a high quality third party in China, which has all the applicable regulatory approvals, and with whom the Company has reached a long term agreement for mutual business activity. The third party also has manufacturing sites in the United States. In addition, we use contract manufacturers in Israel to meet our manufacturing requirements.

Recent Developments

UnityPoint Health Pilot

On April 16, 2021, the Cardiovascular Services arm of UnityPoint Health Methodist (or UnityPoint) in Peoria, Illinois notified us that they have agreed to start a pilot program with us using our Prizma device on cardiac patients. We were advised that the pilot will initially include 500 patients, who will be monitored remotely to detect abnormal heart rate and conditions associated with a decrease in the oxygenation of the lungs such as worsening hear failure. As part of the pilot, our monitoring call centers will provide constant reporting and will use our device to detect any cases of emergent need for cardiac care. It is intended that in the event that an abnormality will be detected, the patient will be seen by a cardiology provider at UnityPoint’s Peoria clinic, potentially preventing unnecessary visits to the emergency room and hospitalization.

December 2020 and February 2021Financing

On December 21, 2020, we entered into a transaction (or the CLA Transaction), whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Alpha Capital Anstalt (or Alpha), pursuant to which we obtained a convertible loan in an aggregate amount of $350,000, against issuance of convertible debentures (or the December 2020 Financing Debentures), and warrants to purchase 79,666 Ordinary Shares (or the December 2020 Financing Warrants).

The December 2020 Financing Debentures will have a six month term from issuance and bear interest at 10% per annum. The December 2020 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

The December 2020 Financing Warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments. The December 2020 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the December 2020 Financing Warrants.

Alpha was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. Alpha was also provided a right to purchase $150,000 of additional debentures on the same terms for a period of six months from the date of the December 2020 Financing Transaction. On February 17, 2021, Alpha exercised the foregoing right to purchase $150,000, against issuance of additional convertible debentures (or the February 2021 Financing Debentures) and warrants to purchase 34,142 Ordinary Shares (or the February 2021 Financing Warrants), on the same terms as the CLA Transaction.

The December 2020 Financing Debentures, the February 2021 Financing Debentures, the December 2020 Financing Warrants and the February 2021 Financing Warrants contain customary beneficial ownership blockers for Alpha, which will prevent Alpha from acquiring a control block in us.

April 2021 Financing

On April 7, 2021, we entered into a transaction (or the April CLA Transaction), whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Jonathan B. Rubini, pursuant to which we obtained a convertible loan in an aggregate amount of $600,000, against issuance of convertible debentures (or the April 2021 Financing Debentures), and warrants to purchase 136,571 Ordinary Shares (or the April 2021 Financing Warrants).

The April 2021 Financing Debentures will have a six month term from issuance and bear interest at 10% per annum. The April 2021 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

The April 2021 Financing Warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments. The April 2021 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the April 2021 Financing Warrants.

Jonathan B. Rubini was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. The April 2021 Financing Debentures and the April 2021 Financing Warrants contain customary beneficial ownership blockers for Jonathan B. Rubini, which will prevent Jonathan B. Rubini from acquiring a control block in us.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in the Ordinary Shares. In particular, our risks include, but are not limited to, the following:

●	we have a limited operating history on which to assess the prospects for our business, have incurred losses since inception and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products and services globally. In addition, we have not generated significant revenue from the sale of our products;

●	given our limited revenue and lack of positive cash flow, we will likely need to raise additional capital after this offering, which may be unavailable to us and which, if obtained, will cause dilution to our shareholders;

●	our consolidated financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	we may not succeed in completing the development and commercialization of our products and services and generating significant revenues;

●	our business and operations have been and are likely to continue to be adversely affected by the evolving and ongoing COVID-19 global pandemic;

●	our success depends upon market acceptance of our products and services, our ability to develop and commercialize new products and services and generate revenues and our ability to identify new markets for our technology;

●	medical device development is costly and involves continual technological change which may render our current or future products obsolete;

●	we will be dependent upon success in our customer acquisition strategy and successfully integrating acquired companies and technology;

●	we are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems and price fluctuations, which could harm our business. In addition, we have no timely ability to replace our current manufacturing capabilities;

●	we have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally;

●	we are dependent upon third-party service providers for the provision of certain services that we provide. Interruptions or delays in the services provided by these third-parties could impair the delivery of certain services and utility of our products, which could adversely affect the penetration of our products and services, our business, operating results and reputation;

●	we manage our business through a small number of employees and key consultants. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results;

●	if we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully;

●	we may not be able to obtain the necessary clearance(s) or approval(s) of the U.S. FDA or any applicable state equivalents, or similar foreign regulatory agencies, such as European Economic Area (or EEA) Notified Bodies, or the NMPA or may not be able to obtain such approvals in a timely fashion;

●

we have applied for various patents, but there is a risk that our patent applications will not be granted or that we will receive enforceable patent rights, which could leave us at a competitive disadvantage;

●

third parties may claim that our products, if approved, infringe on their proprietary rights and may challenge our patent rights through litigation or administrative proceedings, and defending such actions may be costly and time consuming, divert management attention away from our business and result in an unfavorable outcome that could have an adverse effect on our business;

●

we will be dependent upon acceptance of our products by physicians and their willingness to prescribe our product to their patients for the sale of our products and provision of our services. The loss of a significant number of prescriptions or lack of interest by physicians prescribing our monitoring devices and related services may have an adverse effect on our future revenues, which could have an adverse effect on our business, financial condition and results of operations;

●	the market price of our securities may be highly volatile, and you may not be able to resell your Ordinary Shares or Warrants at or above the initial public offering price;

●

we are highly dependent on payments by our customers, which consist principally of wholesalers, distributors, pharmacies, hospitals, clinics and government agencies, as well as insurance companies who pay on behalf of customers;

●	we are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success;

●

our relationships with healthcare professionals, institutional providers, consultants, third-party payors and customers are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations in the United States and similar laws in other countries, which could expose us to penalties, including without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations;

●

we may be subject to security breaches and other disruptions could compromise our information, expose us to liability under the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA) and similar privacy laws, and harm our reputation and business;

●

we may be party to or target of lawsuits, investigations and proceedings arising out of claims alleging negligence, product liability, breach of warranty or malpractice that may involve large claims and significant defense costs whether or not such liability is imposed. Such potential claims may be costly to defend, could consume management resources and could adversely affect our reputation and business;

●	we are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions. In addition, our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company and United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable;

●	our principal manufacturing facility is located in China and we plan to operate in the Chinese market. Changes in the Chinese government’s macroeconomic policies or its public policy could have a negative effect on our business and results of operations. The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. In addition, Uncertainties with respect to the Chinese legal system could adversely affect us;

●	we maintain material operations in Israel. It may be difficult to enforce a judgment of a U.S. court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors and these experts. In addition, potential political, economic and military instability in the State of Israel, where our management team and our research and development facilities are located, may adversely affect our results of operations; and

●	we may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

Corporate Information

We are a company incorporated and registered in the Cayman Islands and were incorporated in 2014. Our Cayman Islands address is P.O. Box 10008, Willow House, Cricket Square Grand Cayman, KY1-1001, Cayman Islands and our principal executive offices are located at 5 Oppenheimer St. Rehovot 7670105, Israel. Our telephone number in the United States is +1.800.595.2898. Our website address is https://gmedinnovations.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (or the Sarbanes-Oxley Act). We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act) which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

THE OFFERING

Ordinary Shares currently issued and outstanding	10,413,869 Ordinary Shares

Units offered by us	2,500,000 Units, each consisting of one Ordinary Share and one Warrant to purchase one Ordinary Share. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Ordinary Shares and Warrants are immediately separable and will be issued separately in this offering.

Warrants included in the Units:	Each Warrant will have an exercise price of 125% of the public offering price per Unit, will be immediately exercisable and will expire four years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of Securities we are Offering” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary Shares to be issued and outstanding after this offering	12,913,869 Ordinary Shares (assuming no exercise of the underwriter’s warrant), or 13,288,869 Ordinary Shares if the underwriter exercises in full the over-allotment option to purchase additional Ordinary Shares.

Over-allotment option	We have granted the underwriter an option for a period of up to 45 days to purchase, at the public offering price, up to 375,000 Ordinary Shares and/or 375,000 additional Warrants in any combination thereof less underwriting discounts and commissions, to cover over-allotments, if any.

Underwriter’s Warrants	We will issue to the underwriter warrants to purchase up to 125,000 Ordinary Shares (or 143,750 Ordinary Shares if the underwriter exercises its over-allotment option in full). The underwriter’s warrants will have an exercise price of 125 % of the per Unit public offering price, will be exercisable on the date of issuance and will expire five years from the effective date of the registration statement of which this prospectus forms a part.

Use of proceeds

We expect to receive approximately $12.8 million in net proceeds from the sale of  Units offered by us in this offering (approximately $15 million if the underwriter exercises its over-allotment option in full), based upon an assumed public offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●  approximately $5.0 million to scale up our sales force and marketing initiatives;

●  approximately $1.0 million to complete the development of our Wireless Vital Signs Monitoring System;

●  approximately $2.0 million to continue the development of our products and next generation products, including clinical trials and other regulatory approval processes; and

●  the remainder for working capital and general corporate purposes and possible future acquisitions.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 14 of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Nasdaq Capital Market symbol:	We have applied to list the Ordinary Shares and the Warrants on the Nasdaq Capital Market under the symbols “GMVD” and “GMVDW.”

The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, and is based on 10,413,869 Ordinary Shares issued and outstanding as of the date of this prospectus. This number excludes:

●

584,255 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from A$3.87 (approximately $2.97) to A$35.19 (approximately $27.09), all of which vested as of such date;

●	865,578 Ordinary Shares issuable upon the exercise of warrants issued to GRS, LLC (or GRS);

●	21,309 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our Global Plan outstanding as of such date, at a weighted average exercise price of $17.19, of which 18,124 were vested as of such date;

●	79,666 Ordinary Shares issuable upon the exercise of the December 2020 Financing Warrants; 34,142 Ordinary Shares issuable upon the exercise of the February 2021 Financing Warrants; and 136,571 Ordinary Shares issuable upon the exercise of the April 2021 Financing Warrants;

●	1,167,781 Ordinary Shares reserved for future issuance under our Global Plan; and

●	662,591 Ordinary Shares issuable pursuant to performance rights.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the underwriter’s over-allotment option;

●	no exercise of the Warrants or the underwriter’s warrants;

●	a 1-for-18 reverse stock split effected on October 29, 2020;

●	a 1-for-5 reverse stock split effected on March 25, 2021;

●	the issuance to Yacov Geva of 1,055,555 Ordinary Shares in consideration of his service to our company and subject to the consummation of this offering;

●	254,390 Ordinary Shares issued upon the conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon an assumed public offering price of $6 per Unit which is the midpoint of the price range set forth on the cover page of this prospectus; and

●

in connection with the CLA transactions, (i) the issuance of 72,917 Ordinary Shares upon the conversion of the December 2020 Financing Debentures, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range per Unit set forth on the cover page of this prospectus, (ii) the issuance of 31,250 Ordinary Shares upon the conversion of the February 2021 Financing Debentures, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range per Unit set forth on the cover page of this prospectus, and (iii) the issuance of 125,000 Ordinary Shares upon the conversion of the April 2021 Financing Debentures, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range per Unit set forth on the cover page of this prospectus.

See “Description of Share Capital and Governing Documents” for additional information.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2020 and 2019, from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our consolidated financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB.

	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2020	2019
Revenues
Services	4,859	5,514
Products	41	12
Total revenues	4,900	5,526
Cost of revenues
Cost of services	3,835	4,702
Cost of sales of products	398	1,047
Total cost of revenues	4,233	5,749
Gross profit (loss)	667	(223)
Research and development expenses	1,315	2,552
Selling, general and administrative expenses	11,652	10,004

Total operating expenses	12,967	12,556
Operating loss	12,300	12,779
Finance expenses	750	3,850
Finance income	(344)	(263)
Finance expenses, net	406	3,587
Loss before taxes on income	12,706	16,366
Income tax expense benefit	18	857
Loss for the year	12,688	15,509
Foreign currency translation differences	-	3
Other comprehensive income	-	3
Net comprehensive loss	12,688	15,506
Net comprehensive loss for the period attributable to:
Non-controlling interests	152	496
G Medical Innovations Holdings Ltd. Shareholders	12,536	15,010
Basic and diluted loss per Ordinary Share	$(1.70)	$(3.49)

(1)	After giving effect to the reverse stock split of 5:1 on March 25, 2021.

	As of December 31, 2020
U.S. dollars in thousands	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
Consolidated Balance Sheet Data:
Cash and cash equivalents	278	1,028	13,878
Total assets	5,450	6,200	19,050
Long term debt	498	498	498
Accumulated deficit	75,876	75,894	75,894
Total shareholders’ equity (deficit)	(2,949)	(1,746)	11,104

(1)

The pro forma data gives effect to: (i) the issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants in consideration of $150,000; (ii) the issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants in consideration of $600,000;  (iii) the issuance of 254,390 Ordinary Shares issued upon the conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon an assumed public offering price of $6.00 per Unit which is the midpoint of the price range set forth on the cover page of this prospectus; and (v) the issuance to Yacov Geva of 1,055,555 Ordinary Shares in consideration of his service to our company and subject to the consummation of this offering.

(2)	The pro forma as adjusted data give effect to the issuance of Units comprised of Ordinary Shares and Warrants in this offering, at an assumed public offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Units had occurred on December 31, 2020.

RISK FACTORS

An investment in the Units involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in the Ordinary Shares and Warrants. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Ordinary Shares and Warrants to decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history on which to assess the prospects for our business, have generated little revenue from sales of our products, and have incurred losses since inception. We anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products and services globally.

Since inception, we have devoted substantially all of our financial resources to develop our products and their related services. We have financed our operations primarily through the issuance of equity securities. We have generated little revenue from the sale of our products to date and have incurred significant losses. The amount of our future net losses will depend, in part, on on-going development of our products and their related services, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We expect to continue to incur significant losses until we are able to successfully commercialize our products and services globally. We anticipate that our expenses will increase substantially if and as we:

●	continue the development of our products and services;
●	establish a sales, marketing and distribution infrastructure to commercialize our products and services;
●	seek to identify, assess, acquire, license and/or develop other products and services and subsequent generations of our current products and services;
●	seek to maintain, protect and expand our intellectual property portfolio;
●	seek to attract and retain skilled personnel; and
●	continue to support our operations as a public company, our product development and planned future commercialization efforts.

Our ability to generate future revenue from product and service sales depends heavily on our success in many areas, including but not limited to:

●	addressing any competing technological and market developments;
●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;
●	establishing and maintaining resale and distribution relationships with third-parties that can provide adequate (in amount and quality) infrastructure to support market demand for our products;
●	launching and commercializing current and future products and services, either directly or with a collaborator or distributor; and
●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how.

We have incurred significant losses since inception. As such, you cannot rely upon our historical operating performance to make an investment decision regarding our company.

Since our inception, we have engaged primarily in research and development activities, and the acquisitions of two companies in the United States. We have financed our operations primarily through the issuance of equity securities and loans, have incurred losses in the last three years including net losses of $12.7 million in 2020, $15.5 million in 2019 and $16.9 million in 2018. Our accumulated deficit as of December 31, 2020 was $75.9 million. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends upon our ability to accelerate the commercialization of our products and service offerings in line with the demand from new partnerships and our aggressive business strategy. We may be unable to achieve any or all of these goals.

Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to become profitable from sales of our products and services. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

As of December 31, 2020, we had $0.28 million in cash and cash equivalents and an accumulated deficit of $75.9 million. Prior to the completion of this offering, based upon our currently expected level of operating expenditures, and taking into consideration the funding we received in August 2020 through April 2021, we expect that our current existing cash and cash equivalents will be sufficient to fund our current operations until the end of June 2021, without using the net proceeds from this offering and/or the net proceeds from the exercise of existing warrants. Even if this offering is completed, we expect that we will require substantial additional capital to commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned.

We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Ordinary Shares and Warrants to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Raising additional capital would cause dilution to holders of our equity securities, and may affect the rights of existing holders of equity securities.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of the Ordinary Shares.

Our consolidated financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited consolidated financial statements for the period ended December 31, 2020, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We incurred a net loss of $12.7 million for the year ended December 31, 2020. These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The consolidated financial statements for 2020 do not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to Our Business and Industry

We may not succeed in completing the development and commercialization of our products and services and generating significant revenues.

Since commencing our operations, we have focused on the research and development and limited clinical trials of our products and services. Some of our products are not approved for commercialization and have never generated any revenues. Our ability to generate revenues and achieve profitability depends on our ability to successfully complete the development of these products and services, obtain regulatory approvals and generate significant revenues. The future success of our business cannot be determined at this time, and we do not anticipate generating revenues from some of our products and services for the foreseeable future. In addition, we have limited experience in commercializing our products and services and we may face several challenges with respect to our commercialization efforts, including, among others, that:

●	we may not have adequate financial or other resources to complete the development of our products or services associated with a given product;

●	we may not be able to manufacture our products in commercial quantities, at an adequate quality or at an acceptable cost;
●	we may not be able to establish adequate sales, marketing and distribution channels;
●	healthcare professionals and patients may not accept our products or fully utilize our products’ services;
●	we may not be aware of possible complications from the continued use of our products or services since we have limited clinical experience with respect to the actual use of our products and services;
●	technological breakthroughs in the mobile and e-health solutions and services may reduce the demand for our products;
●

changes in the market for mobile and e-health solutions and services, new alliances between existing market participants and the entrance of new market participants may interfere with our market penetration efforts;

●	third-party payors may not agree to reimburse patients for any or all of the purchase price of our products, which may adversely affect patients’ willingness to purchase our products;
●	uncertainty as to market demand may result in inefficient pricing of our products and services;
●	we may face third-party claims of intellectual property infringement; and
●	we may fail to obtain or maintain regulatory approvals for our products or services in our target markets or may face adverse regulatory or legal actions relating to our products or services even if regulatory approval is obtained.

If we are unable to meet any one or more of these challenges successfully, our ability to effectively commercialize our products and services could be limited, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations may be adversely affected by COVID-19 or other similar outbreaks.

In December 2019, a novel coronavirus outbreak and related disease (known as COVID-19) was identified in Wuhan, China. This virus has spread globally to over 200 countries, including the United States and Israel. Any outbreak of contagious diseases, or other adverse public health developments, could have a material adverse effect on our business operations. These could include disruptions or restrictions on our ability to travel, pursue collaborations and other business transactions, oversee the activities of our third-party manufacturers and suppliers, make shipments of materials, as well as be impacted by the temporary closure of the facilities of suppliers. Any disruption of suppliers or access to patients would likely impact our progress and rates as well as our ability to access capital through the financial markets. In particular, the COVID-19 outbreak has had indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations have been and could further be adversely affected to the extent that COVID-19 or any other epidemic harms the global economy generally. We experienced a decline in sales during the year 2020, as individuals, as well as hospitals and other medical providers, defer elective procedures and in-person visits in response to COVID-19. It is unclear whether this reduction in sales is temporary and whether such sales may be recoverable in the future. If our sales continue to decline, or if such lost sales are not recoverable in the future, our business and results of operations will be significantly adversely affected. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Our success depends upon market acceptance of our products and services, our ability to develop and commercialize new products and services and generate revenues and our ability to identify new markets for our technology.

We have developed, and are engaged in the development of, mobile and e-health solutions and services using our suite of devices and software solutions. Our success will depend on the acceptance of our products and services in the healthcare market. We are faced with the risk that the marketplace will not be receptive to our products and services over competing products and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current and any potential future products and services include:

●	the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and
●	the dependence upon physicians’ acceptance of our products and their willingness to prescribe our product to their patients for the sale of our products and provision of our services.

We cannot assure that our current products or any future products, and services, will gain broad market acceptance. If the market for our current products in development fails to develop or develops more slowly than expected, or if any of the services and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

Medical device development is costly and involves continual technological change which may render our current or future products obsolete.

The market for monitoring services and products is characterized by rapid technological change, medical advances, changing consumer requirements, short device lifecycles and evolving industry standards. Any one of these factors could reduce the demand for our services and devices or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.

Our success will depend on our ability to enhance our current technology, services and systems and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.

We might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our present services or devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.

We will encounter significant competition across our product lines and in each market in which we will sell our products and services from various companies, some of which may have greater financial and marketing resources than we do. Our primary competitors include Biotelemetry, Inc., iRhythm Technologies, Preventice Solutions, Inc., Bardy Diagnostics, Inc. and other arrhythmia service providers, as well as a wide range of medical device companies that sell a single or limited number of competitive products and services, such as Teledoc Health, Inc., DarioHealth Corp. and Itamar Medical, Inc., or participate in only a specific market segment.

We will be dependent upon success in our customer acquisition strategy.

Our business will be dependent upon success in our customer acquisition strategy. If we fail to maintain a high quality of service or a high quality of device technology, we may fail to retain existing users or add new users. If users decrease their level of engagement, our revenue, financial results and business may be significantly harmed. Our future success depends upon building a commercial operation in the United States, United Kingdom and China, as well as entering additional markets to commercialize our products and services. We believe that our expanded growth will depend on the further development, regulatory approval and commercialization of our products and services, which we anticipate that can be used by nearly all targeted individuals. If we fail to expand the use of our product and services in a timely manner, we may not be able to expand our markets or to grow our revenue, and our business may be adversely impacted. The size of our user base and our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining and engaging active users. If people do not perceive our products or services to be useful, reliable and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A decrease in user retention, growth or engagement could render less attractive to developers, which may have a material and adverse impact on our revenue, business, financial condition and results of operations.

Any number of factors could negatively affect user retention, growth and engagement, including:

●	users increasingly engaging with competing products;

●	users not actively using the services associated with each of our respective services;

●	failure to introduce new and improved products and services;

●	inability to successfully balance efforts to provide a compelling user experience with the decisions made with respect to the added value services provided;

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inability to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks and that achieve a high level of market acceptance;

●	changes in user sentiment about the quality or usefulness of our products and services or concerns related to privacy and sharing, safety, security or other factors;

●	inability to manage and priorities information to ensure users are presented with content that is interesting, useful and relevant to them;

●	adverse changes in our products that are mandated by legislation or regulatory agencies, both in the United States and across the globe; or

●	technical or other problems preventing us from delivering products or services in a rapid and reliable manner or otherwise affecting the user experience.

If we are unable to successfully integrate acquired companies and technology, we may not realize the benefits anticipated and our future growth may be adversely affected.

We have grown through acquisitions of companies and technology, including our acquisitions of CardioStaff, in November 2017 and Telerhythmics in November 2018. Acquisitions bring risks associated with our assumption of the liabilities of an acquired company, which may be liabilities that we were or are unaware of at the time of the acquisition, potential write-offs of acquired assets and potential loss of the acquired company’s key employees or customers. Physician, patient and customer satisfaction or performance problems with an acquired business, technology, service or device could also have a material adverse effect on our reputation. Additionally, potential disputes with the seller of an acquired business or its employees, suppliers or customers could adversely affect our business, operating results and financial condition. If we fail to properly evaluate and execute acquisitions, our business may be disrupted and our operating results and prospects may be harmed.

Furthermore, integrating acquired companies or new technologies into our business may prove more difficult than we anticipate. We may encounter difficulties in successfully integrating our operations, technologies, services and personnel with that of the acquired company, and our financial and management resources may be diverted from our existing operations. Offices in multiple states create a strain on our ability to effectively manage our operations and key personnel. If we elect to consolidate our facilities, we may lose key personnel unwilling to relocate to the consolidated facility, may have difficulty hiring appropriate personnel at the consolidated facility and may have difficulty providing continuity of service through the consolidation.

We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems and price fluctuations, which could harm our business.

While we manufacture our products in our in-house laboratories, we rely on third parties to supply us with the raw materials that we use to manufacture our products. We do not own or operate manufacturing facilities for clinical or commercial production of product lines other than our current products and we lack the resources and the capability to manufacture our other products on a commercial scale. Therefore, we rely on a limited number of suppliers who provide us with these raw materials and manufacture and assemble certain components of our products. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;
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third parties may threaten or enforce their intellectual property rights against our suppliers, which may cause disruptions or delays in shipment, or may force our suppliers to cease conducting business with us;

●	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;
●	we may have difficulty locating and qualifying alternative suppliers;
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switching components or suppliers may require product redesign and possibly submission to the U.S. FDA, EEA Notified Bodies, and the NMPA or other similar foreign regulatory agencies, which could significantly impede or delay our commercial activities;

●	one or more of our sole or single-source suppliers may be unwilling or unable to supply components of our products;
●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and
●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain single-source suppliers, we are especially susceptible to supply shortages because we do not have alternate suppliers currently available.

We have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally.

We anticipate that our expenses will increase substantially as we initiate manufacturing in our facilities. If our manufacturing operation is unreliable or unavailable, we may not be able to move forward with our intended business operations and our entire business plan could fail. There is no assurance that our manufacturing operation will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards.

We have no timely ability to replace our current manufacturing capabilities.

If our manufacturing facility in Israel (or if our facility in China, if and when we begin to utilize it) suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services (such as water purification, clean steam generation or building management and monitoring system), fire, natural disaster or any other event that causes the cessation of manufacturing activities, we would be exposed to long-term loss of sales and profits. There are limited facilities which are capable of contract manufacturing some of our products and product candidates. Replacement of our current manufacturing capabilities will have a material adverse effect on our business and financial condition.

We are dependent upon third-party service providers for the provision of certain services that we provide. Interruptions or delays in the services provided by these third-parties could impair the delivery of certain services and utility of our products, which could adversely affect the penetration of our products and services, our business, operating results and reputation.

The success of certain services that we provide are dependent upon third-party service providers. For instance, we are dependent upon third-party service providers to provide analysis of medical results. If we fail to maintain these relationships, we would be forced to seek alternative providers to provide such analyses, which we may not find available on commercially reasonable terms, or at all.

As we expand our commercial activities, an increased burden will be placed upon the quality of medical results analyses. Interruptions or delays, for any length of time, could have a material adverse effect on our business and operating results. Frequent or persistent interruptions in our ability to provide quality and timely analyses could cause permanent harm to our reputation and could cause current or potential users of our products and services, or prescribing physicians, to believe that our systems are unreliable, leading them to switch to our competitors. Such interruptions could result in liability claims and litigation against us for damages or injuries resulting from the disruption in service.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

We incur expenses in U.S. dollars, Australian dollars, NIS, Pounds Sterling, Chinese yuan (RMB), Macedonian denars, and Euros, but our financial statements are denominated in U.S. dollars. Accordingly, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. dollars upon consolidation. Specifically, the U.S. dollar cost of our operations in Israel and China is influenced by any movements in the currency exchange rate of the NIS. Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market products and their associated services in both the United States and in non-U.S. jurisdictions. Accordingly, we are subject to rules and regulations in those jurisdictions relating to our products and services. In some countries, particularly countries of the European Union (or the EU) and those of the EEA and China, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We are dependent on our employees, including notably our Chief Executive Officer, the loss of whom could have an adverse effect on our company.

As of June 4, 2021, we had approximately 62 full-time employees and one dedicated consultant. Our future performance depends to a large extent on the continued services of members of our current management including, in particular, Dr. Yacov Geva, our Chief Executive Officer. Any of our employees and consultants may leave our company at any time, subject to certain notice periods. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Cayman Islands.

Other than our headquarters and other operations which are located in the Cayman Islands (as further described below), we currently have significant international operations, and our business strategy incorporates additional significant international expansion, particularly in anticipated expansion of regulatory approvals of our products. Doing business internationally involves a number of risks, including but not limited to:

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multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain regulatory approvals for the use of our products and services in various countries;

●	additional potentially relevant third-party patent rights;
●	complexities and difficulties in obtaining protection and enforcing our intellectual property;
●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple regulatory, governmental and reimbursement regimes;
●	limits in our ability to penetrate international markets;
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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

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an outbreak of a contagious disease, such as the novel coronavirus pandemic of 2020, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	certain expenses including, among others, expenses for travel, translation and insurance; and
●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

We face intense competition in the market, and as a result we may be unable to effectively compete in our industry.

With respect to our products and monitoring services we compete directly and primarily with arrhythmia monitoring providers such as Biotelemetry, Inc., iRhythm Technologies, Preventice Solutions, Inc., Bardy Diagnostics, Inc., and other smaller companies. These companies hold significant market share in the United States. Their dominant market position and significant control over the market could significantly limit our ability to introduce or effectively market and generate sales of our products and service offerings. We will also compete with numerous second-tier and third-tier competitors, such as Teledoc Health, Inc., DarioHealth Corp. and Itamar Medical, Inc., and may in the future face further competition from smartwatch makers such as Apple and Samsung, and app developers using the smartwatch platforms for products that will compete with our current and future products.

Many of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment.

Competition in the electronic health devices and more specifically mobile health devices markets is extremely intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our minimally invasive solutions as compared to other solutions currently available in the market, and potential future devices incorporating our principal technology and offer better strategic concepts, technical solutions, prices and response time, or a combination of these factors, than those of other competitors. If our competitors offer significant discounts on certain products or services, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and commercialize products and services that are more effective or desirable than products and services that we may develop, we may not convince our customers to use our products and services. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If third-party payors do not provide adequate coverage and reimbursement for the use of our products and services, our revenue will be negatively impacted.

We will be highly dependent on reimbursement by third parties in relation to our revenue streams. Such reimbursement may vary based on the particular service or device used in providing services and is based on the identity of the third-party. Our ability to maintain a leading position in the monitoring market depends on our relationships with private third parties.

We expect to engage with private third parties to allow us to receive reimbursement from insurance companies for monitoring fees. The loss of a significant number of private third-party contracts may have an adverse effect on our revenues that derives from monitoring services, which could have an adverse effect on our business, financial condition and results of operations.

Over the past few years, reimbursement rates from certain third parties have declined, in some cases significantly. There can be no assurance that this trend will not continue or apply on more third parties. In addition, there is no assurance that third parties’ reimbursement will continue to cover our monitoring services at all, or, if covered, will reimburse us at commercially viable rates.

In addition, private third parties may not reimburse any new services offered by us or reimburse those new services at commercially viable rates. The failure to receive reimbursement at adequate levels for our existing or future services may adversely affect demand for those services, our products, our revenues and expected growth. This could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Product Development and Regulatory Approval

The regulatory clearance process which we must navigate is expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the commercialization of our current products and services in additional jurisdictions, or any future product.

We are not permitted to market our products and their associated services until we receive regulatory clearance. For example, we have applied for NMPA clearance for our Prizma device in China, but we may not commence marketing or sales activity until such time that we receive NMPA clearance.

The research, design, testing, manufacturing, labelling, selling, marketing and distribution of medical devices, such as our products and product candidates, are subject to extensive regulation by the U.S. FDA and similar foreign regulatory agencies, with regulations that differ from country to country. There can be no assurance that, even after such time and expenditures, we will be able to obtain necessary regulatory clearances or approvals for our products and product candidates. In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.

We are also subject to numerous post-marketing regulatory requirements, which include labelling regulations and medical device reporting regulations, which may require us to report to different regulatory agencies if our device causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. In addition, these regulatory requirements may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by regulatory agencies, which may include, among others, any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notification, or orders for repair, replacement or refunds;

●	voluntary or mandatory recall or seizure of our current or future products;

●	imposing operating restrictions, suspension or shutdown of production;

●	refusing our requests for 510(k) and CE clearances or pre-market approval of new products, new intended uses or modifications to existing products or future products;

●	rescinding 510(k) and CE clearances or suspending or withdrawing pre-market approvals that have already been granted; and

●	criminal prosecution.

The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

Changes in the regulatory environment may constrain or require us to restructure our operations, which may delay or prevent us from marketing our products and services and as a result harming our revenue and operating results.

Healthcare laws and regulations and review procedures change frequently and may change significantly in the future. We may not be able to adapt our operations to address every new regulation, and new regulations may adversely affect our business. For instance, although our Chinese subsidiary was granted acceptance to the “Green Channel” expedited Guangdong Provincial NMPA regulatory approval process for the Prizma device, if the process becomes more onerous, costly or time-consuming, we will need to re-evaluate our Chinese commercialization strategy and may need to invest more of our limited resources before even entering the Chinese market with our products. Our products and product candidates are also subject to the European Union Medical Device Regulations. We cannot assure you that a review of our business by courts or regulatory agencies would not result in a determination that adversely affects our revenue and operating results, or that the healthcare regulatory environment review procedures of the U.S. FDA, NMPA and EEA Notified Bodies, among other similar foreign regulatory agencies, will not change in a way delays or prevents us from marketing our products and services and as a result harming our revenue and operating results.

In addition, there is risk that the U.S. Congress may implement changes in laws and regulations governing healthcare service providers, including measures to control costs, or reductions in reimbursement levels, which may adversely affect our business and results of operations.

Government payors, such as CMS as well as insurers, have increased their efforts to control the cost, utilization and delivery of healthcare services. From time to time, the U.S. Congress has considered and implemented changes in the CMS fee schedules in conjunction with budgetary legislation. Further reductions of reimbursement by CMS for services or changes in policy regarding coverage of tests or other requirements for payment, such as prior authorization or a physician or qualified practitioner’s signature on test requisitions, may be implemented from time to time. Reductions in the reimbursement rates and changes in payment policies of other third-party payors may occur as well. Similar changes in the past have resulted in reduced payments as well as added costs and have added more complex regulatory and administrative requirements. Further changes in federal, state, local and third-party payor regulations or policies in the United States or our primary foreign markets may have a material adverse impact on our business. Actions by the U.S.FDA, CMS, and similar foreign regulatory agencies regulating insurance or changes in other laws, regulations, or policies may also have a material adverse effect on our business.

If we, our affiliates, manufacturers or suppliers fail to comply with the U.S. FDA’s Quality System Regulation (or QSR), or any applicable state or foreign equivalent, our operations could be interrupted and our operating results could suffer.

We, our affiliates, manufacturers and suppliers must, unless specifically exempt by regulation, follow the QSR and, to the extent required, the equivalent regulation enacted in other foreign jurisdictions, such as the EU (and if necessary, the regulations of its member states) and China, regarding the manufacturing process. If we, our affiliates, our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, or to findings of similar foreign regulatory agencies, the U.S. FDA and these other similar foreign regulatory agencies could take enforcement actions against us, our affiliates, manufacturers and suppliers which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. Accordingly, our operating results could suffer.

Product and services liability suits, whether or not meritorious, could be brought against us. These suits could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If any of our current or future products and services that we make or sell (including items that we source from third-parties) are defectively designed or manufactured contain defective components, are misused, have safety or quality issues, have inadequate operating guidelines, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our devices or their services or failing to adhere to the operating guidelines could cause significant harm to patients, including death. The foregoing events could lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us.

Any product liability claims brought against us could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we maintain product liability insurance, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product and services liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.

Broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of our products and services.

Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements, including legislation enacted reforming the U.S. healthcare system, and any future changes to such legislation, may affect demand for our products and services and may have a material adverse effect on our financial condition and results of operations. There can be no assurance that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third-parties will not adversely affect the demand for our products and services or our ability to sell products and provide services on a profitable basis. The adoption of significant changes to the healthcare system in the United States, Europe, the EEA or other jurisdictions in which we may market our products and services, could limit the prices we are able to charge for our products and services or the amounts of reimbursement available for our products and services, could limit the acceptance and availability of our products and services, reduce medical procedure volumes and increase operational and other costs. President Trump has stated that he intends to “repeal and replace” the Affordable Care Act, and Congress has taken initial steps to repeal the law. In December 2017, Congress passed and the President signed into law tax reform legislation that made significant changes to the Affordable Care Act including the repeal of the “individual mandate” that was in place to strongly encourage broad participation in the health insurance markets. Given these changes and other statements of political leaders, we cannot predict the ultimate impact on the Affordable Care Act and the subsequent effect on our business at this time. While we are unable to predict what changes may ultimately be enacted, to the extent that future changes affect how our products and services are paid for and reimbursed by government and private payers our business could be adversely impacted.

We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or internationally, or the effect that any future legislation or regulation will have on us. The expansion of government’s role in any country’s healthcare industry may result in decreased profits to us, lower reimbursements by third-parties for procedures in which our products and services are used, and reduced medical procedure volumes, all of which may adversely affect our business, financial condition and results of operations.

We are or may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations.

Many federal, state and foreign healthcare laws and regulations apply to medical devices. We are or may be subject to certain federal and state regulations, including the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, offering, receiving, or paying any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, ordering or arranging for or recommending the purchase or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; HIPAA which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of, or payment for, healthcare benefits, items or services; the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items, or services; the federal civil False Claims Act (or FCA) which prohibits, among other things, knowingly presenting, or causing to be presented claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government; and other federal and state false claims laws. The FCA prohibits anyone from knowingly presenting, conspiring to present, making a false statement in order to present, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including medical devices, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This law also prohibits anyone from knowingly underpaying an obligation owed to a federal program. Increasingly, U.S. federal agencies are requiring nonmonetary remedial measures, such as corporate integrity agreements in FCA settlements. The U.S. Department of Justice announced in 2016 its intent to follow the “Yates Memo,” taking a far more aggressive approach in pursuing individuals as FCA defendants in addition to the corporations.

The majority of states also have statutes similar to the federal anti-kickback law and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, that apply regardless of whether the payer is a government entity or a private commercial entity. The Federal Open Payments, or Physician Payments Sunshine Act, program requires manufacturers of products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program, to track and report annually to the federal government (for disclosure to the public) certain payments and other transfers of value made to physicians and teaching hospitals as well as disclosure of payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Our failure to appropriately track and report payments to the government could result in civil fines and penalties, which could adversely affect the results of our operations. In addition, several U.S. states and localities have enacted legislation requiring medical device companies to establish marketing compliance programs, file periodic reports with the state, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Other state laws prohibit certain marketing-related activities including the provision of gifts, meals or other items to certain healthcare providers. Many of these laws and regulations contain ambiguous requirements that government officials have not yet clarified. Given the lack of clarity in the laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

The operation of our monitoring centers is subject to rules and regulations governing IDTFs and state licensure requirements; failure to comply with these rules could prevent us from receiving reimbursement from Medicare and some commercial payors.

We operate two monitoring centers in the United States that receive and analyze the data obtained from our patient monitors and generate preliminary reports that are delivered to physicians. To receive reimbursement from Medicare and some commercial payors, our monitoring centers must be certified as IDTFs. As a certified IDTF, we must adhere to strict regulations governing how our monitoring centers operate, and how our technicians are trained and certified on analyzing the data received from our monitors. These rules and regulations are subject to change, and vary from location to location. Changes may require modifications at our monitoring centers, which could increase our costs significantly. If we fail to maintain IDTF certification, our services may no longer be reimbursed by Medicare and some commercial payors, which could have a material adverse impact on our business.

Audits or denials of our claims by government agencies and private payors could reduce our revenue and have an adverse effect on our results of operations.

Our business operations submit claims on behalf of patients to, and receive payments from, Medicare, Medicaid and other third-party payors. We must submit reimbursement claims under appropriate codes and maintain certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct reviews and other audits of claims and are under increasing pressure to more closely scrutinize health care claims and supporting documentation. Such reviews and similar audits of our claims could result in material delays in payment, as well as material recoupments or denials, which would reduce our net sales and profitability, or may result in our exclusion from participation in the Medicare or Medicaid programs. We are also subject to similar review and audits from private payors, which may result in material delays in payment and material recoupments and denials. In addition, state agencies may conduct investigations or submit requests for information relating to claims data submitted to private payors.

Losing a payor would impact our sales and adversely affect our business and operating results.

Our largest payor, Medicare, accounted for approximately 30% of our monitoring service revenue for the year ended December 31, 2020. The next largest payor accounted for approximately 20% of total revenue. Our contracts with commercial payors may allow either party to terminate the agreement by providing between 60 and 120 days’ prior written notice to the other party at any time following the end of the initial term of the contract. Commercial payors may choose to terminate or not renew their contracts with us for any reason and, in some instances, can change the reimbursement rates they agree to pay. A commercial payor who terminates or does not renew their contract with us may, or may not, alter their coverage of our services. In the event any of our key commercial payors terminate their agreements with us, elect not to renew or enter into new agreements with us upon expiration of their current agreements, or do not renew or establish new agreements on terms as favorable as are currently contracted, our business, operating results and prospects would be adversely affected.

If we are found to have violated laws protecting the confidentiality and privacy of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

As part of our clinical trials and the use of our products, we may have access to medical data of patients. There are a number of federal and state laws protecting the confidentiality and privacy of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy and security rules under the HIPAA. These privacy and security rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. We may face difficulties in holding such information in compliance with applicable law. If we are found to be in violation of the privacy and security rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

We have applied for various patents, in different territories. Three patents already granted, two in China and one in the U.S. We presently have eleven patent applications which are still pending. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems. Agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

Also, there is a risk that the patent applications that were submitted by us with regards to our technologies will not be granted. In the event of failure to obtain granted patents, our developments will not be proprietary, subject to publication, which might allow other entities to manufacture our products or develop our methods of use as services and compete with our products, technologies, and/or services, which could leave us at a competitive disadvantage.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products or services, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our products or services and provide patent exclusivity for our new products or services, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively, and our business and results of operations would be harmed.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or services or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or services or our product candidates (and any relevant services) unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or services could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products and services. As our industries expand and more patents are issued, the risk increases that our products and services may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our products or services. There may be currently pending patent applications or continued patent applications that may later result in issued patents that our products or services may infringe. In addition, third parties may obtain patents or services in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products or services. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications, or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act (or the Leahy-Smith Act) enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office (or the USPTO) or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products or services to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Ordinary Shares and Warrants.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or services. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products or services and may also export otherwise infringing products or services to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products or services may compete with our products or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Cayman Law and Our Incorporation in the Cayman Islands

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider that company’s interests, and the interests of its shareholders as a whole, which may differ from the interests of one or more of its individual shareholders. See “Description of Share Capital and Governing Documents— Material Differences in Corporate Law.”

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, by the Companies Law (as amended) of the Cayman Islands (or the Cayman Islands Companies Law) and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court-sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court of the Cayman Islands (or the Grand Court) for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as ours) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Under Cayman Islands’ law, a minority shareholder may bring a derivative action against the board of directors only in very limited circumstances, or seek to wind up the company on the just and equitable ground. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

Under Cayman Islands statutory law, a transferee to a scheme or contract involving the transfer of shares in a Cayman Islands company, which has been approved by holders of not less than 90% in value of the shares affected, has the power to compulsorily acquire the shares of any dissenting shareholders. An objection to such acquisition can be made to the Grand Court by any dissenting shareholder but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion. A Cayman Islands company may also propose a compromise or arrangement with its shareholders or any class of them. If a majority in number, representing at least 75% in value, of shareholders agrees to the compromise or arrangement then, subject to Grand Court approval of the same, it is binding on all of the shareholders. A shareholder may appear at the Grand Court hearing by which the company seeks the Grand Court’s approval of the compromise or arrangement to oppose it.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in judgments obtained in U.S. courts based on the civil liability provisions of U.S. federal securities laws against us and our officers and directors who are not resident in the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and is not impeachable under Cayman Islands law for fraud, being in breach of public policy of the Cayman Islands or being contrary to natural justice. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Risks Related to Conducting Business in China

Our principal manufacturing facility is located in China, and we plan to operate in the Chinese market, each of which subjects us to the following and similar risks:

Changes in the Chinese government’s macroeconomic policies or its public policy could have a negative effect on our business and results of operations.

The Chinese government has implemented various measures to control the rate of economic growth in China. Some of these measures may have a negative effect on us over the short or long term. Previously, to cope with high inflation and financial imbalances, the Chinese government sharply tightened monetary policy and, in addition, enacted a series of social programs and anti-inflationary measures. These measures have, in conjunction, increased the costs on the financial and manufacturing sectors, destabilized the real estate sector and significantly slowed down the rate of economic growth in China. The Chinese government may be forced to engage in further macroeconomic policy shifts in order to limit instability and/or damage to certain business models or markets, or engage other, new practices in order to re-stimulate the rate of economic growth in China. The Chinese government’s continued attempts at managing the Chinese economy through a variety of macroeconomic policies, even if effected properly, or new practices, which the Chinese government does not have experience with, may further slow China’s economy growth and/or cause great social unrest, all of which would have a negative effect on our business and results of operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China has recently only permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its economic policies and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest of any interest we hold in Chinese properties or joint ventures.

Uncertainties with respect to the Chinese legal system could adversely affect us.

The Chinese legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Chinese regulation of loans to and direct investment in Chinese entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our Chinese subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Our Operations in Israel

We maintain material operations in Israel, which subjects us to the following and similar risks:

It may be difficult to enforce a judgment of a U.S. court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors and these experts.

The vast majority of our executive officers and directors and the Israeli experts named in this prospectus are located in Israel. All of our assets and most of the assets of these persons are located in Israel. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Potential political, economic and military instability in the State of Israel, where our management team and our research and development facilities are located, may adversely affect our results of operations.

Our operating subsidiary, along with our management team and our research and development facilities are located in Israel. In addition, the vast majority of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, the Hamas militant group and the Hezbollah. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport, could prevent or delay our regular operation, product development and delivery of products. If continued or resumed, these hostilities may negatively affect business conditions in Israel in general and our business in particular. In the event that hostilities disrupt the ongoing operation of our facilities and our operations may be materially adversely affected.

In addition, since 2010 political uprisings and conflicts in various countries in the Middle East, including Egypt and Syria, are affecting the political stability of those countries. It is not clear how this instability will develop and how it will affect the political and security situation in the Middle East. This instability has raised concerns regarding security in the region and the potential for armed conflict. In Syria, a country bordering Israel, a civil war is taking place. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been stepping up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. Additionally, the Islamic State of Iraq and Levant, a violent jihadist group, is involved in hostilities in Iraq and Syria. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent, which could affect the Israeli economy in general and us in particular. Any potential future conflict could also include missile strikes against parts of Israel, including our offices and facilities. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and certain other countries. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Similarly, Israeli companies are limited in conducting business with entities from several countries. For instance, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict or emergency circumstances, may be called to immediate and unlimited active duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants related to military service. Such disruption could materially adversely affect our business and operations. Additionally, the absence of a significant number of the employees of our Israeli suppliers and contractors related to military service or the absence for extended periods of one or more of their key employees for military service may disrupt their operations.

Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations and product development.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business. Similarly, Israeli corporations are limited in conducting business with entities from several countries.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are assigned to us or owned exclusively by us, depending on the jurisdiction, without the employee retaining any rights. A significant portion of our intellectual property has been developed by our Israeli employees during the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (or the Patent Law) inventions conceived by an employee during the scope of his or her employment with a company, and as a consequence of such employment, are regarded as “service inventions,” which belong to the employer by default, absent a specific agreement between the employee and employer giving the employee ownership rights. The Patent Law also provides that if there is no agreement between an employer and an employee, regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee (or the Committee), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has been held that an employee may waive his or her rights to remuneration, and that a waiver of such rights may be concluded like any other agreement, in writing, orally or by conduct, pending litigation in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that any rights related to their inventions are owned exclusively by us, we may face claims demanding remuneration in consideration for employees’ service inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

Risks Related to this Offering and the Ownership of the Ordinary Shares

Future sales of our Ordinary Shares or other securities could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on the Nasdaq Capital Market, including following this offering, may cause the market price of our Ordinary Shares to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

The market price of our securities may be highly volatile, and you could lose all or part of your investment.

The market price of our Ordinary Shares is likely to be volatile. This volatility may prevent you from being able to sell your Ordinary Shares at or above the price you paid for your securities. Our share price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our financial or operational estimates or projections;

●	our ability to implement our operational plans;

●	termination of the lock-up agreement or other restrictions on the ability of our stockholders to sell shares after this offering;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares and Warrants, regardless of our actual operating performance, and we have little or no control over these factors.

As a result of this offering, we may be in breach of a certain registration rights obligation.

On September 30, 2020, we entered into a media and marketing service agreement (which we refer to as the GRS Agreement) with GRS, an affiliate of Guthy-Renker, LLC, pursuant to which we agreed to issue to GRS a warrant. Pursuant to the GRS Agreement, we have an outstanding obligation to register under the Securities Act 767,078 Ordinary Shares issuable upon the exercise of such warrant, assuming an offering price of $6.00, which is the midpoint of the price range set forth on the cover page of this prospectus. We may be in breach of our obligation to register these securities as a result of this offering. There are no liquidated damages stipulated for our failure to register such securities; however, the holders of these securities may still elect to pursue remedies against us for our failure to meet these registration obligations and, as a result, our business operations, or our ability to raise additional capital in the future, may be adversely affected.

Our principal shareholders, officers and directors currently beneficially own approximately 46.4% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our principal shareholders, officers and directors beneficially own approximately 46.4% of our Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

In addition, our Amended and Restated Memorandum and Articles of Association to be in effect upon the consummation of this offering include a provision pursuant to which all of the holders of our outstanding shares immediately prior to this offering shall be restricted from transferring or otherwise disposing of any Ordinary Shares for a period of one year after the consummation of this offering (or the One Year Lock-Up). The One Year Lock-Up does not apply to any new shares issued in this offering or thereafter.

If you purchase securities in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The offering price of the Ordinary Shares is substantially higher than the net tangible book value per share of our Ordinary Shares. Therefore, if you purchase Ordinary Shares in this offering, you will pay a price per Ordinary Share that substantially exceeds our net tangible book value per Ordinary Share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on an assumed offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $5.142 per Ordinary Share, representing the difference between our pro forma net tangible book value per Ordinary Share after giving effect to this offering and the offering price. See “Dilution” for further information.

The Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of Ordinary Share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Ordinary Shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Ordinary Shares and pay an exercise price of $ per Ordinary Share, 125% of the public offering price per Unit, prior to four years from the date of issuance, after which date any unexercised Warrants will expire and have no further value.

Significant  holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The warrant agreement governing the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Warrants to realize value, but you may be unable to do so.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares and Warrants.

Although we intend to list the Ordinary Shares and the Warrants on the Nasdaq Capital Market, an active trading market for the Ordinary Shares and the Warrants may not be sustained. It may be difficult for you to sell your securities without depressing the market price for the Ordinary Shares or the Warrants or at all. As a result of these and other factors, you may not be able to sell your Ordinary Shares at or above the offering price or at all. Consequently, there can be no assurance that it will ever be profitable for holders of the Warrants to exercise the Warrants. Further, an inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Management will have broad discretion as to the use of the proceeds from this offering.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of the Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●

the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●

Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result of this adoption, our financial statements may not be comparable to companies that comply with the public company effective date;

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

●	our ability to furnish two rather than three years of income statements and statements of cash flows in various required filings.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are subject to less stringent disclosure requirements than domestic registrants and are permitted, and may in the future elect to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. registrants.

As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We will follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic registrants that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. registrant.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we do not expect to be a PFIC for 2020, and we do not expect to become a PFIC in the future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund” (or QEF) or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service (or the IRS) determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Ordinary Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Companies” for additional information.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or the Ordinary Shares, our share price and trading volume could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the Ordinary Shares, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Ordinary Shares or trading volume to decline.

Other General Risk Factors

We will incur significant increased costs as a result of the listing of our securities for trading on Nasdaq. By becoming a public company in the United States our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. and Australian requirements.

Upon the listing of securities on Nasdaq, we will become a publicly traded company in the United States. As a public company in the United States, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC and Nasdaq, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and Nasdaq, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

If we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully.

We believe that our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than we currently expect and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and services and manage our business effectively.

We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are so leanly staffed, we will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or patients, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we and certain of our third-party service providers, collect, process, and store sensitive data, including intellectual property, personal and medical information about our patients and our proprietary business information. The secure maintenance and transmission of this information is critical to our operations and business strategy. We rely on commercially available systems, software, tools and domestically available monitoring to provide security for processing, transmitting and storing this sensitive data.

In the event that patients authorize or enable us to sell their personal data to third-parties and/or access their data on our systems, we cannot ensure the complete integrity or security of such data in our systems as we would not control that access. Third-parties may also attempt to fraudulently induce our employees, patients or physicians who use our technology, into disclosing sensitive information. Third-parties may also otherwise compromise our security measures in order to gain unauthorized access to the information we store. This could result in significant legal and financial exposure, a loss in confidence in the security of our services, interruptions or malfunctions in our services, and, ultimately, harm to our future business prospects and revenue.

A security breach or privacy violation that leads to disclosure or modification of, or prevents access to, patient information, including protected health information, could harm our reputation, compel us to comply with disparate state breach notification laws, require us to verify the correctness of database contents and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures in a timely manner, the market perception of the effectiveness of our security measures could be harmed, our operations could be disrupted, our brand could be adversely affected, demand for our products and services may decrease, we may be unable to provide the our service, we may lose sales and customers, and we may suffer loss of reputation, financial loss and other regulatory penalties because of lost or misappropriated information, including sensitive patient data. We may be required to expend significant capital and financial resources to invest in security measures, protect against such threats or to alleviate problems caused by breaches in security. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm. Although we have invested in our systems and the protection of our data to reduce the risk of an intrusion or interruption, and we monitor our systems on an ongoing basis for any current or potential threats, we can give no assurances that these measures and efforts will prevent all intrusions, interruptions, or breakdowns.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures.

With respect to medical information, we follow HIPAA guidelines and, among others, separate personal information from medical information, and further employ additional encryption tools to protect the privacy of our patients and medical data. However, hackers may attempt to penetrate our computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third-party with whom we do business may attempt to circumvent our security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we continue to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly.

Also, our information technology networks and infrastructure may still be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Any such compromise could disrupt our operations, damage our reputation and subject us to additional costs and liabilities, any of which could adversely affect our business.

Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to or acquisition of our user data, we may also have obligations to notify users about the incident and we may need to provide some form of remedy for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. In addition, the interpretation and application of consumer, health-related and data protection laws, rules and regulations in the United States, Europe and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws, rules and regulations may be interpreted and applied in a manner that is inconsistent with our practices or those of our distributors and partners. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional medical device products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize medical device products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about:

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability and plans to manufacture, market and sell our products and services;

●	the commercial launch and future sales of our existing products or services or any other future potential product candidates or services;

●	planned pilot programs with healthcare providers for our products;

●	our plan to further expand by targeting healthcare providers who can benefit from our comprehensive service offerings;

●	our intention to drive multiple recurring revenue streams, across consumer and professional healthcare verticals and in geographical territories;

●	our expectations regarding future growth;

●	our planned level of capital expenditures;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our anticipation that we will penetrate a higher number of distribution channels and markets with a relatively low overhead;

●	our anticipation that the monitoring services will continue to grow thereby increasing monthly recurring revenues payable to us;

●	anticipated actions of the U.S. FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	our ability to launch and penetrate markets in new locations, including taking steps to expand our activities;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors; and

●	our expectations regarding the use of proceeds from this offering.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING INFORMATION

Until October 21, our Ordinary Shares traded on the ASX under the symbol “GMV.” On October 22, 2020, our Ordinary Shares were voluntarily delisted from the ASX. In connection with this offering, we applied to list the Ordinary Shares and Warrants on the Nasdaq Capital Market under the symbol “GMVD” and “GMVDW,” respectively. All of the Ordinary Shares, including those to be offered pursuant to this prospectus, have the same rights and privileges.

USE OF PROCEEDS

We expect to receive approximately $12.8 million in net proceeds from the sale of 2,500,000 Units offered by us in this offering (approximately $15 million if the underwriter exercises its over-allotment option in full), based upon an assumed public offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase or decrease in the assumed public offering price of $6.00 per Unit would increase or decrease the net proceeds from this offering by approximately $2.3 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1,000,000 Units offered would increase or decrease our proceeds by approximately $5.5 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

We currently expect to use the net proceeds from this offering for the following purposes:

●	approximately $5.0 million to scale up our sales force and marketing initiatives;

●	approximately $1.0 million to complete the development of our Wireless Vital Signs Monitoring System;

●	approximately $2.0 million to continue the development of our products and next generation products, including clinical trials and other regulatory approval processes; and

●	the remainder for working capital and general corporate purposes and possible future acquisitions.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, a Cayman Islands company may pay a dividend out of its realized or unrealized profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Amended and Restated Memorandum and Articles of Association, dividends can be declared and paid out of funds lawfully available to us. Dividends may be declared and paid in cash or in kind (including paid up share capital or securities in another corporate body). Dividends, if any, would be paid in proportion to the number of Ordinary Shares a shareholder holds. Any dividend unclaimed after a period of three years from the date the dividend became due for payment shall be forfeited and shall revert to us. For further information, see “Taxation—Cayman Islands Taxation.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to: (i) the issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants in consideration of $150,000; (ii) the issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants in consideration of $600,000; (iii) the issuance of 254,390 Ordinary Shares issued upon the conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range per Unit set forth on the cover page of this prospectus; and (iv) the issuance to Yacov Geva of 1,055,555 Ordinary Shares in consideration of his service to our company and subject to the consummation of this offering; and

●	on a pro forma as adjusted basis to give effect to the sale of Ordinary Shares in this offering, at an assumed public offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Ordinary Shares had occurred on December 31, 2020.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this table in conjunction with the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2020
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted (1)

Cash and cash equivalents	278	1,028	13,878

Long term debt	498	498	498

Shareholders’ equity (deficit):
Share capital	819	937	1,162
Share premium	67,257	68,360	80,985
Other reserve and translation fund	1,502	1,502	1,502
Accumulated deficit	75,876	75,894	75,894
Non- controlling interest	3,349	3,349	3,349
Total shareholders’ equity (deficit)	(2,949)	(1,746)	11,104

Total capitalization	(2,451)	(1,248)	11,602

The number of Ordinary Shares purchased from us by existing shareholders is based on 10,413,869 Ordinary Shares issued and outstanding as of June 4, 2021, and excludes the following as of such date:

●	584,255 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from A$3.87 (approximately $2.97) to A$35.19 (approximately $27.09), all of which vested as of such date;

●	865,578 Ordinary Shares issuable upon the exercise of warrants issued to GRS;

●	21,309 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our Global Plan outstanding as of such date, at a weighted average exercise price of $17.19, of which 18,124 were vested as of such date;

●	79,666 Ordinary Shares issuable upon the exercise of the December 2020 Financing Warrants; 34,142 Ordinary Shares issuable upon the exercise of the February 2021 Financing Warrants; and 136,571 Ordinary Shares issuable upon the exercise of the April 2021 Financing Warrants;

●	1,167,781 Ordinary Shares reserved for future issuance under our Global Plan; and

●	662,591 Ordinary Shares issuable pursuant to performance rights.

(1)	A $1.00 increase or decrease in the assumed public offering price of $6.00 per Unit would increase or decrease the amount of each of cash and cash equivalents and total shareholders’ equity by approximately $2.3 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 Units in the number of Units offered by us would increase or decrease each of cash and cash equivalents and total shareholders’ equity by approximately $5.5 million after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay in this offering and the pro forma net tangible book value per Ordinary Share after this offering. On December 31, 2020, we had a negative net tangible book value of $2.96 million, corresponding to a net tangible book value of $(0.326) per Ordinary Share. Net tangible book value per share or per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 9,103,924, the total number of Ordinary Shares issued and outstanding on December 31, 2020.

Our pro forma net tangible book value as of December 31, 2020 was $(1.76) million, representing approximately $(0.169) per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 10,413,869, the total number of Ordinary Shares outstanding at December 31, 2020, after giving effect to: (i) the issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants in consideration of $150,000; (ii) the issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants in consideration of $600,000; (iii) the issuance of 254,390 Ordinary Shares issued upon the conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range per Unit set forth on the cover page of this prospectus; and (iv) the issuance to Yacov Geva of 1,055,555 Ordinary Shares in consideration of his service to our company and subject to the consummation of this offering

After giving effect to the sale of the Ordinary Shares offered by us in this offering, assuming no exercise of the underwriter’s option to purchase additional Ordinary Shares and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value estimated at December 31, 2020 would have been approximately $11.1 million, representing $ 0.858 per Ordinary Share. At the assumed public offering price for this offering of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $0.995 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $5.142 per Ordinary Share to investors in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these purchasers and pro forma net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution of $5.142 per Ordinary Share to investors in this offering:

Assumed public offering price per Ordinary Share	$6
Pro Forma net tangible book value per Ordinary Share as of December 31, 2020	$(0.136)
Increase in pro forma net tangible book value per Ordinary Share attributable to new investors	$0.995
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.858
Dilution per Ordinary Share to new investors	$5.142
Percentage of dilution in net tangible book value per Ordinary Share for new investors	85.69%

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

A $1.00 increase or decrease in the assumed initial public offering price of $6.00 per Unit would increase or decrease our pro forma net tangible book value per Ordinary Share after this offering  by $0.1762 thousand and the dilution per Ordinary Share to new investors by $0.824, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering.

An increase or decrease of 1,000,000 Units in the number of Units offered by us would increase or decrease our pro forma net tangible book value after this offering by approximately $5.5 million and the increase or decrease pro forma net tangible book value per Ordinary Share after this offering by $0.176 per Ordinary Share and would increase or decrease the dilution per Ordinary Share to new investors by $0.176, after deducting estimated underwriting discounts and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

The following table summarizes, on a pro forma basis as of December 31, 2020, the differences between the number of Ordinary Shares acquired from us as part of the Units, the total amount paid and the average price per Ordinary Share paid by the existing holders of our Ordinary Shares and by investors in this offering and based upon an assumed public offering price of $6.00 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus.

	Shares		Total Consideration *		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	10,413,869	81%	$46,687,522	78%	$4.48
New investors	2,500,000	19%	$12,850,000	22%	$5.14
Total	12,913,869	100%	$59,537,522	100%	$4.61

*	Total Consideration refers to all amounts we received in cash.

The number of Ordinary Shares purchased from us by existing shareholders is based on 10,413,869 Ordinary Shares issued and outstanding as of June 4, 2021, and excludes the following as of such date:

●	584,255 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from A$3.87 (approximately $2.97) to A$35.19 (approximately $27.09), all of which vested as of such date;

●	865,578 Ordinary Shares issuable upon the exercise of warrants issued to GRS;

●	21,309 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our Global Plan outstanding as of such date, at a weighted average exercise price of $17.19, of which 18,124 were vested as of such date;

●	79,666 Ordinary Shares issuable upon the exercise of the December 2020 Financing Warrants; 34,142 Ordinary Shares issuable upon the exercise of the February 2021 Financing Warrants; and 136,571 Ordinary Shares issuable upon the exercise of the April 2021 Financing Warrants;

●	1,167,781 Ordinary Shares reserved for future issuance under our Global Plan; and

●	662,591 Ordinary Shares issuable pursuant to performance rights.

If all of such issued and outstanding options, performance rights and warrants had been exercised as of June 4, 2021, the number of Ordinary Shares held by existing shareholders would increase to 13,027,148 or 72% of the total number of Ordinary Shares issued and outstanding after this offering, and the average price per Ordinary Share paid by the existing shareholders would be $4.48.

If the underwriter exercises its option to purchase additional Ordinary Shares in full in this offering, the number of Ordinary Shares held by new investors will increase to 2,875,000, or 22% of the total number of Ordinary Shares issued and outstanding after this offering and the percentage of Ordinary Shares held by existing shareholders will decrease to 78% of the total Ordinary Shares issued and outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2020 and 2019, from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our consolidated financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB.

	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2020	2019
Revenues
Services	4,859	5,514
Products	41	12
Total revenues	4,900	5,526
Cost of revenues
Cost of services	3,835	4,702
Cost of sales of products	398	1,047
Total cost of revenues	4,233	5,749
Gross profit (loss)	667	(223)
Research and development expenses	1,315	2,552
Selling, general and administrative expenses	11,652	10,004

Total operating expenses	12,967	12,556
Operating loss	12,300	12,779
Finance expenses	750	3,850
Finance income	(344)	(263)
Finance expenses, net	406	3,587
Loss before taxes on income	12,706	16,366
Income tax benefit	18	857
Loss for the year	12,688	15,509
Foreign currency translation differences	-	3
Other comprehensive income	-	3
Net comprehensive loss	12,688	15,506
Net comprehensive loss for the period attributable to:
Non-controlling interests	152	496
G Medical Innovations Holdings Ltd. Shareholders	12,536	15,010
Basic and diluted loss per Ordinary Share(1)	$(1.70)	$(3.49)

(1)	After giving effect to the reverse stock split of 5:1 on March 25, 2021.

	As of December 31, 2020
U.S. dollars in thousands	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
Consolidated Balance Sheet Data:
Cash and cash equivalents	278	1,028	13,878
Total assets	5,450	6,200	19,050
Long term debt	498	498	498
Accumulated deficit	75,876	75,894	75,894
Total shareholders’ equity (deficit)	(2,949)	(1,746)	11,104

(1)	The pro forma data gives effect to: (i) the issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants in consideration of $150,000; (ii) the issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants in consideration of $600,000; (iii) the issuance of 254,390 Ordinary Shares issued upon the conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon an assumed public offering price of $6.00 per Ordinary Share which is the midpoint of the price range set forth on the cover page of this prospectus; and (iv) the issuance to Yacov Geva of 1,055,555 Ordinary Shares in consideration of his service to our company and subject to the consummation of this offering.

(2)	The pro forma as adjusted data give effect to the issuance of Ordinary Shares in this offering, at an assumed public offering price of $6.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Ordinary Shares had occurred on December 31, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this prospectus.

Overview

We are an early commercial stage healthcare company engaged in the development of next generation mHealth and telemedicine solutions and monitoring service platforms. We believe we are at the forefront of the digital health revolution in developing the next generation mobile technologies and services that are designed to empower consumers, patients and providers to better monitor, manage and improve clinical and personal health outcomes, especially for those who suffer from CVD, pulmonary disease and diabetes. Using our proprietary suite of devices, software solutions, algorithms and monitoring services, we intend to drive recurring revenue streams in two vertical markets, with a focus on markets in the United States and China as well as other markets: B2B: professional healthcare markets (including hospitals, clinics and senior care facilities); and B2B2C and B2C: consumer healthcare markets.

Components of Operating Results

Revenues and Cost of Revenues

Our total revenue consists of services and sale of products and our cost of revenues consists of cost of services and cost of products. Currently, vast majority of our business activity is in the USA. As such, most of our revenues are from services and Current Procedural Terminology (or CPT) reimbursements from our medical call centers (IDTF). Those includes revenues from our cardiac monitoring services as MCT, CEM, Extended Holters and Holters services.

The following table discloses the breakdown of revenues and costs of revenues:

	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2020	2019
Revenues
Services	4,859	5,514
Products	41	12
Total revenues	4,900	5,526
Cost of revenues
Cost of services	3,835	4,702
Cost of sales of products	398	1,047
Total cost of revenues	4,233	5,749
Gross profit (loss)	667	(223)

Operating Expenses

Our current operating expenses consist of two components — research and development expenses, and selling, general and administrative expenses.

Research and Development Expenses, net

Our research and development expenses consist primarily of salaries and related personnel expenses, subcontractor’s expenses and other related research and development expenses.

The following table discloses the breakdown of research and development expenses:

	Year Ended December 31,
U.S. dollars in thousands	2020	2019
Depreciation	85	97
Payroll and related expenses	607	1,395
Share based compensation	344	441
Subcontractors and materials	147	338
Other	132	281
Total	1,315	2,552

Although we invested less in research and development in 2020, due to the decrease in revenue, we expect that our research and development expenses will increase as we continue to develop our products and services and recruit additional research and development employees.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and related expenses, share based compensation, professional service fees for accounting, legal and bookkeeping, facilities, travel expenses and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

	Year Ended December 31,
U.S. dollars in thousands	2020	2019
Payroll and related expenses	2,485	2,947
Share based compensation	2,978	1,006
Professional services	1,614	2,007
Travel expenses	102	595
Rent and office maintenance	321	379
Depreciation, amortization and other	4,152	3,070
Total	11,652	10,004

Comparison of the Year Ended December 31, 2020 and the Year Ended December 31, 2019

In the following comparison of results of operations, dollar values have been rounded to the nearest thousand, and therefore such values should be read as approximated.

Results of Operations

	Year Ended December 31,
U.S. dollars in thousands	2020	2019
Revenues
Services	4,859	5,514
Products	41	12
Total revenues	4,900	5,526
Cost of revenues
Cost of services	3,835	4,702
Cost of sales of products	398	1,047
Total cost of revenues	4,233	5,749
Gross profit (loss)	667	(223)
Operating expenses:
Research and development expenses	1,315	2,552
Selling, general and administrative expenses	11,652	10,004
Operating loss	12,300	12,779
Financial expenses, net	406	3,587
Loss before taxes on income	12,706	16,366
Income tax	18	857
Other comprehensive income	-	3
Net comprehensive loss	12,688	15,506

Revenues and Cost of Revenues

Our total revenues for the year ended December 31, 2020 amounted to $4,900,000, which consists primarily of services (approximately 99.1% of total revenues), representing a decrease of $626,000 or 11.33%, compared to $5,526,000 for the year ended December 31, 2019. The decrease was mainly influenced by the effect of the COVID-19 in 2020.

Our cost of revenues for the year ended December 31, 2020 amounted to $4,233,000, which consists primarily of cost of services (90.6% of cost of revenues), representing a decrease of $1,516,000, or 26.37%, compared to $5,749,000 for the year ended December 31, 2019. The decrease of cost of revenues was mainly related to decrease in the cost of services, as a result of a decrease in salaries in the amount of $1,118,000, of which $389,000 is related to forgiveness of a loan agreement (or the PPP Loan) entered into with Bank of America, NA in April 2020, pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act and an increase of $326,000 in depreciation expenses. In addition, we experienced a decrease in the cost of sales of products, due to decrease in write off of inventory in the amount of approximately $600,000.

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2020 amounted to $1,315,000, representing a decrease of $1,237,000, or 48.5%, compared to $2,552,000, for the year ended December 31, 2019. The decrease was primarily attributable to our decision to streamline our operational activities, resulting in a decrease of $788,000 in salaries and related expenses, reflecting a decrease in the number of research and development employees and decrease related to subcontractors in the amount of $183,000.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2020 amounted to $11,652,000, representing an increase of $1,648,000, or 16.5%, compared to $10,004,000 for the year ended December 31, 2019. The increase was primarily attributable to (i) an impairment of goodwill in the amount of $2,844,000 which was offset by a decrease of $1,199,000 in depreciation and amortization expenses; (ii) an increase of $1,972,000 attributable to share based compensation that the Company granted; (iii) a decrease of $462,000 in salaries (most of which is related to forgiveness of the PPP Loan); and (iv) a decrease of $393,000 in professional services.

Operating loss

As a result of the foregoing, our operating loss for the year ended December 31, 2020 amounted to $12,300,000, compared to an operating loss of $12,779,000, for the year ended December 31, 2019, a decrease of $479,000, or 3.74%. The decrease reflects the net effect of an increase in “non-cash expenses”, including impairment of goodwill expenses related to share based compensation on the one hand, and a decrease in expenses including salaries or costs related to subcontractors which was attributable to our decision to implement operational efficiencies on the other hand.

Financial Expense and Income

Financial expense and income consist of interest, bank fees, revaluation of the derivative liability and exchange rate differences.

We recognized net financial expenses for the year ended December 31, 2020 of $406,000, compared to net financial expenses of $3,587,000 for the year ended December 31, 2019. The decrease was primarily attributable to a decrease in the amount of $1,630,000 related to the early redemption of convertible securities, a decrease in the amount of $805,000 related to adjusting the fair value of a derivative liability and a decrease in the amount of $558,000 attributed to a decrease in interest on loans received from our major shareholder which were paid off during 2020.

Total Comprehensive Loss

As a result of the foregoing, our total comprehensive loss for the year ended December 31, 2020 was $12,688,000, compared to $15,509,000 for the year ended December 31, 2019, a decrease of $2,821,000, or 18.19%.

Impact of COVID-19

The global spread of COVID-19 led many countries, including the United States, Israel and China (where we maintain material operations), to impose stringent limitations on movement, gatherings, transit of passengers and goods and to close the borders between countries. The responses of governments have notably impacted many economies as well as capital markets worldwide.

From March 2020, the only departments that operated in the Company’s subsidiary in Israel were finance and research and development departments, and their operation was in a limited capacity, the other departments were on leave of intermittently. The Company’s subsidiary in China was working intermittently remotely. The Company’s subsidiaries in the USA are working partly remotely. As the event is still an ongoing event, the Company cannot estimate the potential effect on its short and mid-term activities and financial results.

The World Health Organization declared COVID-19 a global health emergency on January 30, 2020. Since then, the Company has experienced significant disruption to its operations in the following respects:

●	Decreased demand for the Company’s medical services as a consequence of social distancing requirements, which made it difficult for the Company to market its services remotely and the hesitation of patients to reach clinics.

●	Significant uncertainty concerning when government lockdowns will be lifted, social distancing requirements will be eased and the long-term effects of the pandemic on the demand for the Company primary products.

The significant events and transactions that have occurred during the year 2020 relate to the effects of the global pandemic on the Company’s consolidated financial statements ended December 31, 2020 and are summarized as follows.

The Company experienced a decline in sales during the year 2020 and reduced its operating expenses. Despite the decrease in sales (about 10%) the Company succeeded to decrease its loss due to cost reduction.

While prior to COVID-19 patients and healthcare providers often preferred in-person meetings and expressed hesitation to use telemedicine as a substitute, the situation created following the spread of COVID-19, has demonstrated that telemedicine enables safe, efficient and cost-effective treatment and monitoring.

It is unclear whether this reduction in sales is temporary and whether such sales may be recoverable in the future. If sales continue to decline, or if such lost sales are not recoverable in the future, the Company’s business and results of operations will be significantly adversely affected. The extent to which COVID-19 impacts the Company’s business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the Coronavirus and the actions to contain the Coronavirus or treat its impact, among others.

Critical Accounting Policies and Estimates

We describe our significant accounting policies more fully in Note 2 to our consolidated financial statements included elsewhere in this prospectus. We believe that the accounting policy described in Note 2 is critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS. At the time of the preparation of the financial statements, our management is required to use estimates, evaluations and assumptions which affect the application of the accounting policy and the amounts reported for assets, obligations, income and expenses. Any estimates and assumptions are continually reviewed. The changes to the accounting estimates are credited during the period in which the change to the estimate is made.

Revenue recognition

Service revenue

Our revenue is generated primarily from providing cardiac monitoring services. Revenue is recognized when the Company satisfies a performance obligation by transferring a promised good or service to a customer, and collectability of the contract consideration is probable. Our revenue is measured based on consideration specified in the contract with each customer. Revenue is only recognized if it is highly probable that a subsequent change in its estimate would not result in a significant revenue reversal. We provide cardiac services using four types of monitors: Mobile Cardiac Telemetry (or MCT), Event, extended Holter and Holter. Our services consist of the delivery of reports containing analysis of data captured by the physical device to the prescribing physician and the performance obligations are determined based on the nature of the services provided. With our remote cardiac monitoring services, the patient receives the benefits from the cardiac monitoring service over time, resulting in a time elapsed output method for revenue recognition. Revenue for these services is recognized on a straight-line basis over service period, typically lasting 14 to 30 days. This method provides an accurate depiction of the transfer of value over the term of the performance obligation because the level of effort in providing these services is consistent during the service period. MCT, Event, extended Holter and Holter services are not typically provided to the same patient at the same time.

We recognize revenue on an accrual basis. Billings for services reimbursed by third party payers, including Medicare and Medicaid, are recorded as revenue net of contractual allowances. Contractual allowances are estimated based on historical collections by Current Procedural Terminology (or CPT) code for specific payers or class of payers and represent the difference between the list price (the billing rate) and the reimbursement rate for each payer.

Our services are provided through an independent diagnostic testing facility model which allows us to bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for services provided. We also receive reimbursement directly from patients through co-pays and self-pay arrangements.

Sale of devices

Sales of products consist of revenue from the sale of Prizma Medical Smartphone Case. We recognize revenue at the amount to which it expects to be entitled when control of the products or services is transferred to its customers. Control is generally transferred when hawse have a present right to payment and title and the significant risks and rewards of ownership of products are transferred to its customers. There is limited judgement needed in identifying the point control passes: once physical delivery of the products to the agreed location has occurred, we no longer have physical possession, we usually will have a present right to payment (as a single payment on delivery) and retains none of the significant risks and rewards of the goods in question.

For most of our products sales, control transfers when products are shipped.

Share-based compensation

The consolidated entity has a share-based remuneration scheme for employees and other service providers. The fair value of options is estimated by using the Monte-Carlo simulation, which was derived to model the value of our equity over time. The simulation model was designed to take into account the unique terms and conditions of the three classes of performance rights and options, as well as our capital structure and the volatility of our assets, on the date of grant, based on certain assumptions.

Those conditions are described in the share-based compensation Note 13 to our consolidated financial statements included elsewhere in this prospectus. The fair value of the equity settled options granted is charged to statement of comprehensive income over the vesting period of each tranche and the credit is taken to equity, based on the consolidated entity’s estimate of shares that will eventually vest.

Goodwill impairment testing

The Company reviews goodwill impairment once a year or more frequently if an event or change of circumstances indicate that there is an impairment.

As of December 31, 2020, the Company’s U.S. subsidiaries Reporting Unit book value was higher than its value in use calculations based on a cash flow projection covering a budget for a three-year period up to December 31, 2023, and thereafter a steady growth. Therefore, an impairment was recorded

The assumptions used in the 2020 impairment valuation were discount rate was 19%, gross margin was 60%, EBITDA margin was 11.5% and growth rate was 0.8%. The growth rate and EBITDA margin assumptions apply only to the period beyond the budgeted period with the value in use calculation based on an extrapolation of the budgeted cash flows for year 4.

Liquidity and Capital Resources

Overview

Since our inception through December 31, 2020, we have funded our operations principally from the issuance of Ordinary Shares, options, convertible securities and loans. As of December 31, 2019, we had no cash and cash equivalents. As of December 31, 2020, we had $278,000 in cash and cash equivalents.

See “Current Outlook” below regarding the Company’s ability to continue as a going concern.

The table below presents our cash flows for the periods indicated:

	Year Ended December 31,
U.S. dollars in thousands	2020	2019
Operating activities	(4,817)	(6,297)

Investing activities	(455)	(429)

Financing activities	5,550	4,104

Net increase (decrease) in cash and cash equivalents	278	(2,622)

Cash Flows Used in Operating Activities

Net cash used in operating activities was $4,817,000, during the year ended December 31, 2020, compared to net cash used in operating activities of $6,297,000 during the year ended December 31, 2019, primarily reflected the increase in noncash expenses of $1,310,000 in share-based compensation, amount of $2,163,000 in change in fair value of convertible loan securities and amount of $2,844,000 in impairment of goodwill .

Cash Flows Used in Investing Activities

Net cash used in investing activities was $455,000 during the year ended December 31, 2020, compared to net cash used in investing activities of $429,000 during the year ended December 31, 2019, primarily reflected the purchase of equipment for our operations in the United States.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $5,550,000 for the year ended December 31, 2020, compared to net cash provided by financing activities of $4,104,000 for the year ended December 31, 2019, primarily reflected increase the cash from issuing shares in the amount of approximately $9,162,000 , decrease in repayment of loans in the amount of $1,392,000 , decrease of $4,746,000 of loans received from our major shareholder and repayments of Convertible Securities in the amount of $3,967,000.

Financial Arrangements

As of December 31, 2019, our credit arrangements include loans received from Bank Mizrahi Tefahot in Israel, from Dr. Yacov Geva, who is our controlling shareholder Chief Executive Officer and President, and other private lenders (in connection with our acquisition of CardioStaff), and issuance of certain Convertible Securities.

During the years 2015 through December 2019, we received several loans from Bank Mizrahi Tefahot in Israel. As of December 31, 2019, the total amount of these loans is $1,177,000 (including accrued interest). The loans are denominated in U.S. dollars and NIS and bear interest rates of Libor plus 2.25%-3.5% per annum, and have to be repaid over four years. To secure the loans from Bank Mizrahi Tefahot, Dr. Geva provided a personal guarantee for the repayment of a portion of the loans, and all of the assets and rights of our Israeli subsidiary were pledged as a floating charge to Bank Mizrahi Tefahot, as well as restricted cash of $620,000 to Bank Mizrahi Tefahot. On February 25, 2019, we entered into a loan agreement with Bank Mizrahi Tefahot, which amended and replaced the previous loan agreements, denominated in U.S. dollars, which amounted to $751,000 as of December 31, 2020. The agreement on February 25, 2019 did not replace two loans, denominated in NIS, which together amounted to $60,000 as of December 31, 2020. The loans from Bank Mizrahi Tefahot do not provide for any additional borrowing.

On December 19, 2016, we signed a loan agreement (or the 2016 Credit Line) to receive a short-term loan providing a line of credit of up to $600,000 from Dr. Yacov Geva, our controlling shareholder, Chief Executive Officer and President, and a member of our board of directors. The 2016 Credit Line bears an interest at the rate of Libor plus 3% per year and was to be repaid in two equal installments on June 1, 2017 and September 1, 2017. In February 2017, we signed an amendment to the 2016 Credit Line, according to which, the loan would be repaid in two equal installments, three and six months, respectively, following the commencement of sales of our products.

In addition, in May 2018 we entered into an additional loan agreement with Dr. Yacov Geva to provide us with a loan of up to $3,000,000, which was amended in its entirety, effective as of October 2018, such that the aggregate amount available to us is $10,000,000 (or the 2018 Credit Line). The 2018 Credit Line is unsecured, and bears multiple fixed interest rates, calculated on a linear basis from the disbursement date of each installment of the principal amounts: (i) 10% per annum for all amounts drawn until October 1, 2018 and (ii) 12% per annum for all amounts drawn as of October 1, 2018. Pursuant to the terms of the 2018 Credit Line, Dr. Yacov Geva extended the repayment date for the aggregate loan amount borrowed under the 2018 Credit Line from April 30, 2019 to December 31, 2019 (or the Repayment Extension). In May 2019, we and Dr. Geva amended the terms of the 2018 Credit Line, whereby the Repayment Extension was further extended until April 30, 2020 (or the Repayment Date). In October 2018, we and Dr. Geva amended the terms of the 2018 Credit Line, whereby the Repayment Extension was further extended until December 31, 2020. As a result of the Repayment Extension, all drawn loan amounts shall bear interest at a fixed rate of 15%, calculated as of April 30, 2019, until the Repayment Date.

As of December 31, 2019, the amount outstanding under the 2018 Credit Line was $6.78 million. On March 13, 2020, our shareholders approved the conversion of an additional amount of $5 million of the amount outstanding under the 2018 Credit Line into 1,037,103 Ordinary Shares. In July 2020, an additional amount of $1.95 million of the amount outstanding under the 2018 Credit Line was converted into 522,894 Ordinary Shares and the remaining outstanding amount was paid in cash. The 2016 Credit Line and the 2018 Credit Line do not provide for any additional borrowing.

Upon the closing of our acquisition of CardioStaff at the end of 2017, additional long-term loans were added to our balance sheet. As of December 31, 2020, the total outstanding amount of these loans was $1,272,000 and included mainly loans from private people/institutions and bear interest of 1%-12% per annum.

In October and November 2018, we issued 4,050,000 Convertible Securities, with a face value of $1.10 per Convertible Security, for an aggregate amount of $4,050,000 convertible into 209,317 Ordinary Shares. Each Convertible Security is convertible into such number of Ordinary Shares equal to the product of the number of Convertible Securities converted and the face value, as amended, per Convertible Security divided by the exchange rate of $0.7034 and divided by the Fixed Conversion Price of A$30.25 (approximately $21.28) per share, unit or other derivative or equity security. The Convertible Securities mature 18 months after the issuance date. We have entered into several amendments of the Convertible Securities Agreement with MEFI & L.P (or MEF), under which the face value of the Convertible Securities issued to MEF was increased as follows: (i) in March 2019, the face value of those Convertible Securities issued to MEF was increased to $1.133, retroactively as of February 2019, (ii) in August 2019, the face value of those Convertible Securities issued to MEF was increased to $1.189, and (iii) in November 2019, the face value of those Convertible Securities issued to MEF was increased to $1.296.

During February and March 2019, we issued 24,095 Ordinary Shares upon the conversion of certain Convertible Securities.

In February 2020 we entered into a deed of termination, settlement and release (or the Deed of Termination) with MEF pursuant to which we agreed to pay MEF a settlement amount and issue to MEF Ordinary Shares, in full and final settlement of all amounts owing and all claims arising in connection with the Convertible Securities Agreement. Under the terms of the Deed of Termination, we will issue the Ordinary Shares within five business days of execution and pay the Settlement Amount by March 31, 2020 (or the Final Payment Date). Pursuant to the Deed of Termination, Dr. Geva will guarantee the Settlement Amount to MEF.

In April 2020, we entered into a deed of variation (or the Deed of Variation) and a second deed of variation (or the Second Deed of Variation) with MEF pursuant to which the Final Payment Date was extended to May 1, 2020.

In accordance with the terms of the Deed of Termination as amended by the Deed of Variation and the Second Deed of Variation, we have issued Ordinary Shares equivalent to $326,500 and repaid MEF an amount of $2,934,165 in full and final settlement of our outstanding debt to MEF.

On September 2018, we entered into the Controlled Placement Agreement with Acuity, which provided us with up to A$10,000,000 (approximately $7,200,000) of standby equity over a period of 28 months. Pursuant to the Controlled Placement Agreement, we issued to Acuity an option to require us to issue and allot, subject to our prior notice, Ordinary Shares at an exercise price per Ordinary Share equal to the greater of (i) 90% of the volume weighted average price (or VWAP) of our Ordinary Shares traded by Acuity on ASX during a valuation period and (ii) a floor price for such valuation period, to be determined by us from time to time. Subject to the terms of the Controlled Placement Agreement, we may, at any time, terminate the Controlled Placement Agreement, following which Acuity may not require us to issue or allot any additional Ordinary Shares. As part of the agreement with Acuity, we issued to Acuity 188,888 Ordinary Shares to be held in collateral for no consideration. On April 24, 2019, our shareholders approved the issuance of the 188,888 Ordinary Shares to Acuity. On April 9, 2020, we increased the standby equity to A$15,000,000 (approximately $9,300,000) and issued to Acuity additional 111,111 Ordinary Shares to be held in collateral for no consideration. On August 13, 2020, we increased the standby equity by an additional 181,111 Ordinary Shares to be held in collateral for no consideration. Upon the termination of the Controlled Placement Agreement, we may buy back all collateral shares for no consideration.

In the aggregate, Acuity exercised its option to purchase 225,556 Ordinary Shares, for aggregate net proceeds of A$2,075,000 (approximately $1,347,500). On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity, the paying of up to the par value of those shares and the subsequent repurchase for nil consideration and cancellation of 444,444 Ordinary Shares previously issued to Acuity.

In November 2019, we entered into the Capital Commitment Agreement, with GEM and GEM Yield Bahamas Ltd. The Capital Commitment Agreement secures a capital commitment of up to A$30,000,000 over a three-year period from GEM. Subject to the terms of the Capital Commitment Agreement, we may choose to, on one or more occasions within the three-year period, and subject to conditions precedent, draw down on the facility by giving GEM a 15 trading days’ notice to subscribe for fully paid Ordinary Shares. The number of shares which we may draw down under a notice is capped at 1,000% of the average daily number of our shares traded on ASX during the 15 trading days prior to that draw down notice, subject to adjustments. If we issue a draw down notice, the subscription price of the shares to be issued to GEM (or its nominees) will be 90% of the higher of the average closing bid price of our Ordinary Shares as quoted by ASX over the pricing period, being the 15 consecutive trading days after we give the draw down notice to GEM (subject to certain adjustments), or a fixed floor price nominated by us in our draw down notice. In addition, we issued to GEM options to purchase 277,778 Ordinary Share at an exercise price of A$23.85 per share, on or before November 29, 2024. As of December 31, 2020 we drew down a total of A$1,283,143 and issued 202,825 Ordinary Shares to GEM in consideration for their services. We will not be able to make additional drawdowns under the Capital Commitment Agreement with GEM following the Company’s delisting from the ASX in October 2020, and our Capital Commitment Agreement with GEM will not apply to our Ordinary Shares listed on the Nasdaq.

In April 2020, we entered into a loan agreement (or the PPP Loan) with Bank of America, NA pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the Cares Act). The PPP Loan provided us with $873,487 and required no collateral or personal guarantees. We applied for Forgiveness for the PPP Loan and on April 3, 2021, we received approval for a full forgiveness from the SBA and the loan was fully paid from SBA to Bank of America. We have used all of the $873,487, extended to us under the PPP Loan, for business-related purposes, such as to retain workers and maintain payroll, make lease and utility payments.

In August 2020, we secured firm commitments from institutional and professional investors to raise A$5,000,000 through the issue of 1,111,111 fully paid Ordinary Shares in our company at an issue price of A$4.5 per Ordinary Share (or the Placement). We engaged MST Financial as sole lead manager and bookrunner to the Placement. On August 13, 2020, we issued the 1,111,111 fully paid Ordinary Shares to the investors pursuant to the Placement.

On September 27, 2020, ASX resolved to remove our company from the Official List of ASX following the approval by our shareholders of such voluntary delisting on September 21, 2020 in accordance with ASX Listing Rule 17.11. On October 22, 2020, our Ordinary Shares were delisted from the ASX.

On December 21, 2020, we entered into the CLA Transaction, whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Alpha, pursuant to which we obtained a convertible loan in an aggregate amount of $350,000, against issuance of the December 2020 Financing Debentures, and the December 2020 Financing Warrants. The December 2020 Financing Debentures will have a six month term from issuance and bear interest at 10% per annum. The December 2020 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

Alpha was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. Alpha was also provided a right to purchase $150,000 of additional debentures on the same terms for a period of six months from the date of the December 2020 Financing Transaction. On February 17, 2021, Alpha exercised the foregoing right to purchase $150,000, against issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants, on the same terms as the CLA Transaction.

The December 2020 Financing Warrants and the February 2021 Financing Warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments. The December 2020 Financing Warrants and the February 2021 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the December 2020 Financing Warrants and the February 2021 Financing Warrants. See “Recent Developments—December 2020 Financing” for additional information.

On April 7, 2021, we entered into the April CLA Transaction, whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Jonathan B. Rubini , pursuant to which we obtained a convertible loan in an aggregate amount of $600,000, against issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants.  The April 2021 Financing Debentures have a six month term from issuance and bear interest at 10% per annum. The April 2021 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

The April 2021 Financing Warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments. The April 2021 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the April 2021 Financing Warrants. Jonathan B. Rubini was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. See “Recent Developments—April 2021 Financing” for additional information.

Current Outlook

We have funded our operations to date primarily from the issuance of Ordinary Shares, options, convertible securities and loans. We have incurred losses and generated negative cash flows from operations since inception in 2014. Since our Company’s inception, we have not generated significant revenue from the sale of products. Most of our revenues are currently generated in the United States from monitoring services provided by G Medical Diagnostic (Formerly CardioStaff) and Telerhythmics.

As of December 31, 2020, we had $278,000 in cash and cash equivalents. We expect that our existing cash and cash equivalents will not be sufficient to fund our current operations without raising additional funds, or using the net proceeds from this offering and/or the net proceeds from the exercise of existing warrants. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:

●	the progress and costs of our research and development activities;

●	the costs of manufacturing our products and services;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

●	the magnitude of our general and administrative expenses.

Until we can generate significant recurring revenues and profit, we expect to satisfy our future cash needs through debt or equity financings. We cannot be certain that additional funding will be available to us when needed, on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products and services. This may raise substantial doubts about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements.

We do not believe that our off-balance sheet arrangements and commitments have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2020:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Operating leases	$437	$38	$399	$-	-

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our current investment policy is to invest available cash in bank deposits with banks that have a credit rating of at least A-minus. Accordingly, some of our cash and cash equivalents is held in deposits that bear interest. Given the current low rates of interest we receive, we will not be adversely affected if such rates are reduced. Our market risk exposure is primarily a result of U.S. dollar/NIS and U.S. dollar/RMB exchange rates, which is discussed in detail in the following paragraph.

Impact of Inflation and Currency Fluctuations

Our functional and reporting currency is the U.S. dollar. We incur some of our expenses in other currencies. As a result, we are exposed to the risk that the rate of inflation in countries in which we are active other than the United States will exceed the rate of devaluation of such countries’ currencies in relation to the dollar or that the timing of any such devaluation will lag behind inflation in such countries. To date, we have been affected by changes in the rate of inflation or the exchange rates of other countries’ currencies compared to the dollar, and we cannot assure you that we will not be adversely affected in the future.

The annual rate of inflation in Israel was (0.7)% in 2020 and 0.6% in 2019. The NIS revaluated against the U.S. dollar by approximately (7)% in 2020 and (7.8)% in 2019.

The annual rate of inflation in China was 2.5% in 2020 and 2.9% in 2019. The RMB revaluated against the U.S. dollar by approximately (6.1)% in 2020 and 1.6% in 2019.

The annual rate of inflation in Australia was 0.75% in 2020 and 1.61% in 2019. The AUD revaluated against the U.S. dollar by approximately (9.1)% in 2020 and 0.6% in 2019.

BUSINESS

Overview

We are an early commercial stage healthcare company engaged in the development of next generation mHealth and telemedicine solutions and monitoring service platforms. Our solutions and services can empower consumers, patients and providers to better monitor, manage and improve clinical and personal health outcomes, especially for those who suffer from cardiovascular disease (or CVD), pulmonary disease and diabetes. Using our proprietary and patented suite of devices, software solutions, algorithms and monitoring services, we intend to drive recurring revenue streams in two vertical markets:

●	Business to business (or B2B): professional healthcare markets (including hospitals, clinics and senior care facilities); and

●	Business to business to customer (or B2B2C) and business to customer (B2C): consumer healthcare market.

Our current product lines consist of our Prizma medical device (or Prizma), a clinical grade device that can transform almost any smartphone into a medical monitoring device enabling both healthcare providers and individuals to monitor, manage and share a wide range of vital signs and biometric indicators, our Extended Holter Patch System, a multi-channel patient-worn biosensor that captures electrocardiography (or ECG) data continuously, including our QT Syndrome Prolongation Detection Capabilities Patch. In addition, we are developing our Wireless Vital Signs Monitoring System (or VSMS), which will provide full, continuous and real time monitoring of a wide range of vital signs and biometrics. Our monitoring services include provision of Independent Diagnostic Testing Facility (or IDTF) monitoring services and private monitoring services.

The impact of mobile devices on consumer behavior is growing rapidly and in recent years, patients have become increasingly active in managing their healthcare and are demanding both more tailored products and self-sufficient consumer experiences. We believe that the growing aging population together with rising incidences of chronic diseases such as CVD, cancer, heart ailments and diabetes, will drive market demand for our products.

In addition, recent developments, including the spread of novel coronavirus pandemic and related respiratory disease (or COVID-19), led to a breaking of the barrier associated with the use of telemedicine solutions and made telemedicine an essential instrument for patients and healthcare providers. While prior to COVID-19 patients and healthcare providers often preferred in-person meetings and expressed hesitation to use telemedicine as a substitute, the situation created following the spread of COVID-19, has demonstrated that telemedicine enables safe, efficient and cost-effective treatment and monitoring.

Our management team is led by individuals with over 30 years of combined experience in developing mobile embedded medical sensors, and with over 48 medical devices approved by the U.S. Food and Drug Administration (or the U.S. FDA), including devices approved when the members of our management team were employed at other companies. Our management has proven their ability to execute our go-to-market strategy as described below, with over 25 years of medical device development and commercialization experience in the United States, China, parts of Europe, Australia, South Africa, Japan, the Asia Pacific region and Brazil.

We have experienced a significant increase in revenue in a relatively short period of time. For the years ended December 31, 2017, 2018 and 2019, our total revenues were $109,000, $3,062,000 and $5,526,000, respectively, growing at a compounded annual growth rate (or CAGR) of 612% from 2017 to 2019. The steady increase in revenue since 2017 was interrupted in 2020, mainly due to the effects of COVID-19 in 2020. We narrowed down our net losses from $27,247,000 in 2017 to $15,509,000 in 2019, and to $12,688,000 in 2020; improved our gross margin in the service business which grew from a loss of 5.5% in 2017 to profit of 14.7% in 2019 and 21% in 2020, whereas during this period we generated little revenue from our products business; and net cash used in operating activities from $8,289,000 in 2017 to $6,297,000 in 2019 and $4,817,000 in 2020.

Product Lines

Our product platforms are positioned to reduce inefficiencies in healthcare delivery, improve access, reduce costs, increase quality of care and make healthcare more personalized and precise. We believe that early detection and diagnosis, as well as accessibility for all patients and providers, will positively impact the direction and cost of healthcare today.

Our current product lines consist of our Prizma device, our Extended Holter Patch System and our QT Patch. In addition, we are developing our VSMS.

Prizma Medical Device

The innovative Prizma is a “plug-and-play” medical device that measures vital signs with electronic medical records functionality and clinical grade reporting standards. Our Prizma can transform almost any smartphone into a medical monitoring device using wireless Bluetooth connection. Prizma presents a comprehensive health profile of the user, measuring a wide range of vital signs and biometrics including ECG, oxygen saturation, temperature, heart rate and stress levels. Blood pressure, body weight and blood glucose measurements may be manually entered and tracked on the Prizma app. All of the measurements are saved and tracked on the Prizma app and on the cloud portal. Users may generate reports and share with third-parties (i.e., medical providers, family members).

The Prizma device has been designed as an invaluable tool to help manage an individuals’ health and wellness, and allow healthcare providers to analyze the collected data in order to make better treatment decisions for conditions such as diabetes and heart disease, and vital signs functions for users with a range of health management needs. The Prizma app is available for download on the Apple Store and on Google Play. Prizma is powered by an independent battery, and activated by the user when needed, making usage and transport efficient and comfortable. The user simply places his or her index fingers on sensors embedded on the Prizma device, and the software seamlessly analyzes the data using various measurement methods and algorithms. Prizma can be used on almost any mobile phone, allowing us to quickly adapt the application to new smartphones.

Along with our Prizma device, we offer a remote patient monitoring service (or RPM) for chronic patients. The Prizma device can record various vital signs as frequently as needed on the go and such recordings are being analyzed and presented on a monthly report for physicians to keep track of their patients’ vitals. This service can be provided as a monthly recurring service as long as prescribed by the physician. Prizma is reimbursed monthly per patient under CPT code 99453, 99454, 99457 and additional codes, at a global rate of approximately $123 per month.

ECG	Body temperature	Heart rate	Sp02	Stress	Blood pressure	Weight	Blood Glucose

The Prizma device is available in several models:

Standalone Universal	Standalone Curve	iPhone Case	Folder Case

The Prizma platform provides clients with a one-stop, multi-function and multi-account platform providing secure access to a private cloud healthcare solution powered from a remote cloud infrastructure. The portal syncs all Prizma device measurements to the doctor’s dashboard automatically and notifies of any abnormalities. Patient reports can be generated and downloaded to integrate seamlessly within the physician’s Electronic Health Record. Prizma is compatible with iOS 11.0 or above, Android 6.0 or above and Smartphone Bluetooth BT SIG 4.2.

Monitoring Station:

Physician’s Portal:

User Portal:

Prizma Reports:

This Prizma platform allows our customers to enter and see all their medical information in a single platform. The information is stored on the platform and is also accessible to physicians. In addition, the system allows users to see and print reports with personal medical information and share such reports with third parties. This makes each interaction and use easy and simple.

Our Prizma device addresses the monitoring needs of many individuals, including those suffering from a wide range of diseases:

Prizma Next Generation

In addition, we are developing smart algorithms to measure mechanical respiratory function, which we believe is essential for patients suffering from asthma and chronic obstructive pulmonary disease. We are also developing AI (Artificial Intelligence) in order to improve our arrhythmia detection algorithm. We estimate that the first version of the AI we are currently developing will be implemented within the next 18 months, subject to U.S. FDA approvals.

In the future, we envision additional applications for our 3rd generation Prizma device, including blood chemistry tests:

●	Glucose level measurement

●	Cholesterol, triglyceride, total cholesterol level

●	Hemoglobin level (A1C)

●	Uric acid level

●	Â-Ketone level

In August 2017, we received 510(k) clearance (under prescription) for our Prizma device from the U.S. FDA, and in September 2017 we received CE mark. These clearances were followed by approval received in November 2017 from the Therapeutic Goods Administration (or the TGA). In March 2020, we received registration with the Italian Health Ministry’s database of medical products. In April 2020, the U.S. FDA granted us OTC authorization based on an Emergency Use Authorization (or EUA) policy which will remain in force during the public health emergency related to COVID-19. This authorization will allow us to sell the Prizma device directly to consumers without a physician’s prescription. In April 2020, we received Taiwan FDA approval for our Prizma device. We are also preparing our application to the Chinese National Medical Products Administration (or NMPA) for our Prizma device.

Despite the fact that regulatory clearances and approvals were received in 2017, since the Prizma device is a novel and innovative product, and due to first to market penetration, the market acceptance of the product was slow. In addition, the Current Procedural Terminology codes covering Prizma RPM were only approved by the Centers for Medicare & Medicaid Services (or CMS) in November 2019. We intend to continue our market education efforts for our Prizma device and other products, in order to enhance market acceptance.

Extended Holter Patch System

Our Extended Holter Patch System is a multi-channel patient-worn biosensor that captures ECG data continuously for up to 14 days. We believe that multi-channel ECGs can deliver higher predictive values with more actionable data, which enables a more accurate diagnosis. In addition, the Extended Holter Patch System allows patients to capture any symptomatic event by tapping a button on the recorder and documenting their activity and symptom in the patient diary. This correlates the ECG activity and provides physicians with more contextual data to make a diagnosis. Following the monitoring session, the device is returned to us and the data is uploaded to our secure cloud for analysis. A concise clinical report of preliminary findings is generated by certified cardiac technicians, validated through a quality assurance (or QA) process, and made available to the physicians on our secure physician portal.

The modular and easy-to-use patch solution utilizes a body worn sensor, a removable recorder, a secure cloud platform and a clinical reporting system. The patch has a very soft fabric format, and its water-resistant technology allows showering without removing the patch. These attributes encourage patients to wear the sensor all day long, resulting in more meaningful data, enabling more accurate diagnosis and timely treatment decisions. Clinical studies have demonstrated that wearable patch technologies can improve a physician’s ability to more accurately detect arrhythmia, allowing them to change the course of treatment. In November 2017, we received the CE mark for our Extended Holter Patch System, and in May 2020 we received TGA approval.

Our Patch recorder provides up to six channels of ECG and can be used for up to 14 days of ECG monitoring. The Patch records and transmits the ECG data to a smartphone which acts as a gateway to our call center. The frequency of transmissions can be set by the healthcare provider while the default setting of the device is to record and transmit 10 minutes of ECG data every hour. The data is saved and wirelessly transmitted by the user’s smartphone to our diagnostics call center for QT Syndrome Prolongation Detection capabilities analysis. The call center in turn sends the report to the prescribing physician at the hospital.

In May 2020, the U.S. FDA approved under EUA the use of our Patch in order to detect QT syndrome prolongation in a hospital setting for remote monitoring of the QT interval prolongation of an ECG. The EUA policy will remain in force during the public health emergency related to COVID-19.

Wireless Vital Signs Monitoring System (in development)

We intend to use our proprietary diagnostic sensor technology to further develop a full monitoring and diagnostic ecosystem, which we refer to as our VSMS. The VSMS is a simple, easy to use, low cost and affordable solution which is designed to provide continuous real time monitoring of a wide range of vital signs and biometrics for patient in pre-hospitalization condition, during hospitalization or after their discharge. Subject to financing, we are aiming to finalize the initial prototype of the VSMS by the end of 2021. We are in the final stage of algorithm development, to be followed by development of the embedded software. At the same time, we are working on the development of a backend system for the hospital segment as well as for our monitoring call center.

The system is designed to comprise four main elements: (i) a six lead ECG patch utilizing an arrhythmia detection algorithm, body positioning algorithm, internal memory and wireless communication to communicate with the smartphone gateway and transmit data to the call center; (ii) a smartwatch (which we believe is clinical grade) which integrates an optical sensor known as a photoplethysmography sensor for oxygen saturation, heart rate, respiration and blood pressure measurement; (iii) a small wireless thermometer sensor to monitor body temperature; and (iv) a central “Hub”, a cloud-based, user-friendly analytics platform which is available on smartphones, tablets and personal computers. The six lead ECG patch is based on our Extended Holter Patch System, but will require further development and internal clinical trials to integrate the patch with our VSMS, and we expect that these trials will be completed by the end of the first quarter of 2021. The smartwatch element of the product is under development and we targeting to have the smartwatch complete by the end of the first quarter of 2022. We will be using an original equipment manufacturer smartwatch in order to develop the proprietary software and embedded parts of the software. For the wireless thermometer sensor, we will use a third party with our embedded communication software. We are targeting to have this element of the product completed by the end of the second quarter of 2021.

The Hub is being designed to perform the following functions:

●	receives, displays and stores data from multiple patients;

●	analyses data using multiple algorithms to detect vital signs abnormalities and alerts in real time in the case of a threshold breach. Alternatively, in case of continuous transmission of data, algorithms are activated on the Hub and not on the sensors to optimize power consumption; and

●	generates reports from the raw data for user and healthcare professionals.

We are targeting to complete the development of the Hub by the end of 2021. Once all elements of the VSMS are complete, we intend to pursue regulatory approvals, including with the U.S. FDA and the CE mark. We expect that the proceeds from this offering will provide us with sufficient capital to complete the development of our VSMS. See “Use of Proceeds” for additional information.

The VSMS platform was designed to reduce inefficiency in healthcare delivery, simplify the monitoring processes of patients, improve the quality of patients’ care, make healthcare more personalized, reduce costs and increase availability of patients’ monitoring in and outside hospitals. We believe that such features will positively impact the direction and cost of future healthcare.

The key advantages of the VSMS include:

●	fully wireless body-worn sensors;

●	central database and backend system with an intuitive dashboard;

●	sophisticated proprietary algorithms for ultimate precision and accuracy;

●	real time, automated monitoring of patients’ vital signs and biometric parameters;

●	saving of the raw data for further analysis by healthcare providers;

●	different operation modes:

-	event mode (initiate by the patient)

-	auto detect / auto send mode

-	continuous mode (streaming of data)

-	pre-defined transmission mode

●	monitors patients from any location using either WCDMA or Wi-Fi connectivity; and

●	trend analysis and periodic reports for ongoing health monitoring and care.

Potential customers of the VSMS are hospitals and health care providers, nursing home and assisting living residences, nursing agencies for home visiting and post discharge patients.

Our Monitoring Services

Our monitoring services in the United States focus on two main verticals:

●	IDTF Monitoring Services (B2B): CPT based services; and

●	Private Monitoring Services (B2B, B2C and B2B2C): services provided by a different entity, independent to the IDTF

Independent Diagnostic Testing Facility (IDTF) Monitoring Services

Our provision of IDTF monitoring services is comprised of arrhythmia monitoring services for patients (including MCT, extended Holter and CEM), and use our Prizma device’s RPM of vital signs on a daily basis and generating reports that allow physicians to track their patients’ health condition.

The graphic below represents the workflow being done by our medical monitoring service centers, from the moment a single patient is enrolled in the service until a summery medical report is delivered to the prescribing physician.

An IDTF can sell services as a provider to physicians, hospitals and patients. All services are provided according to physician’s prescription done through the enrollment form on our proprietary website. After receiving an enrollment form, we will verify that the patient has an insurance coverage for the service requested by the physician and then will provide the patient, directly or through a physician, with the monitoring device. The patient will wear the monitoring device during the total service monitoring time, and we will monitor and support the patient and send medical notifications to the patient’s physician, according to the type of service provided. Once service is completed, we will send the physician an end-of-session report with a summary of all relevant information detected during the service period. We will also send the bill out to the relevant insurance company and collect the money according to the specific CPT code and monitoring services that were provided.

Under the IDTF umbrella, we offer four types of services for remote cardiac monitoring:

●	MCT: a 24/7 remote cardiac monitoring and transmission in near-real time of specific arrhythmias recognized by the algorithm. This service can be provided to patients for up to 30 days and is reimbursed for up to twice a year per patient. The reimbursement under CPT code 93229 will range from $550 to $1,000 depending on the insurance company, locality, and coverage.

●	Extended Holter (AECG): cardiac monitoring 24/7 for up to 14 days. Analysis is done off-line when the device is returned to the call center. This service is reimbursed multiple times a year per patient. Reimbursement under Temporary CPT code 0297T will range from $200 to $350 depending on the insurance company, locality and coverage.

●	Cardiac Event Monitor (CEM): cardiac monitoring and recording only when the patient has an arrhythmia. This service is available for up to 30 days and reimbursed per patient multiple times a year. Reimbursement under CPT code 93271 will range from $150 to $250 depending on the insurance company, locality and coverage.

●	24/48 Hours Holter Monitoring: cardiac monitoring for up to 24-48 hours only. This service can be provided per patient, multiple times per year. Reimbursement under CPT code 93226 will range from $38 to $55 depending on the insurance company, locality and coverage.

We entered the U.S. arrhythmia monitoring services industry through our December 2017 acquisition of CardioStaff, an IDTF based in Austin, Texas. The IDTF provides physicians and hospitals with 24/7 remote cardiac monitoring services which utilize our Holter, extended Holter, MCT and event monitoring devices. CardioStaff was rebranded as GMedDx and is expected to serve as a platform for introducing our innovative suite of clinical-grade products into outpatient settings, physician practices, hospitals and senior care facilities in the United States.

In November 2018, we acquired a second IDTF, Telerhythmics, based in Memphis, Tennessee. Telerhythmics operates mainly across the Southeastern United States, and provides hospitals and physicians with cardiac monitoring services including MCT, Holter and event monitoring. In addition to its traditional activities, Telerhythmics will utilize the Prizma device for RPM services.

Telerhythmics and GMedDx have entered into approximately 140 commercial payor agreements across local, regional and national markets as well as an agreement with CMS, which provides health coverage to more than 100 million people.

In May 2019, GMedDx entered into PPAs with Prime Health Services, Inc and Ancillary Care Services, Inc. The PPAs have further and significantly increased our footprint in the healthcare delivery system of cardiac monitoring and provide more exposure to our future patient base and third-party payer populations.

We have adopted a three-phase approach for the deployment of our IDTF platform which includes evaluation, implementation and treatment phases. Ten university hospitals in the United States are now in the treatment phase, another seven hospitals are near completion of the implementation phase and we are witnessing an increase in patient enrolment that we expect to continue. We receive approximately between $175 to $750 in reimbursement per patient monitored depending on specific modality. We have been approved and CPT-coded with more than 150 healthcare insurance providers to be reimbursed by our services.

Private Monitoring Services

In addition to IDTF monitoring services, we will provide private monitoring services, utilizing our Prizma device. Under the private service umbrella, we offer three main lines of services:

●	Prizma OTC: sales of the Prizma device to consumers with a user portal service which will allow them to save their medical tests and create their own medical information reports and share such reports remotely or when visiting their physicians.

●	Prizma Concierge Medicine Services: a 24/7 call center service that allows subscribers to speak directly with a physician regarding the collected data.

●	Prizma Care Facility/Nursing Home Services: a 24/7 service that assists care facilities and nursing homes to track diagnostic information for patients and residents.

Our Ecosystem

The following is a depiction of the ecosystem in which our products and services are intended to play a role:

We anticipate that our next generation mobile technologies will empower both users and businesses to better utilize their business processes by merging them into a coherent ecosystem. We plan to provide users (individuals or families) products and services, and collect valuable data and monetary inflows at the same time. We also plan to serve businesses (including hospitals, pharmacies, elderly care institutions, research institutions, etc.) by establishing a direct linkage using mobile technology to maximize the value of user data, which is more than ever needed by businesses.

Market Potential

Telemedicine and Mobile Health Market Opportunity

According to data published by the Centers for Disease Control and Prevention, in 2019 there were approximately 147 million hospital visits and approximately 884 million doctor visits in the United States alone, and an equal number of diagnostic data sets collected. Healthcare providers require diagnostic data to evaluate patients before, during and after medical interactions. A standard set of health diagnostics data is routinely collected at each healthcare interaction, including patients’ temperature, blood pressure, weight, heartrate, SPO2, blood glucose, ECG and stress.

According to the Organization for Economic Co-operation and Development (or OECD), healthcare spending as a percentage of gross domestic product (or GDP) is increasing. In 2018, health spending in the United States as compared to all OECD countries was the highest at 16.9% of GDP. In the European Union (or the EU), health spending was 10% of GDP and in the OECD, it was 8.8%. As patients become more demanding and providers’ constraints more challenging, cost-effective health solutions and access become a top priority.

Telemedicine provides potential answers to major healthcare challenges, including improved productivity and efficiency, and better utilization of centralized assets and scarce talent resources. A recent report by the OECD states that several elements must be in place to ensure the widespread delivery of teleconsultations and other telemedicine applications:

●	a clearly defined regulatory environment;

●	treatment of health data;

●	medical liability;

●	policies governing the establishment and use of telemedicine services; and

●	national and regional strategies that address telemedicine.

Recent developments in the COVID-19 pandemic enabled the breaking of some of the barriers associated with the use of telemedicine technologies, and we believe that telemedicine is recognized as an essential instrument in healthcare by patients and healthcare providers and it is now widely believed that there will be a significant increase in the use of telemedicine services. While prior to COVID-19, patients and healthcare providers often preferred in-person meetings and expressed hesitation to the use of telemedicine as a substitute, the situation created following the spread of COVID-19, has demonstrated that telemedicine enables safe, efficient and cost-effective treatment and monitoring. Telemedicine services have the potential to facilitate medical care for both confirmed COVID-19 patients and non-COVID-19 patients, while protecting patients and healthcare providers. According to a consumer survey from McKinsey & Company from April 2020, consumer adoption of telehealth products has skyrocketed in light of COVID-19, from 11% of U.S. consumers using telehealth in 2019 to 46% of consumers using telehealth after April 2020. In addition, it is estimated that approximately $250 billion, which represents approximately 20% of all Medicare, Medicaid, and Commercial outpatient, office, and home health spend, could potentially be virtualized.

Even before COVID-19, mHealth was a fast-growing market, and data suggests this trend is going to continue. The World Health Organization (or WHO) defines mHealth as “medical and public health practice supported by mobile devices such as mobile phones, patient monitoring devices, personal digital assistants, and other wireless devices.” According to a report published by research2guidnace, mHealth is projected to have the highest positive impact on reducing costs associated with:

●	readmission in hospitals and duration of stay;

●	patients’ non-adherence to treatments;

●	doctor visits and consultation costs;

●	redundant examination and medical trial costs;

●	prevention costs;

●	labor costs; and

●	investment in technologies.

With the growing penetration of smartphones and internet connectivity, the adoption of mHealth technologies by physicians and patients has increased considerably. According to research by Grand View Research, the global mHealth market size was valued at $40.7 billion in 2019 and is estimated to reach $316.8 billion by 2027, growing at a CAGR of 29.2% over the forecast period from 2020 to 2027, and the remote patient monitoring system market size was valued at $1.28 billion in 2019 and is estimated to reach $2.41 billion by 2024, growing at a CAGR of 13.4%.

According to a report published by Grand View Research in March 2019, the IoT healthcare market (meaning the market for interrelated computing devices and mechanical and digital machines targeting healthcare such as our products) is projected to reach $158 billion by 2022. According to SEC filings made by Fitbit, Inc., it was able to sell 16 million of its devices in 2019 alone. We believe that a rising adoption of wearable technology and a growing geriatric population coupled with the rising prevalence of chronic conditions, which affects six in ten Americans, are among the key factors driving the market expansion.

With the growing penetration of smartphones and internet connectivity, the adoption of mHealth technologies by physicians and patients has increased considerably. This specially holds true for mobile healthcare apps, including fitness and medical apps, with fitness and wellness holding a significant share of the total mHealth apps market. Moreover, the healthcare industry exhibits a high growth potential for the IT industry due to supportive government initiatives across all regions.

According to a March 2020 report from MarketsandMarkets, the global telehealth market is projected to reach $55.6 billion by 2025, which is a significant increase from $25.4 billion in 2020. The growth is projected at a CAGR of 16.9% during the forecast period. According to the report, North America dominates the telehealth market by region, due to factors such as the rising prevalence of chronic conditions, the need to reduce healthcare expenditure, increasing overall and geriatric population. However, the Asia Pacific market is expected to grow at the highest rate during the forecast period, owing to the prevalence of chronic diseases and the overcrowding of hospitals.

According to a May 2020 report from McKinsey & Company, in order to realize the full potential of telehealth, the market requires, among others, increased access to remote monitoring devices for specific clinical conditions (glucose monitoring for diabetes; heartbeat and blood pressure monitors for cardiovascular conditions). Also, providers may be required to integrate these types of devices into care plans. Payers may need to offer reimbursement, and solutions may need to enable integrated access between, for example, primary care physicians, care managers, and at-home caregivers. These services could also require the deployment of supportive patient engagement tools (for example, digital coaching, care plan navigation tools), tailored to patients’ needs and integrated with communication channels to providers, care managers, and others involved in their care.

United States

According to the Deloitte 2020 Survey of US Health Care Consumers, which surveyed 4,522 consumers between February 24 and March 14, 2020, and the Health Care Consumer Response to COVID-19 Survey (together, the Deloitte Surveys), which surveyed 1,510 consumers about their health, experiences, and behavior in mid-April to early May 2020, the percentage of consumers using virtual visits increased from 19% at the beginning of 2020 to 28% in April 2020. Moreover, the data shows an increase in consumer willingness to share data in every scenario measured in the graph below.

After a slight decline in willingness to share data prior to COVID-19, new data shows that consumers are more comfortable sharing data in a crisis

US 2020
US 2018
Prior to COVID-19
As a result of COVID-19
Scenarios where consumers would be willing to share data from fitness and health-monitoring devices
Share with my doctor to help him/her provide better care to me
53%
60%
Alert myself and share with my family if I'm in danger due to a fall, rapid elevated heart rate, or other emergency situations
50%
53%
Share with emergency services if I experienced rapid elevated heart rate or other sudden emergency situations
50%
53%
Share with an organization that does health care research as a blinded/anonymous contribution
39%
39%
Share with the developer of the device as a blinded/anonymous contribution to improve the device or program
32%
40%
More consumers are willing to share personal health information as a result of the crisis
Health Insurance company
65%
71%
Preferred local health care system or hospital
71%
73%
A leading national health care provider
47%
53%
Tech companies
15%
18%
Top retailers
14%
15%
Top online-only retailers
13%
15%

Source: Deloitte Center for Health Solutions 2020 and 2018 Health Care Consumer Survey.

Source: Deloitte Study of Health Care Consumer Response to COVID-19, April/May 2020.

Deloitte Insights | deloitte.com/insights

In addition, the Deloitte surveys reveal that about a third to half of consumers are comfortable using at-home diagnostics for various reasons, as demonstrated in the graph below. Younger generations are more comfortable across the board. The largest gaps in comfort levels by generation are for genetic tests (24% of seniors as opposed to 47% of Gen Z and millennials) and at-home blood tests to track overall health (28% of seniors as opposed to 47/48% of Gen Z and millennials).

A study conducted by the Society for Cardiovascular Angiography & Intervention, that surveyed 1,068 responses from a nationally representative sample over age 30, found that more than 50% of Americans are avoiding care for medical emergencies such as heart attack, due to the fear of contracting COVID-19. Health systems, independent practices and others telehealth providers are reporting 50 to 175 times more telehealth visits compared to the number of telehealth visits pre-COVID-19. In addition, 57% of health providers view telehealth more favorably than they did before COVID-19 and 64% are more comfortable using it.

CMS have recently expanded access to Medicare telemedicine services on a temporary and emergency basis under the 1135 waiver authority and Coronavirus Preparedness and Response Supplemental Appropriations Act (Phase 1), so that beneficiaries can receive a wider range of services from their physicians without the need to attend a healthcare facility. Under the COVID-19 new guidelines, beginning March 6, 2020 and for the duration of the COVID-19 public health emergency, Medicare is able to pay for office, hospital, and other visits furnished via telemedicine across the country, including in patients’ homes.

In addition, in November 2018, CMS finalized changes to the 2019 Physician Fee Schedule and the Quality Payment Program and will now pay providers for communication technology-based services. Through the rule, CMS is also expanding the number of Medicare-covered telemedicine services to include “prolonged preventive service(s)”. CMS will pay physicians for their time when they check in with Medicare beneficiaries via telephone or another telecommunications device. Physicians will also be paid for the time it takes to review a video or image sent by a patient to assess whether a visit is needed.

China

According to a March 2020 report from Statista and data from the Organization for Economic Co-operation and Development, China is facing a significant shortage of physicians with two doctors for every 1,000 people, compared to 2.6 doctors per 1,000 people in the United States and 3.7 per 1,000 people in Australia. Accordingly, the Chinese government has made healthcare a priority.

In addition, in China the distribution of superior medical resources is extremely uneven. More than 70% of the third-level grade-A hospitals are located in the eastern region, making the potential demand for telemedicine in the central and western regions disproportionately much larger.

Data source: chyxx.com – The proportion of third-level grade-A hospitals in the three regions in 2018

According to the China Power Project, China’s population is growing old at a faster rate than almost all other countries, due to increased life expectancy and decreased birth rate as a result of China’s 36-year one-child policy. In 2017, in China, the proportion of Chinese citizens above 60 years old obtained 17.3 percent, approximately above 241 million.  It is expected that China’s 65-year-old population will reach 487 million, or nearly 35 percent in 2050. China’s looming demographic shift presents considerable social and economic challenges. According to China Briefing, the changing of demographics in China have led to a population where chronic disease is more prevalent than in the past. As a result, there is a higher demand for disease management and ongoing monitoring.

In addition, a draft of China’s Law on the Promotion of Basic Medical and Health Care approved by the National People’s Congress became effective in June 2020. The draft law contemplates the promotion of telemedicine services, which has been expedited by the COVID-19 outbreak. In 2016, the government launched Healthy China 2030. There is currently a government mandate that prioritizes healthcare which AI and digital health will help to fill the gap, with telemedicine making it possible to increase the number of people receiving real time consultation.

Both local and foreign companies are investing in the development of specialized and differentiated private hospitals, along with innovative aged care. According to Research and Markets, China, the world second largest economy, is forecast to reach an estimated mHealth market size of $25.6 billion in 2027, representing a CAGR of 22.1% from 2020 through 2027.

mHealth is being driven by increase in aging population over the age of 60 and a lack of access to quality healthcare-services and limited resources that hinder a physicians’ ability to provide sufficient time beyond treatment and diagnosis.

mHealth can also be used in more rural parts of China to help resolve accessibility challenges. The current policy environment in China is playing an important role in promoting industry development and facilitating medical treatment through combining Internet technology with China’s health industry. Internet hospitals have become a service platform that integrates online appointments, consultations, prescribing and delivering medicine, and online and offline diagnosis and treatment with the help of Internet technology. Integrating physical hospitals into the platform provides strong support for Internet hospitals in conducting consultations, follow-up visits, and chronic disease management on the Internet. Remote monitoring and other mHealth solutions break through space limitations of physical hospitals but also work synergistically with physical hospitals, so people in remote areas can also have access to high-quality medical treatment.

The graphics below show data regarding mHealth practices in China over the last several years:

Source: Everbright Securities Research Institute – Internet Medical Insurance Payment Policies Across the Country 2016-2020

Source: Minsheng Securities – Changes in the Number of Internet Hospitals

Source: MobTech, Minsheng Securities – Proportion of Users of Internet Medical APP in April 2019

Europe

Well-established telemedicine services are already provided in healthcare systems across Europe including in the UK, France, Sweden and Portugal. In other countries, including Germany, Spain, Poland and Belgium, many telemedicine services platforms have launched recently.

Source: Health Advances analysis, CBCN, The New York Times, TechCrunch, Sanita Digitale

COVID-19 caused a surge in demand for teleconsultations in Europe amid the lockdowns on movement and travel, the limit on accessing medical services, and hospitals operating over-capacity. For example, in France, teleconsultation services increased more than 10-fold in one week during the pandemic. Many emergency measures were put in place by governments to help individuals access virtual medical services. These include the removal of needing to know a patient before teleconsultation, reimbursing all teleconsultations, the ability for healthcare providers to use whatever technical means to conduct teleconsultations, and telemonitoring of COVID-19 patients by nurses, which is also 100% reimbursed. Post COVID-19, it is expected that those countries with established telemedicine ecosystems will continue strong adoption on a permanent basis.

Monitoring Services Market Opportunity

According to CMS, two-thirds of Medicare beneficiaries have two or more chronic conditions. Such conditions often require continuous medical monitoring. In addition, an estimated 5.86 million ambulatory ECG diagnostic tests were prescribed by physicians in the United States in 2020, which represents a $2.21 billion market opportunity. With an estimated 13% CAGR (from 2015 to 2025), this represents a very healthy market for our arrhythmia monitoring technologies and service platform. Although there is little data outside of the United States, we believe additional markets exist due to an ageing global population, unhealthy lifestyles and prevalence of Atrial fibrillation. Clinical research has also shown that traditional ambulatory cardiac monitoring tools, such as Holter and event monitors, do not collect the required amount of data for making a definitive diagnosis, as these older devices may have too short of a monitoring time, may not continuously collect ECG data, or patients will not wear the device (low patient compliance). Hospitals and physicians are also outsourcing more of their ambulatory ECG monitoring needs, in order to minimize costs and workflow burden. As shown in the chart below published by Research and Markets, the global MCT market is expected to grow at a CAGR of 11.3% during the forecast period from 2020 to 2026.

Our innovative technologies and proprietary software and algorithms have the ability to improve patient compliance, provides continuous monitoring and multiple channels of ECG, which ensures higher diagnostic yields that can deliver better clinical outcomes.

Integrated Delivery Networks

Third-party research estimates that the global healthcare big data analytics market was worth $19.6 billion in 2018 and is projected to reach a value of $47.7 billion by 2024, registering a CAGR of around 16% from 2019 to 2024. This data will be augmented by patient-generated health data (or PGHD), which is data primarily captured and recorded by the patient themselves, allowing them greater ownership over their own health. Integrating PGHD into electronic health records will help providers understand the patient experience, increase efficiency and productivity of clinical trials, improve the prediction of addressable treatment toxicities, and ultimately improve quality of care and clinical outcomes. The United States could reach a “critical mass” of physicians using PGHD from devices such as wearables by 2020, according to new research released by the Consumer Technology Association. Additionally, insurers are offering free remote monitors/wearables and cash incentives to subscribers who meet certain health goals.

Concierge Medicine

Concierge medicine can be defined as a B2B2C model. Currently, about 12,000 physicians in the United States offer concierge healthcare services. This niche market is growing due in part to organizations that recruit physicians to manage concierge practices. Concierge physicians have fewer patients, offer same-day appointments and longer office visits, and participate in email and phone communication. Studies have found that patients with concierge medicine physicians are more satisfied and have fewer visits to ERs and specialists, thus resulting fewer hospitalizations, fewer emergency department visits, and better control of hypertension and diabetes. A study published in The American Journal of Managed Care, found a 79% reduction in hospital admissions for Medicare patients in concierge medicine affiliated practices, compared with those in traditional practices.

Direct Primary Care

Direct primary care (or DPC) can also be defined as a B2C model. DPC practices have a direct financial relationship with patients and provide comprehensive care and preventive services. This is a mass-market variant of concierge medicine, with the biggest difference being that the DPC model charges a flat rate fee that often includes most or all physician services. The monthly fee typically includes basic checkups, same-day or next-day appointments, and the ability to obtain medications and lab tests at or near wholesale prices. The DPC model does not rely on insurance co-pays, deductibles or co-insurance fees. All DPC providers recommended patients have some form of insurance, or take part in a healthcare sharing plan that functions like insurance, as a patient is not protected financially if they have a health issue outside the scope of primary care.

Our Strategy

Our strategic objective is to participate in the large and growing worldwide mHealth marketplace by developing and commercializing innovative next generation telemedicine solutions and monitoring service platforms. Using our proprietary and patented suite of devices and software solutions, we are implementing a go-to-market strategy aimed at establishing and growing multiple recurring revenue streams across consumer and professional healthcare verticals, and in a variety of geographical territories.

Our current strategic commercial activities are focused on:

●	investing in cardiac monitoring service centers in the United States;

●	commercializing the Prizma device and Patch Extended Holter Patch System monitoring solution in the United States, China and other markets;

●	completing the development of our VSMS; and

●	cultivating various channels of distribution. Such channels include hospitals, insurance companies, chronic care management companies, concierge medicine groups, Telcos, specialized mobile virtual network operators (or MVNOs) distribution houses, original design manufacturer (or ODM) handsets and wireless design centers.

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Hospitals, Clinics and Physician Practices. Our cardiac monitoring services are marketed to healthcare institutions, hospitals, clinics and physician practices. We employ highly educated sales professionals in the United States and United Kingdom who regularly call on these stakeholders and educate them on the clinical value of multi-lead ECG monitoring solutions. We believe our comprehensive range of technologies appeals to many healthcare providers, as they can order the right device for each patient.

We will lease the Vital Signs System to hospitals on a per day fee model. The device can then be prescribed by a physician for monitoring patients in the hospital, and in pre-admission and post discharge programs. Once a patient is discharged, we anticipate that patients may continue monitoring services by using the Prizma device.

●	Insurance Companies. We propose to sell the Prizma device and lease the monitoring center diagnostic services on a monthly fee per patient. Healthcare insurers typically have high-acuity patients who would benefit from participation in chronic care management programs.

●	Chronic Care Management. We propose to sell the Prizma device and lease customized back end analytics platforms to these companies who manage high-acuity patients of healthcare insurers, homecare agencies, nursing homes, and skilled nursing facilities (SNFs).

●	Concierge medicine. We will explore purchase and lease programs of the Prizma solution to concierge medicine practices. This model may resemble those provided to healthcare insurers or chronic care management companies.

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Telcos. In addition to selling our Prizma device directly to end users, we intend to sell the Prizma device, or license the Prizma technology directly for use with Telcos’ smart-phone product offerings. The result will be an integrated version of the Telco’s product offerings that will integrate our technology, and will be a full mHealth ecosystem solution that combines automatic alerts, analysis, human interaction, data sharing and self-sufficient use, which is independent from physician’s response.

In addition, cloud monitoring services from the Prizma device are anticipated to be offered based on a two tier program: monitoring over the cloud by sending the data and receiving automatic feedback; and monitoring with access to a professional clinical call center that can provide real time feedback to the customer and ability to triage with a healthcare professional.

●	Mobile Virtual Network Operators. Our approach for MVNOs is to derive revenue on a two-tiered basis: business to customer by selling hardware directly to customers and providing cloud monitoring services; and business to business by selling hardware directly to mass merchants and national chains and providing cloud monitoring services, such that we utilize the big merchants as distributers by promoting the devices to the end customers.

●	ODM Design Centers. We aim to be in a position to work with design houses to integrate the Prizma technology within the ODM’s smartphone models. We anticipate that this approach will allow us to penetrate a higher number of distribution channels and markets with a relatively low overhead. As hardware sales grow, we anticipate that the monitoring services will continue to grow thereby increasing monthly recurring revenues payable to us.

●	Big Data. Our services will result in the creation of a huge data base of anonymized information with tremendous potential value. The information will be very valuable to government health departments, insurance companies, pharmaceutical companies, contract research organizations and universities. To secure the anonymized information, we implement two layers of security measures: separating patient information from medical information and utilizing encryption tools. The information provided will help to understand better and dissect the territories on different medical health levels and direct budgets to real need. For insurance companies the data will help reducing unnecessary cost and noncompliance by patients. Our business model will be based on licensing agreements with the above referenced entities. Each license will be granted pursuant to a license agreement between us and the relevant entity, which will define the scope of the requested data and the amount of the license subscription fee.

Implementation of Our Strategy in the United States

Our monitoring center strategy is to be the go-to provider of innovative cardiac monitoring services in the United States. We plan to further expand by targeting all healthcare providers who can benefit from our comprehensive service offerings, which include our Extended Holter Patch System, MCT, event and traditional Holter devices. Our customers demand a wider range of offerings as one device type does not fit all needs.

To penetrate this market and drive growth, we plan to:

●	educate stakeholders in the healthcare environment on the benefits of multi-lead technologies that deliver more comprehensive clinical results and high-patient compliance;

●	provide in-house clinical evidence of diagnostic results generated from our service platform;

●	contract with more commercial payors in order to increase patient access. We currently have contracts with CMS, some Blue Cross Blue Shield entities, a key veterans affairs medical center, and other commercial payors across the country;

●	offer our clinical expertise and patient-centric services 24/7;

●	expand our sales force to drive growth in targeted territories; and

●	utilize our platform to introduce innovative solutions such as the Prizma device, Extended Holter Patch System and VSMS.

In addition to the 2017 acquisition of CardioStaff, in November 2018 we executed on our acquisition strategy with the purchase of Tennessee-based Telerhythmics, in the amount of $1.95 million. Founded in 1996, Telerhythmics provides on-site and remote arrhythmia-monitoring services to doctors and physicians. These services include MCT, event and Holter monitoring. The acquisition brings additional payer contracts, clinical and logistical scalability, access to additional monitoring technologies and an existing platform for launching our proprietary technologies into the important digital health space. We are working on a smooth integration and will disclose these plans in the coming months. For the foreseeable future, Telerhythmics, a wholly-owned subsidiary of G Medical Innovations USA Inc., will run operations in a separate facility, but with synergistic opportunities that will help us achieve higher profitability.

In April 2020, we entered into a distribution agreement with LiveCare Corp. (or LiveCare), a US-based remote patient solutions company. Pursuant to the agreement, LiveCare will promote the sale of and distribute our Prizma device in the United States. As part of the agreement, we will work with LiveCare to integrate the Prizma device into LiveCare’s Link+ platform, which will be offered directly to consumers. The Link+ platform is a 4G smart home gateway that integrates an array of medical devices into a patient’s home using a simple, touch-free syncing process. The agreement is for an initial period of three years, unless notice of termination is provided by either party, and will automatically renew for successive one year terms thereafter, unless either party provides notice of its intent not to renew the agreement at least 30 days prior to the applicable anniversary date. There are no minimum sales commitments under the agreement.

In April 2020, we entered into a distribution agreement with All County Health Care Inc. (or All County), a Medicare certified home health company specializes in the provision of quality home-based healthcare services. Under the agreement, All County will distribute our Prizma in the United States and will offer customers certain additional Prizma related services. The agreement does not provide for a term. In addition, there are no minimum sales commitments under the agreement.

GRS Marketing Services Agreement

On September 30, 2020, we entered into a media and marketing service agreement (which we refer to as the GRS Agreement) with GRS, an affiliate of Guthy-Renker, LLC. Guthy-Renker is one of the largest and most respected direct marketing companies in the world. Since 1988, Guthy-Renker has discovered and developed dozens of consumer products in the beauty, skincare, and wellness categories.

Pursuant to the GRS Agreement, GRS will, for a three year term, exclusively oversee all television production, radio creative and social media for our company in the United States, including our Prizma mobile medical monitor and other consumer products and services. GRS will manage all television advertising, social and radio media buying, based on approved monthly budgets.

In consideration of GRS’ marketing advisory and creative services, we shall pay to GRS a low five digit monthly retainer, a low single digit percentage gross sales commission on all of our U.S. sales of consumer products and services, but excluding IDTF revenue.  We have also agreed to issue to GRS the GRS Warrant, which is a nine year warrant exercisable for 5% of the fully-diluted total amount of our Ordinary Shares as of the completion of this offering. The GRS Warrant vests in two equal tranches, the first immediately (with such warrant having an exercise price of A$0.9 (approximately $0.69) and the second on the first anniversary of the execution of the GRS Agreement (with such warrant to have an exercise price the lesser of a fifty percent discount to the price to the public in this offering or the price of our Ordinary Shares on the date of vesting).

UnityPoint Health Pilot

On April 16, 2021, we were notified that the Cardiovascular Services arm of UnityPoint Health Methodist (or UnityPoint) in Peoria, Illinois was entering into a pilot program with us, for using our Prizma device on cardiac patients. We were advised that the pilot will initially include 500 patients, who will be monitored remotely to detect abnormal heart rate and conditions associated with a decrease in the oxygenation of the lungs such as worsening hear failure. As part of the pilot, our monitoring call centers will provide constant reporting and will use our device to detect any cases of emergent need for cardiac care. It is intended that in the event that an abnormality will be detected, the patient will be seen by a cardiology provider at UnityPoint’s Peoria clinic, potentially preventing unnecessary visits to the emergency room and hospitalization.

Under the GRS Agreement, if we terminate the GRS Agreement within twelve months from signing a definitive agreement, then we will be restricted from using or buying any television, radio, digital or social media advertising in the United States for twelve months following the date of termination. Such restriction will not apply if we choose to accelerate the vesting of the GRS Warrant. In addition, such restriction will not apply if we and GRS fulfill their respective obligations under the GRS Agreement through the end of the three year term.

Implementation of Our Strategy in China

Since May 2018, we have been in contact with Dongtai City Internet Hospital (or the Dongtai Hospital) on several occasions. The Dongtai Hospital provides patients with various remote health services including online medical consultation, health monitoring, extension of prescriptions and more. The Dongtai Hospital has purchased 100 Prizma devices to be used as part of a pilot for their Citizen Health System Program which is aimed at connecting the clinics located in villages, district hospitals and the City Third Grade Class-A hospital together through the internet.

The Prizma devices purchased by the Dongtai Hospital will be used by nursing homes, allowing the collection of residents’ vital signs data without having them to visit a medical institution, and storing the data in the database system. The sharing of data will enable efficiency in monitoring and treatment, and will allow doctors from the lower level hospitals to consult with doctors form the higher-level hospitals at any time.

During the outbreak of COVID-19, we received positive feedback from the Dongtai Hospital team that indicated that our Prizma device provides an efficient solution for their need to monitor patients’ body temperature and blood oxygen remotely. Commercialization of the project is on hold until NMPA approval is granted.

In addition, during the last year and a half we have been in contact with potential distributors in Hangzhou and Shanghai for our Prizma device.

We have commenced the process of penetrating the Chinese market. To this end, we are:

●	undergoing clinical trials in a few hospitals in Guangzhou for our Prizma products;

●	negotiating commercial agreements with Chinese companies to provide diagnostic services;

●	carrying out marketing activities in China, such as exhibiting at the China International Import Expo in Shanghai; and

●	starting NMPA approval process for the Extended Holter Patch System.

Implementation of Our Strategy in Europe and Asia Pacific

We have expanded our footprint to the United Kingdom, and began our operations at G Medical Innovations UK, Ltd. (G Medical UK) during 2019. G Medical UK plans to offer our cardiac monitoring service platform and Prizma solution to a wide range of healthcare providers, homecare agencies and other institutions throughout the country. As of today, G Medical UK has no significant sales.

Driven by the need for accessible healthcare, the Asia Pacific market is expected to be an attractive growth market. Low penetration of medical practitioners and growing rural population in the Asia Pacific region are expected to open avenues for revenue generation.

We have relationships with Telcos and fulfilment houses throughout Europe and Asia. As various milestones are met and as business increases, we will aim to cultivate markets globally in an efficient and economically viable manner. The fulfilment houses that we are in discussions with are companies which are also entrenched in servicing logistics programs of major mass merchants in each country in which they are located.

We believe that our models could be easily adapted to most of the European markets, even when taking into account the fact that in Europe, there is a preponderance of public health service. For instance, in Italy, public healthcare expenditure exceeded 115 billion Euros as of 2018, while private expenditure on healthcare grew steadily in recent years, reaching nearly 40 billion euros. We have identified Italy as a strong potential market for our products since we believe that the telemedicine market in general, and the mobile health market in particular, are very small compared to their potential.

Our strategy is to distribute our products in Italy through two vertical lines:

●	E-commerce B2C: we will offer our Prizma system directly through e-commerce platforms, including Mediwebnet or Amazon. We plan to promote the Prizma device using social media platforms. In addition, we will offer two models of use for our Prizma device in Italy:

-	Personal Use Model – the patient will only have access to the user portal, without access to any call center services; and

-	Call Center Model – in addition to access to the use portal, the patient will register to Mediwebnet’s medical call center. In this model, the users’ data will be automatically available to the physician at the call center.

●	B2B Market: we are promoting the Prizma system to all those clinics and facilities interested in managing their own mobile health service by integrating the Prizma user portal data into their health management system, using the application programming interface provided by us, such as insurance companies, companies, which offer it as a benefit for their managers and employees, public and private healthcare facilities, telemedicine service centers and mobile phone operators. We plan to sell our Prizma device and charge a monthly fee for the use of the user portal.

In May 2020, we entered into a non-exclusive distribution agreement for a term of twelve months with Meditel srl, or Meditel, a provider of telemedicine services through web based call centers in Italy, to promote and sell our Prizma device and our Extended Holter Patch System in Italy. Under the agreement, Meditel will promote, sell and distribute our Prizma device and our Extended Holter Patch System in Italy. In addition, the agreement provides that the parties will explore ways to implement our Prizma and Extended Holter Patch System and our monitoring capabilities into Meditel’s existing telemedicine services.

Implementation of Our Strategy in Australia

In Australia, we have been granted Australian regulatory approval by the TGA for our Extended Holter Patch and our Prizma device. The granting of these certifications confirms that both our Extended Holter Patch and Prizma device complies with all relevant Australian medical and safety requirements as a Class IIa medical device, and has allowed us to commence commercial distribution in the territory.

We have commenced commercial distribution of our Extended Holter Patch System and our Prizma device in Australia. Our current collaborations include agreements with:

●	HomeStay Care Limited (HSC). In April 2020, we have entered into distribution agreement with HomeStay Care Limited. (or HomeStay), a connected health and smart home solutions provider with a term of one year and automatic renewal for another year. The agreement provides for the distribution of our Prizma G2 with User portal on a non-exclusive basis to end-consumers and entities in Australia and New Zealand. Pursuant to the agreement, the initial order consists of 20 units of Prizma G2, thereafter the units may be ordered by us as required. The distributor price per one unit is $150 and retailer price is $249. The agreement fixes Prizma Portal fee at no less than $9 per month, out of which 30% is payable to the distributor. Our partnership has completed the integration of our Prizma device into HomeStay’s IoT platform. Integration will provide remote vital signs monitoring capabilities to HomeStay’s uVue telehealth platform (or uVue) and a 24-hour monitoring response to users in Australia and New Zealand. The Prizma device will be made available primarily using the uVue as the communication delivery system and is currently being deployed into Australian Aged-care and nursing home facilities within the HomeStay network.

●	Royal Australian College of General Practitioners. We have a sponsorship agreement with Royal Australian College of General Practitioners (or RACGP) for our Prizma medical device, telehealth app and patient and physician portals. RACGP is Australia’s largest professional general practice organisation and represents urban and rural general practitioners, representing more than 40,000 members.

Intellectual Property

We have made significant investments in the development of our patent portfolio to protect our technologies and programs, and we intend to continue to do so. Our intellectual property portfolio consists of eleven patent applications and three granted patents, which have either the PCT pending status or have entered national stage and are under examination by national authorities.

Filing Date	Application No.	Title	Country	Product	Type of patent protection	Application Expiry date
03/31/2016	15/026,258	Systems and methods for vital signs monitoring with ear piece	United States	VSMS	Utility patent	03/30/2036
01/30/2018	201790000342-0	Jacket for Medical Module	China	Prizma	Utility patent	01/29/2028
01/05/2019	PCT/IB2019/053561	Robust medical device and method	WIPO-PCT (2)	Prizma	Utility patent	20 years from submitting in specific countries
01/30/2018	201820157683.5-0	Health monitoring device that includes a compact oximeter	China	Prizma	Utility patent	01/29/2028
03/02/2018	10-2018-7006193	Device system and method for noninvasively monitoring physiological parameters	Republic of Korea	VSMS, Prizma	Utility patent	03/01/2038
02/14/2019	16/325,391	Jacket for medical module	United States	Prizma	Utility patent	02/13/2039
03/24/2019	16/362,662	Methods and systems for vital signs monitoring with ear piece	United States	VSMS	Utility patent	03/23/2039
04/12/2019	17843061.7	Jacket for Medical Module	European Patent Office	Prizma	Utility patent	04/11/2039
04/23/2019	16/344,022	Remote monitoring of a person and an automatic distribution of prescription drugs	United States	General patent which can help in future developments and business cases	Utility patent	04/22/2039
08/07/2019	16/484,125	Methods and systems for vital signs monitoring with ear piece	United States	VSMS	Utility patent	08/06/2039
09/28/2019	16/586,934	Method, Device and System for Non-Invasively Monitoring Physiological Parameters	United States	VSMS, Prizma	Utility patent	09/27/2039
03/24/2020	16/650,010 (1)	Method and system for obtaining physical condition that lead to a defibrillator countershock	United States	VSMS	Utility patent	03/23/2039
05/13/2020	16/763,581	Health monitoring device that includes a compact oximeter	United States	Prizma	Utility patent	05/12/2040
06/08/2020	PCT/IB2020/057422	Coating electrodes of medical devices	WIPO-PCT	Prizma	Utility patent	20 years from submitting in specific countries

(1)	Our company has partial interest in this application.

(2)	On October 28, 2020 the application moved to national phase in the United States.

Other Intellectual Property

On August 4, 2016, our subsidiary, G Medical Israel, and Mennen Medical Ltd. (or Mennen) (a company incorporated in Israel), entered into a software licensing agreement pursuant to which we were granted a worldwide, perpetual, irrevocable (other than in case of breach), royalty-free, non-exclusive license to use the arrhythmia software and high risk detection application (including all existing preprocessing) and respiration module manufactured and developed by Mennen (including subject to certain conditions, any updates, upgrades, modification and customizations, if requested by us, which shall be priced separately) and to incorporate and integrate the arrhythmia software and high risk detection application with our ECG wireless devices. Pursuant to the terms of the software licensing agreement, Mennen was paid $110,000.

Other Intellectual Property Protection

We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.

Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and erects barriers to our competitors. We are maintaining and building our patent portfolio through filing new patent applications, prosecuting existing applications, and licensing and acquiring new patents and patent applications.

Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. For more information, see “Risk Factors—Risks Related to our Intellectual Property.”

Competition and Competitive Advantages

The monitoring services industry is very competitive and characterized by rapidly advancing technologies with a strong emphasis on proprietary products and software. We recognize that our competitive success will depend upon constant investments in innovative, pioneering technological solutions. We believe that many of our competitors only offer one narrow scope of capabilities and are not perceived as convenient for all monitoring scenarios, or have not received regulatory approvals for product enhancements. We believe that our competitive advantages include:

●	Strong research and development capabilities: our management team has over 30 years of combined experience in developing mobile embedded medical sensors and software;

●	Existing regulatory approvals: currently, we have the CE mark for our Prizma device and Extended Holter Patch System, U.S. FDA clearance for our Prizma device, and OTC authorization for our Prizma device and Extended Holter Patch System based on an EUA policy (QT syndrome prolongation in hospitals). We have also been granted Australian regulatory approval by the TGA for our Prizma device and Extended Holter Patch System. We received registration with the Italian Health Ministry’s database of medical products and were granted our Permit License by the Taiwan FDA for our Prizma device. We are also preparing our application to the Chinese NMPA for our Prizma device;

●	Go-to-market strategy: our management has proven their ability to execute our go-to-market strategy as described below, with over 25 years of medical device development and commercialization experience in the United States, China, parts of Europe, Australia, South Africa, Japan, the Asia Pacific region and Brazil;

●	A one-stop multi-function and multi-account platform: with extensive experience in developing mobile embedded medical sensors, we offer multi-function devices with quick upgrades, more add-ins and multi-accounts for all family members;

●	An extensive ecosystem with greatest data monetization potential: we provide companies with medical grade solutions, efficient healthcare delivery and potential for collaboration, and enable consumers to access real-time monitoring, accurate medical data and a resource sharing platform.

United States Competitive Review

Our arrhythmia monitoring service primary competitors in the U.S. include BioTelemetry, Inc. (Nasdaq: BEAT), iRhythm Technologies, Inc. (Nasdaq: IRTC), Preventice Solutions, Inc. (formerly eCardio Diagnostics, LLC) and Bardy Diagnostics, Inc. These companies have either developed or acquired patch-based mobile cardiac monitors. iRhythm Technologies, Inc. became a public company in late 2016 with their proprietary ZIO patch, a single lead ECG wearable that is worn for up to 14 days. BioTelemetry, Inc., the largest IDTF operator in the US, offers a range of proprietary technologies, including a patch-based MCT monitor. Preventice Solutions, Inc. (formerly eCardio Diagnostics, LLC), offers a range of services similar to BioTelemetry. Bardy Diagnostics, Inc. offers extended-wear ECG patch monitor. Several small start-ups are also trying to compete in the cardiac monitoring space, either with an MCT device or a patch-based service.

Other competitors are companies that sell standard Holter monitors and analysis systems including GE Healthcare, Philips Healthcare, Mortara Instrument, Inc., and Welch Allyn Holdings, Inc. (now part of Hill-Rom Holdings, Inc.).

We believe that the principal competitive strength of our arrhythmia monitoring service derives from the combination of several factors including: a range of monitoring modalities to meet a variety of patients’ needs; multi-lead ECG configurations that provide greater diagnostic yields; quality of our clinical staff to accurately detect and identify arrhythmias; clear and comprehensive reports for physician interpretation; contracted rates with third-party payors; government reimbursement for our products and services; experience, knowledge and availability of our account represntative and customer support services; flexible workflow protocols to address account methodologies; and our relationships with physicians, hospitals, insurers, and other third-party payors.

Our competitors in the mHealth space include, among others, AliveCor (ECG only), Qardia (more geared to fitness) and Tytocare (home care device with various attachments for examining ears, throat, heart, lungs, abdomen, skin, and capturing heart rate and temperature data).

In the mHealth space, we may compete directly or indirectly with companies such as Teledoc Health, Inc., DarioHealth Corp. and Itamar Medical, Inc., however, we believe that our Prizma clinical grade solution has several differentiators that elevate its market position and our competitive advantage, including multiple measurements on one application (ECG, temperature, Sp02, stress analysis, etc.) and an easy to use platform which provides more value to a greater range of markets (consumer, medical clinics, chronic care).

China Competition Review

The graphic below represents the primary companies and their respective products that compete, or have the potential to compete, with our products and services in the Chinese market:

Product	Tests	Regulatory Approval	Comments
Products of Company A	Body temperature, blood pressure and glucose level measurement	New models of blood pressure monitors completed clinical trials	Various product types

Products of Company B	24 hours of continuous accurate temperature measurement and high temperature alarm; Accurate monitoring of blood oxygen, heartbeat, blood circulation; Intelligent management of blood pressure	One product is in registration application for Certificate for Medical Device; another product obtained the Medical Device Registration Certificate	Various product types

Products of Company C	Multiple diabetes indicators such as glucose level, blood lipids, glycated hemoglobin, uric acid, etc.	One product received valid Medical Device Registration Certificate; another product is applying for Medical Device Registration Certificate	Single product line for diabetes monitoring and related chronic disease detection

Products of Company D	Changes in blood oxygen and body temperature monitoring, blood pressure measurement, sleep improvement	In the type examination stage	Various devices with different functions

Products of Company E	Blood pressure measurement, heart rate monitoring	Have obtained the second-class Medical Device Registration Certificate	Limited tests

Product of Company F	Heart rate measurement; Designed for users to track daily activities including distance, calories burned, sleep quality, steps, and time	No regulatory approvals	Not for clinical use

In China, we believe that our competitive advantage lies in our technology, products and services which offer health care providers and patients an all-inclusive solution for remote health monitoring, as opposed to only one narrow scope of capabilities. Thus, we believe that due to our strong technology and our experience and know-how in monitoring patients remotely, G Medical China is well positioned to gain a significant market share in China.

Manufacturing

Our Prizma device and Extended Holter Patch System will be manufactured by a high quality third party in China, which has all the applicable regulatory approvals. The third party also has manufacturing sites in the United States. In addition, we use contract manufacturers in Israel to meet our manufacturing requirements.

Government Regulation

The principal markets that we have targeted for our medical devices are the United States, the EU, Australia, New Zealand and China. The following is an overview of the regulatory regimes in these jurisdictions.

General Overview of United States Medical Device Regulation

Under Section 201(h) of the Federal Food, Drug, and Cosmetic Act (or the FDC Act), a medical device is an article, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals.

Medical devices sold in the United States are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical trial may need to be conducted before a device receives clearance for commercial distribution.

Our current devices are classified as medical devices and are subject to regulation by numerous agencies and legislative bodies, including the U.S. FDA, and its foreign counterparts.

U.S. FDA regulations govern product design and development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising and promotion, sales, distribution, device recalls and other similar matters.

Specifically, the U.S. FDA classifies medical devices into one of three classes:

●	Class I devices are relatively simple and can be manufactured and distributed in the United States with general controls;

●	Class II devices are more complex and require greater scrutiny, with most Class II devices requiring regulatory clearance by the U.S. FDA before being distributed in the United States; or

●	Class III devices are new and frequently help sustain life or are high-risk devices and usually approved through pre-market approval (or PMA).

Summary of the Medical Device Distribution Process in the United States

Unless an exemption applies, medical devices commercially distributed in the United States require a 510(k) clearance, or a 510(k)+ “de-novo” clearance, or PMA from the U.S. FDA. Our current devices fall into the classification of a Class II device.

510(k) Clearance Process. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use or indications for use, requires a new 510(k) clearance or could even require a premarket application approval. The U.S. FDA requires each manufacturer to assess whether the proposed changes to the medical device are substantial or not; if the change is not substantial, then the manufacturer can issue an internal Letter to File (also called Memo to File) exempting the device from a new 510(k) clearance or a supplement submission, however the U.S. FDA has the right to review any such assessment. If the U.S. FDA disagrees with the determination, then the agency may retroactively require the manufacturer to seek 510(k) clearance. The U.S. FDA can also require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket application approval is obtained.

De Novo Classification. If the U.S. FDA denies 510(k) clearance of a device because it is novel and because an adequate predicate device does not exist (resulting in a determination of non- substantial equivalence), then the “de novo classification” procedure can be invoked based upon reasonable assurance that the device is safe and effective for its intended use. This procedure approximates the level of scrutiny in the 510(k) process but may add several months to the clearance process. If the U.S. FDA approves the “de novo” request, then the device is permitted to enter commercial distribution in the same manner as if 510(k) clearance had been granted.

PMA Process. After the U.S. FDA approves a Class III medical device via the PMA route, a new premarket application or premarket application supplement is required in the event of a modification to the device, its labeling or its manufacturing process. The premarket application approval pathway is much more costly, lengthy and uncertain; it generally takes from one to three years or longer.

Coronavirus Disease 2019 (COVID-19) Emergency Use Authorizations for Medical Devices

On February 4, 2020, the U.S. Secretary of the Department of Health and Human Services (HHS) determined, pursuant to section 564 of the FDC, that there was a significant potential for a public health emergency that has a significant potential to affect national security or the health and security of United States citizens living abroad and that involves COVID-19. The virus is now named SARS-CoV-2, which causes the illness COVID-19. Based on the EUA policy, which will remain in force during the public health emergency related to COVID-19, the U.S. FDA granted us OTC authorization for our Prizma device and Extended Holter Patch.

General Overview of European and Non-European Medical Device Regulation

Regulatory approval and sales of medical devices outside the United States are subject to foreign regulatory requirements that may vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing clearance may be longer or shorter than those necessary to obtain U.S. FDA clearance.

Commercialization of medical devices in Europe is regulated by the EU. The EU presently requires that all medical products bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness. Compliance with the Medical Device Directive (or MDD), or the Active Implantable Medical Device Directive, or the In Vitro Diagnostic Medical Device Directive, as audited by an EEA Notified Body and certified by a recognized European Competent Authority, permits the manufacturer to affix the CE mark on its products. If the medical device is classified as a Class I device per the MDD, and is not provided sterile, then the manufacturer can affix the CE mark to its Class I devices by means of a self-declaration only, without the need for approval by the EEA Notified Body.

On October 1, 2016, we obtained ISO 13485 certification for our quality management system. In addition, in September 2017 we received CE mark certification for our Prizma device, and in November 2017 we received CE mark certification for the Extended Holter Patch System. CE certification allows the devices to be marketed and sold in all the member states of the EEA as well as in certain other countries worldwide.

In addition, in November 2017, we obtained regulatory clearance (TGA) to market the Prizma device in Australia. In April 2020, we received Taiwan FDA approval to market the Prizma device.

To the extent that in the future we seek to market our products outside of countries in the EEC, we may be required to comply with the applicable regulatory requirements in each such country. Such regulatory requirements vary by country and may be tedious. As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to market or sell our products in any such country.

Registration of Medical Devices in China

Registration of medical devices in China is handled and approved by the NMPA. In order to apply for NMPA registration for a medical device, a non-Chinese manufacturer is required to appoint a local Chinese agent who will coordinate the NMPA device registration and assist in determining the classification of the medical device in China, using NMPA Order No. 15 and the NMPA’s classification database. Class II and III device manufacturers should also identify predicates and determine the clinical data requirements for their device and how to satisfy them. Our products fall under Class II (non-invasive) devices.

Registration in China may be a longer process than registration in other countries, as the NMPA does usually not recognize a clinical trial or device testing performed outside of China. As a result, a clinical trial and/or device testing is usually required to be performed or repeated in China. In addition, currently all regulatory documentation needs to be submitted in Chinese.

In February 2018, our subsidiary Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd. was granted acceptance to the Green Channel expedited Guangdong Provincial NMPA regulatory approval process for the Prizma medial smartphone case. The special review and approval procedures for innovative medical devices ensures the safety and effectiveness of products and services for the Chinese market.

Clinical Studies in the United States

Even when a clinical study has an approved Investigational Device Exemption from the U.S. FDA under significant risk determination, and has been approved by an Institutional Review Board under non-significant risk determination and/or has been approved by a local or regional Ethics Committee, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the institutional review board at a given clinical site might not approve the study, might decline to renew approval (required annually), or might suspend or terminate the study before the study has been completed. There is no assurance that a clinical study at any given site will progress as anticipated; the interim results of a study may not be satisfactory leading the sponsor or others to terminate the study, there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study. Also, there can be no assurance that the clinical study will provide sufficient evidence to assure the U.S. FDA that the product is safe, effective and performs as intended as a prerequisite for granting market clearance.

Post-Clearance Matters

Even if the U.S. FDA or other similar non-U.S. regulatory agencies clears or approves a medical device for use, the regulatory agency may limit the intended uses of the device in such a way that manufacturing and distributing the device may not be commercially feasible. After clearance or approval to market is given, the U.S. FDA and similar foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

In the United States, a manufacturer of a device approved through the premarket approval application process is not permitted to make changes to the device which affects its safety or effectiveness without first submitting a supplement application to its premarket approval application and obtaining U.S. FDA clearance for that supplement. In some instances, the U.S. FDA may require a clinical trial to support a supplement application.

A manufacturer of a device cleared through a 510(k) submission or a 510(k)+ “de-novo” submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process.

Any change in the intended uses of a premarket approval application device or a 510(k) device requires an approval supplement or cleared premarket notification. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain U.S. FDA export requirements.

Mobile Medical Applications Guidance in the United States

On February 9, 2015, the U.S. FDA issued final guidance for developers of mobile medical applications, or apps, which are software programs that run on mobile communication devices and perform the same functions as traditional medical devices. The guidance outlines the U.S. FDA’s tailored approach to mobile apps. The U.S. FDA plans to exercise enforcement discretion (meaning it may choose not to enforce all requirements under the FDC Act) for the majority of mobile apps, as they pose minimal risk to consumers. The U.S. FDA currently plans to focus its regulatory oversight on a subset of mobile medical apps that present a greater risk to patients if they do not work as intended, such as mobile medical apps that:

●

are intended to be used as an accessory to a regulated medical device – for example, an application that allows a health care professional to make a specific diagnosis by viewing a medical image from a picture archiving and communication system on a smart mobile device or a mobile tablet; or

●	transform a mobile platform into a regulated medical device – for example, an application that turns a smart mobile device into an ECG machine to detect abnormal heart rhythms or determine if a patient is experiencing a heart attack.

While some features of the Prizma device are classified by the U.S. FDA as medical functions and require regulatory clearance by the U.S. FDA, other features may be classified as wellness functions following the guidelines set out in U.S. FDA Guidance document, “Multiple Function Products,” dated April 27, 2018 (draft guidance at this stage).

Ongoing Regulation by the U.S. FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

●	establishment registration and device listing;
●

quality system regulation, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the product life-cycle;

●	labeling regulations and U.S. FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to promotional activities;
●

medical device reporting regulations, which require that manufacturers report to the U.S. FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

●

corrections and removals reporting regulations, which require that manufacturers report to the U.S. FDA field corrections and product recalls or removals if undertaken to reduce a health risk posed by the device or to remedy a violation of the FDC Act that may present a health risk; and

●	post-market surveillance regulations, which apply when necessary to protect the health of the general public or to provide additional safety and effectiveness data for the device.

Failure to comply with applicable regulatory requirements can result in enforcement action by the U.S. FDA, which may include any of the following sanctions: fines, injunctions, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusing our request for 510(k) clearance or PMA approval of new products, rescinding previously granted 510(k) clearances or withdrawing previously granted PMA approvals.

We may be subject to announced and unannounced inspections by the U.S. FDA, and these inspections may include the manufacturing facilities of our subcontractors. If, as a result of these inspections, the U.S. FDA determines that our or our subcontractors’ equipment, facilities, laboratories or processes do not comply with applicable U.S. FDA regulations and conditions of product clearance, the U.S. FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing and selling operations.

Ongoing Regulation by International Regulators

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country.

In order to maintain the right to affix the CE mark to market medical devices in the EEA, the notified body needs to perform an annual surveillance audit of a company’s premises and, if needed, also of the premises of critical subcontractors of the manufacturer.

Additionally, the EU Directives dictate the following requirements:

●

vigilance system, which requires the manufacturer to immediately notify the relevant competent authority when a company product has been involved in an incident that (i) led to death, a serious injury, or serious deterioration in the state of health of a patient, user or other, third-party; or (ii) may have led to death, serious injury or serious deterioration in the state of health of a patient, user or other, third-party; and

●	post-market surveillance including a documented procedure to review experience gained from medical devices on the market and to implement any necessary corrective action that would be commensurate with the nature and risks involved with the given product.

Failure to comply with applicable regulatory requirements can result in enforcement action by the regulatory agency, which may include any of the following sanctions: fines, injunctions, civil or criminal penalties, recall or seizure of our current or future products, shutting down all or certain of our services, operating restrictions, partial suspension or total shutdown of production, refusing our request for renewing clearance and/or registration of our products or granting clearance/registration for new products.

State Licensure Requirements

Several U.S. states require that Durable Medical Equipment (or DME) providers should be licensed in order to sell products to patients in that state. Certain of these states require that DME providers maintain an in-state location. If these rules are determined to be applicable to us and if we were found to be noncompliant, we could lose our licensure in that state, which could prohibit us from selling our current or future products to patients in that state.

Federal Anti-Kickback and Self-Referral Laws

The U.S. Federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce the:

●	referral of a person;
●	furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs; or
●	purchase, lease, or order of, or the arrangement or recommendation of the purchasing, leasing, or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs.

To the extent we are required to comply with these regulations, it is possible that regulatory agencies could allege that we have not complied, which could subject us to certain sanctions. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare, Medicaid or other governmental programs, restrictions on our ability to operate in certain jurisdictions, as well as civil and criminal penalties, any of which could have an adverse effect on our business and results of operations.

Federal law also includes a provision commonly known as the “Stark Law,” which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services,” including a company that furnishes durable medical equipment, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement, civil penalties, and exclusion from Medicare, Medicaid or other governmental programs.

Federal False Claims Act (or the FCA)

The FCA provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the FCA have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Penalties include civil penalties ranging from $11,463 to $22,927 for each false claim, subject to yearly inflation adjustment, plus three times the amount of damages that the federal government sustained because of the act of that person.

Civil Monetary Penalties Law

The U.S. Federal Civil Monetary Penalties Law prohibits the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil monetary penalties of up to $10,000, subject to inflation adjustment, for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the Federal healthcare programs.

State Fraud and Abuse Provisions

Many states have also adopted some form of anti-kickback and anti-referral laws and false claims acts. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Administrative Simplification of the Health Insurance Portability and Accountability Act of 1996

HIPAA mandated the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information is one of the key factors driving the legislation.

Clinical Trials

Clinical trials are generally required to support a premarket approval application and are sometimes required for 510(k) clearance, CE marking and NMPA approval.

We have undertaken clinical trials and performance tests in Israel and China in order to validate the accuracy, quality of measurements and usability of our products and services. The results from the trials and performance tests have already been used to support the regulatory submissions for CE marking for the Prizma device. In the future, we intend to use clinical trial data with respect to obtaining the CE mark for our VSMA and for NMPA approval in relation to the Prizma device and Vital Signs System. Results from the clinical trials are not required by us to obtain U.S. FDA clearance through the 510(k) process.

Israel Clinical Trial

We completed clinical evaluation and performance tests in Israel, which consisted of measuring temperature, ECG, oxygen saturation, stress level and heart rate using the Prizma device and Vital Signs System.

A total of 32 patients were recruited for the trial during their hospitalization period at the Assaf Harofeh University Medical Center in Israel. During the trial, measurements were taken three times a day from each participant throughout the duration of hospitalization (10 days). These measurements were taken using our devices, and in parallel were taken with the hospital’s approved equipment as a benchmark.

The results of the trial demonstrate that the measurements taken with our Prizma device and Vital Signs System fall within NMPA approval and CE “pass” criteria, meaning that the results taken from our devices fell within the acceptance criteria set out by the relevant technical standards for both safety and accuracy in each of the measurement parameters.

China Clinical Trial

We completed a clinical trial at a NMPA and U.S. FDA certified laboratory in China measuring oxygen saturation (Spo2). The purpose of the trial was to compare the quality and accuracy of the Prizma device to the laboratory’s approved equipment as a benchmark.

A total of 16 patients were recruited for the trial who fell within the testing criteria, which required healthy subjects capable of undergoing controlled hypoxemia (low oxygen saturation). During the trial, participants were subjected to controlled decreases of oxygen saturation in their blood, with 24 separate samples taken from each participant to measure the oxygen saturation using the Prizma device. The trial was conducted by taking a blood test from patients to measure their oxygen saturation, while also taking measurements of oxygen saturation using the Prizma device and a reference gold standard device approved by the NMPA and U.S. FDA that is currently used in hospitals to measure oxygen saturation.

The results of the trial demonstrate that the Prizma oxygen saturation measurements fall within the standards “pass” criteria in relation to the measurement taken from the laboratory’s standard oxygen saturation measurement devices, meaning that the mean deviation from the reference device did not exceed 1.3%. The results from this trial were part of our application for NMPA approval.

Future Clinical Trial

We are starting a clinical trial in Israel to test the adhesive quality and signal absorption performance of the VSMS Extended Holter Patch. The trial is being conducted by a well-known dermatologist and a team of investigators and will involve 30 recruits.

Organizational Structure

We have eight wholly-owned subsidiaries: G Medical Innovations Ltd., G Medical Innovations MK Ltd., G Medical Innovations USA Inc., and G Medical Innovations Asia Limited. G Medical Innovations USA Inc. wholly-owns G Medical Diagnostic Services, Inc. and Telerhythmics, LLC, and G Medical Mobile Health Solutions, Inc., while G Medical Innovations Asia Limited wholly-owns G Medical Innovations UK Ltd and 70% of Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd.

G Medical Innovations Ltd. (Israel) is our wholly-owned subsidiary incorporated in Israel. G Medical Israel operates a research and development center in Israel, and the lead developer of our technologies and will be primarily responsible for the architecture of our products and services.

G Medical Innovations MK Ltd. (Macedonia) is our wholly-owned subsidiary incorporated in Macedonia. G Medical Innovations MK Ltd. operates an additional research and development center that focuses on software engineering QA.

G Medical Innovations USA Inc. is our wholly-owned subsidiary incorporated in Delaware. G Medical Innovations USA Inc. operates as a holding company.

G Medical Diagnostic Services, Inc. is a wholly-owned subsidiary of G Medical Innovations USA Inc. incorporated in the State of Texas. G Medical Diagnostic Services Inc. is an IDTF based in Austin, Texas, which provides patient monitoring services.

Telerhythmics LLC is a wholly-owned subsidiary of G Medical Innovations USA Inc., incorporated in the State of Tennessee. Telerhythmics, is an IDTF based in Memphis, Tennessee, which provides patient monitoring services.

G Medical Mobile Health Solutions, Inc. is a wholly-owned subsidiary of G Medical Innovations USA Inc., incorporated in the State of Illinois. We intend to distribute our products across the United States through G Medical Mobile Health Solutions, Inc.

G Medical Innovations Asia Limited (Hong Kong) is our wholly-owned subsidiary incorporated in Hong Kong. G Medical Asia operates as a business center for distribution of products globally (excluding China, Hong Kong and Macau), acting as the trading entity of the group and entering into sub-licenses with third parties for distribution rights of our products.

Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd. (G Medical China) is a subsidiary incorporated in China of which we own 70% of its share capital through our wholly-owned subsidiary G Medical Asia, incorporated under the laws of the People’s Republic of China. G Medical China will be responsible for our operations in China, Hong Kong and Macau only. G Medical China will also operate an additional research and development center for the Chinese market. We expect G Medical China will be the manufacturer of devices for China and the rest of the world. G Medical China was incorporated pursuant to a joint venture agreement that we entered into with the Guangzhou Sino-Israel Biotech Investment Fund (or GIBF). The purpose of the joint venture agreement is to provide our products and services into the Chinese market, and the agreement dictates that all of our operations within the People’s Republic of China, Hong Kong and Macau (or the Chinese Territory) will be directed exclusively through G Medical China. Pursuant to the Agreement, G Medical China was granted an exclusive license for our intellectual property and products in the Chinese Territory, GIBF invested $5 million in G Medical China for a 30% fully diluted equity interest, and we retained a 70% interest. In addition, pursuant to the agreement, the board of G Medical China will be comprised of up to seven members, three of which will be appointed by GIBF and four of which will be appointed by us, and we will appoint the general manager.

G Medical Innovations UK Ltd. is a wholly-owned subsidiary of G Medical Asia incorporated under the laws of England and Wales. G Medical UK provides patient monitoring services.

Property and Facilities

Our main business activities are conducted in the United States, China and Israel.

In the United States, we have three facilities:

●

12708 Riata Vista Circle, Suite A-103, Austin, TX 78727, where we currently occupy approximately 3,202 square feet. We lease our facilities and our lease ends on April 1, 2023. Our current monthly rent payment is $5,803.13 and increasing up to $6,341 for the final month;

●

1500 S Lakeside Drive, Suite 115 and 130 Bannockburn, IL 60015, where we currently occupy approximately 8,020 square feet. We lease our facilities and our lease ends on January 1, 2022. Our current monthly rent payment is $12,030 and increasing up to $12,364.71 for the duration of the last 9 months; and

●	60 Market Center Dr. Suite 101, Collierville, TN 38017, where we currently occupy approximately 8,078 square feet. We lease our facilities and our lease ends on March 13, 2021. Our current monthly rent payment is $8,029.

In China we are currently located at N0. 8 Huangcun Road, Room D301, 2F, Tianhe District, Guangzhou city, China. We do not have a lease agreement for this property and we currently use the space at no cost.

In Israel, we are located at 5 Oppenheimer St., Rehovot 7670105, where we currently occupy approximately 3,229 square feet. We lease our facilities and our lease ends on December 31, 2021. Our current monthly rent payment is NIS 20,000 (approximately $5,711) during 2020 and increasing up to NIS 21,000 (approximately $6,000) during 2021.

In Macedonia, we are located at 107 Orce Nikolov St., Skopje, where we currently occupy approximately 1,012 square feet. We lease our facilities and our lease ends on January 31, 2021. Our current monthly rent payment is Macedonian denars 40,170 (approximately $730).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

Employees

As of May 27, 2021, we had 14 members of senior management (including our Chief Executive Officer), all of which are engaged on a full-time basis, and one (Oded Shahar, our Senior Vice President Mergers and Acquisitions) is engaged as an independent contractor. In addition, we have 42 full-time employees located in the United States, three full-time employees located in Israel, and an aggregate of five full time employees located in China and Macedonia. None of our employees is represented by labor unions or covered by collective bargaining agreements. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli Ministry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited by Israeli law.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our executive officers, key employees and directors as of the date of this prospectus:

Name	Age	Position

Dr. Kenneth R. Melani (1)(3)(6)	67	Chairman of the Board of Directors

Dr. Yacov Geva (6)	71	President and Chief Executive Officer, Director

Kobi Ben-Efraim	65	Chief Financial Officer

Nir Geva	47	Chief Technology Officer Corporate

Benny Tal	62	Vice President Research and Development Corporate

Oded Shahar	60	Senior Vice President Mergers and Acquisitions Corporate

Uri Marom	66	Executive Vice President China Operations

Dror Nuriel-Roth	45	Executive Vice President U.S. Operations

Dr. Yehoshua (Shuki) Gleitman (1)(3)(6)	71	Director

Dr. Brendan de Kauwe (4)	44	Director

Prof. Zeev Rotstein (2)(3)(5)	70	Director

Urs Wettstein (1)(2)(3)(5)	65	Director

Chanan Epstein (3)	66	Director Nominee

(1)	Member of the Nomination and Remuneration Committee

(2)	Member of the Audit and Risk Committee

(3)	Independent Director (as defined under Nasdaq Stock Market Rules)

(4)	Member of Class I with a term ending at the 2021 annual general meeting of shareholders

(5)	Member of Class II with a term ending at the 2022 annual general meeting of shareholders

(6)	Member of Class III with a term ending at 2023 annual general meeting of shareholders

Dr. Kenneth R. Melani, Chairman of the Board of Directors

Dr. Kenneth R. Melani has served on our board of directors as Chairman since August 2014. Dr. Melani has over 30 years of experience in the U.S. healthcare industry, providing service as a provider, supplier and insurer. In April 2016, Dr. Melani founded Velocity Fund Partners LP and has since served as its managing partner. Dr. Melani has been the president and principal owner of KRM Group since 2012. From 2013 to 2014, he was the chairman of the board of directors of LifeWatch AG (previously, SIX: LIFE) (formerly Card Guard AG and Card Guard Scientific Survival Ltd.). Prior to that, he spent 23 years at Highmark Inc. (formerly Blue Cross of Western Pennsylvania), where he served in various capacities, including president and chief executive officer for nine years. He serves on the board of directors of numerous companies, including EdLogics (since 2014), Omega healthcare Services (since 2016) and Gen 1 Media (since August 2018). In addition, since 2016, he has served as the chairman of the board of directors of each of DermalBiomics, Periovance, and SkinJect. Dr. Melani holds a B.A. in Chemistry from Washington and Jefferson College (summa cum laude) and an M.D. from Wake Forest University School of Medicine. Dr. Melani is board certified in internal medicine. We selected Dr. Melani to serve on our board of directors as our chairman because he brings to the board of directors extensive knowledge of the healthcare industry.

Dr. Yacov Geva, President and Chief Executive Officer, Director

Dr. Yacov Geva has served as our President and Chief Executive Officer. A well-known pioneer in the industry of medical technologies and RPM services. As the founder of LifeWatch AG (former Card Guard AG and Card Guard Scientific Survival Ltd.) he successfully led the company to its initial public offering. From 1989 to 2014, Dr. Geva was a member and the Chairman of the Board of Directors and Corporate Chief Executive Officer of LifeWatch AG. During 1979 to 1989, Dr. Geva served as a Chief Mechanical Engineer with Vishay Israel – a subsidiary of Vishay Intertechnology, USA. Dr. Geva holds a B.Sc. in Mechanical and Nuclear Engineering from the Technion-Israeli Institute of Technology, a Ph.D. (with honors) in Business Administration from the International School of Management, Paris and an honorary doctorate from Oxford Brookes University. Dr. Geva is also a senior member of the royal society of medicine in the UK. We selected Dr. Geva to serve on our board of directors because he brings extensive knowledge of the medical technologies and RPM industries as well as a strong business background to our company.

Kobi Ben-Efraim, Chief Financial Officer

Mr. Kobi Ben-Efraim has served as our Chief Financial Officer since January 2015. From 2003 to 2014, Mr. Ben-Efraim served as the chief financial officer at LifeWatch AG (previously, SIX: LIFE). Prior to that, from 1996 until 2000, Mr. Ben-Efraim served in various capacities at DSPC Group (previously, Nasdaq: DSPC), including chief accountant. Mr. Ben-Efraim is a Certified Public Accountant in Israel. Mr. Ben-Efraim holds a B.A. in Economics and Accounting from Tel Aviv University.

Nir Geva, Chief Technology Officer Corporate

Mr. Nir Geva has served as our Chief Technology Officer since March 2018, and prior to that served as our Vice President Research & Development from August 2016. Mr. Geva has over 20 years of experience in the high-tech and medical devices industry. Since 2013, Mr. Geva has served as vice president, engineering at WallSensor, a company he co-founded. Prior to that, from 2005 to 2012, Mr. Geva served in various capacities at LifeWatch AG (previously, SIX: LIFE), including vice president, wireless application technologies. He has written over 15 patents related to medical devices, remote patient monitoring and the Internet-of-Things. Mr. Geva holds a B.Sc. in Mechanical Engineering from the Technion-Israeli Institute of Technology and an Executive M.B.A. from the Kellogg School of Management at Northwestern University.

Benny Tal, Vice President Research and Development Corporate

Mr. Benny Tal has served as our Senior Vice President Research and Development since December 2017. From 2014 to 2017, Mr. Tal was the research and development manager of Spectronix Ltd. Prior to that, from 2000 to 2014, Mr. Tal served in several electronics engineering and operations positions in LifeWatch Services, Inc. Mr. Tal has is an experienced research and development manager with a demonstrated history of working in the research industry. Mr. Tal holds a B.Sc. in electrical engineering and M.B.A from Ben-Gurion University, Israel.

Oded Shahar, Senior Vice President Mergers and Acquisitions Corporate

Mr. Oded Shahar has served as our Senior Vice President Mergers and Acquisitions since July 2017. Mr. Shahar has over 25 years of international business and banking experience. He held senior executive positions including head of the Israeli branch of Crédit Agricole Corporate and Investment Bank following hands-on experience in investment banking in Paris and private banking in Switzerland. From 2004 to 2007, Mr. Shahar was the Senior Country Officer in Israel of one of the top ten global banks. From 2007 to 2017, Mr. Shahar was the Senior Partner in one of Israel’s leading law firms. Mr. Shahar is qualified as a lawyer and as a Notary and is a member of the Israel Bar Association. His fields of expertise are banking and international investments, mergers & acquisitions and international contracts.

Uri Marom, EVP China Operations

Mr. Uri Marom has served as our Executive Vice President of China Operations since July 2017. Mr. Marom has focused on establishing our operations in China, including managing vendors, recruiting employees, managing the NMPA approval process, and pursuing business development with IBE, First Engineering, Strong Engineering, Ping An Insurance company and Dongtai Hospital. Mr. Marom brings years of experience in international business development in Europe, Asia and Africa where he developed and led activities in technological and industrial sectors and helped lay the foundation for joint projects in energy and agriculture with Wirsol Solar independence from January 2010 to 2013. Mr. Marom also represented Dangaard Telecom from 2006 to 2008 one of Europe’s largest cellular logistics and equipment vendors in Israel and Blue Invest from 2006 to 2015. Prior to this, Mr. Marom held senior management and professional positions as a civil servant in the Israeli government from 1978 to 2006. Mr. Marom has a B.A in Social Sciences from Bar Ilan University, Israel.

Dror Nuriel-Roth, EVP U.S. Operations

Ms. Dror Nuriel-Roth has served as the Executive Vice President of U.S. Operations since January 2019. Ms. Nuriel-Roth is focused on managing all operations aspects, including sales, clinical, logistics, reimbursements, customer service and managed care in our facilities in Memphis, Chicago and Austin. Ms. Nuriel-Roth brings years of experience in operations management and project management in the healthcare industry. Since 2011, Ms. Nuriel-Roth has served in various capacities at LifeWatch Services Inc., including senior vice president of operations from November 2016 to November 2017, vice president of business operations from May 2014 to November 2016 and director of reimbursement from June 2011 to May 2014. Ms. Nuriel-Roth holds a Bachelor of Business Administration in Economy and Financing and Master of Business Administration in Economy and Marketing from the Interdisciplinary Center in Hertzelia, Israel.

Dr. Shuki Gleitman, Director

Dr. Shuki Gleitman has served on our board of directors since February 2017. Dr. Gleitman has served as the chairman of the Guangzhou Israel Biotech Fund since 2016, chairman of the board of directors of Capital Point Group since 2006, a board member and chairman of the audit and financial committees of Elbit Systems (Nasdaq, TASE: ESLT) from 2010 to March 2020, chairman of the YoYa Group since 2014, senior advisor to the World Bank (national policy for innovation) since 2001 and senior strategy advisor to Serbia Innovation Fund since 2014. Prior to holding those positions, from 1992 to 1997, Dr. Gleitman was the Chief Scientist and Director General of Israel’s Ministry of Industry and Trade, where he managed all of the Israeli Government technological program and was responsible for allocating over $1.5 billion in grants in the framework of promoting research and development activities in the Israeli high-tech industry. Dr. Gleitman also served as the chief executive officer of Ampal Investment Group (Nasdaq: AMPL), in which he led a $330 million joint venture with Motorola Israel, founding Mirs Communications Ltd., Israel’s fourth largest cellular operator. Dr. Gleitman holds a Ph.D. (with distinction), M.Sc. (with distinction) and B.Sc. in Physical Chemistry, from the Hebrew University of Jerusalem.  We selected Dr. Gleitman to serve on our board of directors due to his experience in technology and finance.

Dr. Brendan de Kauwe, Director

Dr. Brendan de Kauwe served on our board of directors since February 2017 and was our Corporate Advisor and Lead Manager to the initial public offering on the ASX. Dr de Kauwe studied a Bachelor of Science in Pharmacology and Physiology and holds a Bachelor of Dental Surgery from the University of Western Australia, with Post Graduate certifications in Oral Surgery and Implantology. He also holds a Post Graduate Diploma in Applied Finance, majoring in Corporate Finance, and is an Australian Securities and Investments Commission complaint (RG146) Securities Advisor. Dr de Kauwe is an experienced operations and transaction focused executive with key skills in creating company value through strategic partnerships and mergers and acquisitions, with particular experience in the biotechnology, life sciences and technology sectors. He is also a Director of a private investment banking firm with vast experience in corporate restructuring and recapitalisations, mergers and acquisitions, as well as public market transactions and equity capital markets in both Australia and internationally. Dr. de Kauwe has served as Chairman and/or Director of numerous ASX listed companies. We selected Dr. Brendan de Kauwe to serve on our board of directors because he brings to our board of directors an extensive experience in finance.

Prof. Zeev Rotstein, Director

Prof. Zeev Rotstein has served on our board of directors since March 2019. Prof. Rotstein has served as the director general of Hadassah Medical Organization since February 2016, and as an Associate Clinical Professor at the Hebrew University of Jerusalem and, prior to this appointment, he was the Sackler School director general of Medicine Chaim Sheba Medical Center at Tel Hashomer and was an Associate Clinical Professor at Tel Aviv University. Prof. Rotstein holds the degree of Doctor of Science, Honoris Causa from the University of Nicosia and is an Honorary Fellow of the Interdisciplinary Center, Herzliya. Prof. Rotstein has acted as an expert consultant in the construction of several medical facilities throughout the world including Centro Medico La Paz, Equatorial Guinea (major referral hospital in Equatorial Guinea), the Lagoon Hospital, Accra, Ghana and currently the Hadassah Skolkovo, Moscow (a branch of Hadassah Medical Cluster Oncological Centre and Polyclinic of Skolkovo, Moscow Organization). During his extensive career, Prof. Rotstein served as treasurer at the State’s Physician Organization, chairman of the World Fellowship of the Israel Medical Association (I.M.A.), and member of the Editorial Board of Associations des Médécins Israelites de France. Prof. Rotstein served as a committee member of the I.M.A. Scientific Committee. Most recently Prof. Rotstein served as Chairman of Israel’s Drug Basket Committee for 2020, one of the most important positions in the Israeli health system. Prof. Rotstein holds a Phan M.D. in Cardiology from the Sackler School of Medicine at the Tel- Aviv University, and an M.B.A. (cum laude) from the Leon Recanati Graduate School of Business Administration at the Tel- Aviv University, and has held fellowships at the New York Department of Health, Tufts University, and Johns Hopkins Medical Centre School of Hygiene and Public Health. We selected Prof. Rotstein to serve on our board of directors due to his experience in public healthcare and in running major hospital centers.

Urs Wettstein, Director

Mr. Urs Wettstein has served on our board of directors since February 2017. Mr. Wettstein has been an advisor and investor in numerous pre-IPO investments since. From 2001 to 2014, he served as non-executive vice chairman of the board of directors of LifeWatch AG (previously, SIX: LIFE). From 1983 to 2007, he managed and operated his own accounting, auditing and tax consultancy firm that he founded in Zurich, Switzerland. Mr. Wettstein is a Swiss Certified Public Accountant. We selected Mr. Wettstein to serve on our board of directors because he brings to our board of directors an extensive experience in accounting and finance.

Chanan Epstein, Director

Mr. Chanan Epstein has agreed to serve on our board of directors subject to the consummation of this offering. Chanan Epstein is a senior technology and telecom executive with substantial experience in domestic and international markets. Since 2000, he has served as a Senior Vice President at Amdocs (Nasdaq: DOX), a leading software and service provider to telecom and media companies, and he began his service at Amdocs in 1995. At Amdocs, Mr. Epstein is responsible for developing and maintaining key customer relationships worldwide. In this role, he is also instrumental in driving forward strategic deals, leveraging his CEO/CXO relationships across the telecom industry in North America and Asia. Prior to joining Amdocs, from 1974 to 1991, Mr. Epstein served in the Israeli Air Force. Ultimately attaining the rank of Colonel, he oversaw research and development of “Command, Control, Communications and Intelligence” operational systems, as well as avionics software. During his military career, Mr. Epstein spent several years in the U.S. leading key strategic ventures between the U.S. and Israeli Air Forces, specifically heading up the F-16 avionics software project at General Dynamics. Mr. Epstein sits on the board of a number of private and public companies, including MobileSmith Health (Nasdaq: MOS), RFCode and Copilot. He is also an active technology investor and a mentor to numerous executives. Mr. Epstein received his BA in mathematics and computer science from Bar Ilan University in Israel, as well as participated (partially completed) in the master program of computer science at Weizmann institute in Israel.

Family Relationships

Dr. Yacov Geva, our President, Chief Executive Officer, and a member of our board of directors is the father of Nir Geva, our Chief Technology Officer. See “Related Party Transactions” for additional information.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected.

Compensation

Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere. The following table presents in the aggregate all compensation we paid, or will need to pay, to all of our directors and senior management as a group for the year ended December 31, 2020. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to us, in thousands of U.S. dollars, for the year ended December 31, 2020.

	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 13 persons	$1,182	$118	$2,039

As approved by our board of directors on October 22, 2020, our Chief Executive Officer, Dr. Yacov Geva, will receive a bonus payment in the amount of $240,000 in consideration of his service to our company and subject to the consummation of this offering.

Employment Agreements with Executive Officers

We, and through certain of our subsidiaries, have entered into written employment or consulting agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, in accordance with our Amended and Restated Memorandum and Articles of Association, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance. See “Related Party Transactions” for additional information.

For a description of the terms of our options and option plan, see “Management—Equity Incentive Plan” below.

Directors’ Service Contracts

The terms of the appointment of our executive and non-executive directors are agreed upon and set out in writing at the time of their respective appointment in Director Appointment Letters. Dr. Yacov Geva, an executive director, is not a party to a Director Appointment Letter and receives no compensation for his service as a director. The Director Appointment Letters set out the key terms and conditions of the director’s appointment, including their duties, rights and responsibilities, time commitment and the board of directors’ expectations regarding involvement with committees of the board of directors. The Director Appointment Letters do not provide for benefits upon the conclusion of their respective service. After the election of our directors at our 2017 annual general meeting of shareholders, held in February 2017, the Director Appointment Letters provided that the Chairman of the board of directors and each of our other directors shall receive annual base compensation of A$100,000 (approximately $72,000) and A$40,000 (approximately $29,000), respectively. In May 2018, our board of directors approved the deferral of the compensation owed under the Director Appointment Letters. See “Related Party Transactions” for additional information.

Non-Executive Director Remuneration

Our Amended and Restated Memorandum and Articles of Association specify that the maximum aggregate remuneration of Non-Executive Directors shall be A$350,000 (approximately $252,000). With the exception of Dr. Yacov Geva, all of our directors are Non-Executive Directors whose compensation is within the limits of our Amended and Restated Memorandum and Articles of Association.

Foreign Private Issuer Status and Voluntary Compliance with Certain Nasdaq Requirements

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require “foreign private issuers,” such as us, to comply with various corporate governance practices. In addition, following the listing of the Ordinary Shares on the Nasdaq Capital Market, we will be required to comply with the Nasdaq Stock Market Rules. Under those rules, we may elect to follow certain corporate governance practices permitted under the Cayman Islands Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Nasdaq Stock Market Rules for U.S. domestic registrants.

In accordance with Cayman law and practice and subject to the exemption set forth in Rule 5615 of the Nasdaq Stock Market Rules, we have elected to follow the provisions of the Cayman Islands Companies Law rather than the Nasdaq Stock Market Rules, with respect to the following requirements:

●

Quorum. While the Nasdaq Stock Market Rules require that the quorum for purposes of any meeting of the holders of a listed company’s common voting stock, as specified in the company’s bylaws, be no less than 33 1/3% of the company’s issued and outstanding common voting stock, under Cayman Islands Companies Law there is no minimum attendance threshold for general meetings of shareholders to be quorate. Our Amended and Restated Memorandum and Articles of Association provide that twenty five percent (25%) of shareholders present, in person or by proxy or a duly appointed representative, who are entitled to vote on the business to be transacted, shall constitute a quorum for a general meeting. However, the quorum set forth in our Amended and Restated Memorandum and Articles of Association with respect to an adjourned meeting consists of at least one shareholder present in person or by proxy. For additional information see “Description of Share Capital and Governing Documents—Material Differences in Corporate Law;”

●	Shareholder approval. While the Nasdaq Stock Market Rules require that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans, under the Cayman Islands Companies Law, there is no requirement for shareholder approval of share issuances (or the terms on which shares may be issued) and no statutory pre-emption rights apply. Under our Amended and Restated Memorandum and Articles of Association, our board of directors is authorized to issue shares (or to grant warrants, options or other rights to acquire shares) subject to the restriction that the number of shares in issue may not exceed our authorized share capital set forth in our Amended and Restated Memorandum and Articles of Association and generally subject to the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association.

However, we have voluntarily elected to adhere to the Nasdaq Stock Market Rules and not the Cayman Islands Companies Law notwithstanding our status as a foreign private issuer, with respect to the requirements of:

●	maintaining a board of directors with a majority of “independent” directors and having those directors meet regularly without other members present;

●	maintaining a compensation committee of our board of directors (which is our Nomination and Remuneration Committee) comprised solely of independent directors and governed by a committee charter; and

●	having director nominees be selected or recommended for selection by either a majority of our independent directors or a nominations committee comprised solely of independent directors, which will be undertaken by our Nomination and Remuneration Committee.

Committees of the Board of Directors

Our board of directors has established two standing committees, the audit and risk committee and the nomination and remuneration committee.

Audit and Risk Committee

Our board of directors has appointed an audit and risk committee, which assists our board of directors in monitoring and reviewing any matters of significance affecting financial reporting and compliance. Our audit and risk committee, acting pursuant to a written charter, will be comprised of Mr. Urs Wettstein, Mr. Zeev Rotstein and Mr. Chanan Epstein upon completion of this offering. We will appoint a chairman of this committee prior to the consummation of this offering. Our board of directors is primarily responsible for the oversight of our risk management and internal compliance and control framework.

Our board of directors has adopted an audit and risk committee charter, which sets forth, among others, the responsibilities of the audit and risk committee.  Our board of directors intends to adopt an audit (and risk) committee charter to be effective upon the listing of the Ordinary Shares on Nasdaq setting forth, among others, the responsibilities of the audit (and risk) committee consistent with the rules of the SEC and Nasdaq Listings Rules, including, among others, the following:

●

oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors;

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors; and
●	reviewing and monitoring, if applicable, legal matters with significant impact, finding of regulatory authorities’ findings, receive reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommend to our board of directors if so required.

Nasdaq Stock Market Requirements for Audit Committee

Under the Nasdaq Stock Market Rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

Our audit and risk committee will be comprised of Mr. Urs Wettstein, Mr. Zeev Rotstein and Mr. Chanan Epstein upon the completion of this offering. All of the members of our audit and risk committee are “independent,” as such term is defined under Nasdaq Stock Market Rules. All members of our audit and risk committee meet the requirements for financial literacy under the Nasdaq Stock Market Rules.

Nomination and Remuneration Committee

Cayman Islands law does not impose specific requirements on the establishment of a nomination and remuneration committee or nominating process.

However, our board of directors has appointed a nomination and remuneration committee, which assists our board of directors in monitoring and reviewing any matters of significance affecting the remuneration of our board of directors and our employees and any matters of significance affecting the composition of our board of directors and our management. Our nomination and remuneration committee, acting pursuant to written charters, and as a single committee, will be comprised of Mr. Urs Wettstein, Mr. Shuki Gleitman and Dr. Kenneth Melani upon the completion of this offering. We will appoint a chairman of this committee prior to the consummation of this offering.

Our nomination and remuneration committee follows compensation committee membership and charter requirements and the director nomination requirements prescribed under the Nasdaq Stock Market Rules. Although we maintain this nomination and remuneration committee, it has yet to meet, and its functions have thus far been undertaken by our board of directors.

The charters adopted by our board of directors set forth the responsibilities of the nomination and remuneration committee in its capacity in nomination and remuneration oversight duties, respectively.

The responsibilities of the nomination and remuneration committee include, with respect to nomination oversight, among others, the following:

●	maintaining our board of directors’ appropriate mix of skills and experience to be an effective decision-making body; and
●	ensuring that our board of directors is comprised of directors who contribute to our successful management and discharge their duties having regards for the law and the highest standards of corporate governance.

The responsibilities of the nomination and remuneration committee include, with respect to compensation oversight, among others, the following:

●	review the on-going appropriateness and relevant of the executive remuneration policy and other executive benefit programs;
●	ensure that remuneration policies fairly and responsibly reward executives having regards to our performance, our performance as a company, the performance of the executive and prevailing remuneration expectations in the market.

●	oversee and advise on remuneration of executive directors;
●	review and approve the design of any executive incentive plans;
●	review the impact of any proposed changes in accounting policies on the financial statements; and
●	review our quarterly, half yearly and annual results.

Fiduciary Duties of Office Holders

As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Islands Companies Law, and our Amended and Restated Memorandum and Articles of Association. Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties to a company including: (i) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (ii) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest; (iii) a duty to exercise his or her powers as a director under the Cayman Islands Companies Law and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose; (iv) a duty not to fetter his or her discretion as a director; and (v) a duty of care, diligence and skill.

The Cayman Islands Companies Law contains certain statutory duties, including: (i) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (ii) the duty to maintain certain statutory registers (register of members, register of directors, register of mortgages and charges) and maintain proper books and records; and (iii) the duty to ensure that certain returns and filings are made to the Registrar of Companies of the Cayman Islands (including any changes in directors, any changes in the authorized share capital of a company or the memorandum and articles of association of a company, and any special resolutions passed by the shareholders of a company).

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

Appointment and Removal of Directors

Appointment and removal by shareholders

In accordance with our Amended and Restated Memorandum and Articles of Association, the Company may by ordinary resolution at an annual general meeting (and not at any other general meeting) appoint a person who is willing to act to be a director either to fill a vacancy or as an addition to the existing directors, provided that:

●	any such appointment would not cause the total number of directors to exceed any maximum number applying to us; and

●	no person other than a director seeking re-election shall be eligible for appointment by ordinary resolution unless the person or some shareholder intending to propose his or her nomination has, at least 30 business days before the meeting at which his or her proposed appointment is to be considered, left at our registered office a notice in writing duly signed by the nominee giving his or her consent to the nomination and signifying his or her candidature for the office or the intention of the shareholder to propose the person. Notice of every candidature for election as a director will be given to each shareholder with or as part of the notice of the annual general meeting at which the election is to be proposed.

Shareholders shall not be entitled to requisition a general meeting to propose the appointment or election of a director.

In accordance with our Amended and Restated Memorandum and Articles of Association, the Company may by special resolution remove any Director before the expiration of his period of office, but without prejudice to any claim for damages which he may have for breach of any contract of service between him and the Company. See “Voting Rights and Thresholds” below.

Appointment by Directors

Under our Amended and Restated Memorandum and Articles of Association, our board of directors has the power to appoint at any time any person who is willing to act as a director, either to fill a vacancy or as an additional director (subject to any requirements as to minimum or maximum number of directors then applying to us). Any director so appointed is required to retire at the next annual general meeting after such appointment and shall be eligible to stand for re-election as a director at such meeting.

Rotational Retirement of Directors

Our Amended and Restated Memorandum and Articles of Association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. A director who retires by rotation at an annual general meeting may, if willing, be reappointed by ordinary resolution.

Size of the Board and Board Vacancies

Our Amended and Restated Memorandum and Articles of Association provide that, unless determined otherwise by special resolution, there shall be a minimum of two directors and a maximum of seven directors.

Conflicts of Interest

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the articles of association which provide a mechanism to alleviate possible conflicts of interest. Under our Amended and Restated Memorandum and Articles of Association, a director must disclose the nature and extent of his or her interest in any matter, transaction or arrangement, and following such disclosure the interested director may vote in respect of any matter, transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands Companies Law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Amended and Restated Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or wilful default.

A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our (and G Medical China’s) directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. We have entered into indemnification agreements with all of our directors and officers and our corporate secretary. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Approval of Related Party Transactions under Cayman Law

Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors is required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, only such transactions entered into are in good faith in the best interests of the company are entered into for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders. In addition, in the event that any payment obligation, transfer of property or grant of charge thereon is made to a related party that is also a creditor at a time when the company is insolvent, the Cayman Islands Companies Law provides that such transfer is deemed to be a preference and therefore is invalid if it occurred within six months immediately preceding the commencement of a liquidation.

Under our Amended and Restated Memorandum and Articles of Association, in any vote of directors regarding the approval of any matter, contract or transaction in which a director is directly or indirectly interested, the interested director may count towards the quorum and vote on such matter, contract or transaction provided that the nature and extent of his or her interest has been disclosed to the other directors.

Equity Incentive Plan

We maintain one equity incentive plan – the Global Equity Incentive Plan. As of the date of this prospectus, the number of Ordinary Shares reserved for the exercise of options granted under the Global Plan was 16,666,667.

Our Global Plan was adopted by our board of directors in December 2016, and became effective immediately thereafter, and will expire in December 2026. Our and our subsidiaries’ employees, directors, officers, and service providers, including those who are our controlling shareholder are eligible to participate in this plan and receive awards of options, share appreciation rights (or SARs), restricted shares, restricted share units (or RSUs), and any other share-based grant, referred to as, individually or collectively, the Awards.

Our Global Plan is administered by our board of directors and the terms of grants, including exercise price, method of payment, vesting schedule, acceleration of vesting and the other matters necessary in the administration of the Global Plan. As a default, our Global Plan provides that upon termination of employment for any reason, other than in the event of death, retirement, disability or cause, all unvested options and SARs will expire and all vested options and SARS will generally be exercisable for 90 days following such termination, subject to the terms of the Global Equity Plan and the governing option agreement. Notwithstanding the foregoing, in the event that employment is terminated for misconduct or if an option or SAR holder engaged in misconduct after the date of the termination of their employment with us, all options and SARs granted to such person, whether vested or unvested, shall immediately expire.

Upon termination of employment due to death or disability, all the vested options and SARs at the time of termination of employment, will generally be exercisable for either six or 12 months, respectively, or such shorter or longer period as determined by the plan administrator, our board of directors, subject to the terms of the Global Equity Plan. Unless otherwise set forth in an Award agreement, or in an applicable sub-plan, upon termination of employment due to retirement, all the vested options and SARs at the time of termination of employment, will be exercisable.

Our Global Equity Plan provides that upon termination of employment for any reason, other than in the event of death, all RSUs vested in accordance with an RSU agreement, shall entitle the holder of such vested RSUs to payment (whether in Ordinary Shares, cash, or otherwise, as determined by our board of directors). Upon termination of employment due to death, we shall, upon request and payment of the aggregate purchase price therefor, issue or transfer the Ordinary Shares related to the RSUs, which have vested at the time of the termination of employment due to death, within six months following the termination of employment due to death.

We also have two sub-plans to the Global Plan, one for Israeli residents (or the Israeli Sub-Plan) and the other for U.S. citizens or residents (or the U.S. Sub-Plan).

Under the Israeli Sub-Plan, Awards issued under the Global Equity Plan to eligible Israeli employees, officers, directors, and service providers would qualify for provisions of Section 102(b)(2) or (3) of the Israeli Income Tax Ordinance of 1961 (New Version) (or the Tax Ordinance). Pursuant to such Section 102(b)(2) or (3), as the case may be, qualifying Awards issued under the Global Equity Plan and shares issued upon exercise of such Awards are, in accordance with the Israeli Plan, held in trust and registered in the name of a trustee selected by the board of directors. The trustee may not release these options or shares to the holders thereof for two years from the date of the registration of the options in the name of the trustee. Under Section 102, any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or Ordinary Shares by the trustee to the employee or upon the sale of the options or Ordinary Shares, and gains may qualify to be taxed as capital gains at a rate equal to 25%, subject to compliance with specified conditions. Our Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(9) of the Tax Ordinance, which does not provide for similar tax benefits. The Global Equity Plan also permits granting options to Israeli grantees who do not qualify under Section 102(b)(2) or (3).

Under the U.S. Sub-Plan, Awards issued under the Global Equity Plan to eligible U.S. employees, officers, directors, and service providers shall be treated as either nonqualified share options or incentive share options (which may be issued only to our employees and only after the U.S. Sub-Plan is approved in accordance with Section 422(b)(1) of the Internal Revenue Code of 1986 (or the Code)). In December 2016 and April 2019, our board of directors and shareholders, respectively, adopted the U.S. Sub-Plan for U.S. persons.

Performance Rights

From May 2017 to July 2020, we have granted three classes of performance rights, which were approved by our shareholders, to certain of our officers, directors, employees and service providers as incentive securities. Such performance rights were granted pursuant to the 2016 Plan, subject to entering into a performance rights agreement. The performance rights convert into Ordinary Shares on a 1:1 basis, upon the occurrence of the following vesting milestones for each class of performance rights:

●	777,778 Class A performance rights vested and converted into Ordinary Shares, after we obtained U.S. FDA clearance for our Prizma device in September 2017;

●	1,333,333 Class B and Class C performance rights automatically terminated in 2019 and 2020, respectively; and

●	5,556 Class D performance rights vested and converted into Ordinary Shares in July 2020.

From July 2020 we have granted four classes of performance rights, which were approved by our shareholders on July 16, 2020, to certain of our officers, directors, employees and service providers as incentive securities. The performance rights convert into Ordinary Shares on a 1:1 basis, upon the occurrence of the following vesting milestones for each class of performance rights:

●	Class A performance rights vests upon achieving a market capitalization of greater than $100,000,000, which will be calculated based on the Company’s 20-day VWAP of Ordinary Shares on the ASX (adjusted by the AUD/USD exchange rate quoted on the Reserve Bank of Australia prior to the last trading day pursuant to which the Company’s VWAP of Shares is being calculated) or the Company’s closing market price on a trading day on Nasdaq (or the Conversion Price) multiplied by the total issued Ordinary Shares;

●	Class B performance right vests upon achieving a market capitalization of greater than $150,000,000 which will be calculated based on the Conversion Price multiplied by the total issued Ordinary Shares;

●	Class C performance right vests upon achieving a market capitalization of greater than $200,000,000, which will be calculated based on the Conversion Price multiplied by the total issued Ordinary Shares; and

●	Class D performance rights vests upon achieving a market capitalization of greater than $250,000,000, which will be calculated based on the Conversion Price multiplied by the total issued Ordinary Shares.

In general, when we achieve a milestone, we must notify the holder of the performance rights, in writing, that the relevant milestone has been satisfied. Thereafter, at the election of the holder of such performance rights, within a period of three months following the satisfaction of the milestone, each performance right shall vest and convert into one of our Ordinary Shares for no consideration.

All shares issued upon the vesting of the performance rights will, upon their conversion, rank pari passu in all respects with the other Ordinary Shares. The performance rights are not listed on any exchange. Performance rights shall be adjusted in the events of the issuance of bonus shares are issued pro-rata to shareholders or in the event that our issued share capital is reorganized. A performance right does not confer upon its holder an entitlement to vote or receive dividends.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our issued and outstanding Ordinary Shares;

●	each of our directors and executive officers; and

●	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to Ordinary Shares. Ordinary Shares issuable under share options or warrants that are exercisable within 60 days after June 4, 2021, are deemed issued and outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants but are not deemed issued and outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 10,413,869 Ordinary Shares issued and outstanding as of June 4, 2021. The number of Ordinary Shares deemed issued and outstanding after this offering is based on 2,500,000 Ordinary Shares which includes the Ordinary Shares offered hereby but assumes no exercise of the underwriter’s over-allotment option.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and here are no arrangements known to us which would result in a change in control of our company at a subsequent date. Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each beneficial owner’s address is: c/o G Medical Innovations Holdings Ltd., P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands.

	No. of Shares Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering(1)	Percentage Owned After this Offering
Holders of more than 5% of our voting securities:
Dr. Yacov Geva (*)	4,383,278	42.1%	33.9%
Directors and executive officers who are not 5% holders:
Dr. Kenneth R. Melani (*)	106,094	1.0%	0.8%
Kobi Ben-Efraim (2)	52,911	0.5%	0.4%
Nir Geva (3)	58,298	0.6%	0.5%
Benny Tal (4)	11,056	0.1%	0.1%
Dror Muriel – Rot	5,556	0.1%	-
Oded Shahar	29,689	0.3%	0.2%
Uri Marom (5)	63,603	0.6%	0.5%
Dr. Shuki Gleitman (*)	15,556	0.1%	0.1%
Dr. Brendan de Kauwe (*)	65,114	0.6%	0.5%
Prof. Zeev Rotstein (*)(6)	19,689	0.2%	0.2%
Urs Wettstein (*)	22,778	0.2%	0.2%
All directors and executive officers as a group (12 persons)	4,833,622	46.4%	37.4%

(*)	Indicates director of our company.

(1)	The percentages shown are based on 10,413,869 Ordinary Shares issued and outstanding as of June 4, 2021, and Ordinary Shares issuable under share options or warrants that are exercisable within 60 days after such date.

(2)	Includes (i) 50,920 Ordinary Shares, and (ii) options to purchase 1,991 Ordinary Shares that are exercisable within 60 days after June 4, 2021, at an exercise price of $21.78 per share.

(3)	Includes (i) 56,307 Ordinary Shares, and (ii) options to purchase 1,991 Ordinary Shares that are exercisable within 60 days after June 4, 2021, at an exercise price of $21.78 per share.

(4)	Includes (i) 7,778 Ordinary Shares, and (ii) options to purchase 1,991 and 1,287 Ordinary Shares that are exercisable within 60 days after June 4, 2021, at an exercise price of $21.78 and $19.71 per share, respectively.

(5)	Includes (i) 61,612 Ordinary Shares, and (ii) options to purchase 1,991 Ordinary Shares that are exercisable within 60 days after June 4, 2021, at an exercise price of $21.78 per share.

(6)	Includes (i) 15,556 Ordinary Shares, and (ii) options to purchase 4,133 Ordinary Shares that are exercisable within 60 days after June 4, 2021, at an exercise price of $0.0009 per share.

Changes in Percentage Ownership by Major Shareholders

In May 2017, we consummated an initial public offering of A$13.5 million (approximately $9 million) on the ASX. Prior to the offering, our President and Chief Executive Officer, Dr. Geva, held approximately 91% of our issued and outstanding share capital, and following the public offering, Dr. Geva held approximately 57% of our issued and outstanding share capital. Currently, Dr. Geva holds beneficially owns 43.1% of our Ordinary Shares.

Record Holders

Based upon a review of the information provided to us by our transfer agent, as of after June 4, 2021, there were a total of 2,334 holders of record of our shares, of which 9 record holders hold 148,091 of our Ordinary Shares, or approximately 1.5% of our issued and outstanding share capital, and had a registered address in the United States. These numbers are not representative of the number of beneficial holders of our shares nor is it representative of where such beneficial holders reside, since many of these shares were held of record by brokers or other nominees.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control of our company at a subsequent date.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC.

RELATED PARTY TRANSACTIONS

Employment Agreements

We have entered into written employment and service agreements with each of our executive officers and have executed Director Appointment Letters with each member of our board of directors, with the exception of Dr. Yacov Geva. All employment or consulting agreements with our executive officers contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance. Members of our senior management are eligible for bonuses each year. The bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our board of directors that also set the bonus targets for our Chief Executive Officer. Our Director Appointment Letters contain confidentiality clauses and entitle each director to annual cash compensation. See “Management—Employment Agreements with Executive Officers” and “—Directors’ Service Contracts.”

Employment Agreement with Nir Geva

In July 2016, effective as of August 1, 2016, we entered into an employment agreement with Nir Geva, our Chief Technology Officer. Nir Geva is the son of Dr. Yacov Geva, our President, Chief Executive Officer, a member of our board of directors, and our controlling shareholder. Pursuant to the terms of his employment agreement, we pay Nir Geva a monthly based salary of NIS 47,381 (approximately $14,000). Pursuant to the employment agreement, we may terminate the employment agreement by providing 180 days’ prior written notice.

Issuance of Ordinary Shares and Cash Bonus to Dr. Yacov Geva

On October 22, 2020, our board of directors approved the issuance to Dr. Yacov Geva of 1,055,555 Ordinary Shares and a cash bonus of $240,000 in consideration of his service to our company and subject to the consummation of this offering.

Options

Since our inception, we have granted options to purchase our Ordinary Shares to our officers and certain of our directors. We describe our option plans under “Management—Equity Incentive Plan.”

Performance Rights

Since May 2017, we have granted performance rights to certain of our officers and directors and certain consultants whereupon achievement of certain milestones, the holder of the performance rights may exercise their rights to receive such number of our Ordinary Shares represented by the performance rights. We describe our performance rights under “Management—Equity Incentive Plan—performance rights.”

Shareholder Loans

Dr. Yacov Geva, our President, Chief Executive Officer, director, and major shareholder has provided certain interest and non-interest bearing loans to us, as disclosed below.

On December 19, 2016, effective as of August 1, 2016, and as amended on February 26, 2017, we executed a credit line, providing us with a line of credit in the aggregate amount of up to $600,000 (or the 2016 Credit Line). The 2016 Credit Line bears interest at the rate of Libor plus 3% per year and will be repaid, in accordance with the amendment executed in February 2017, in two equal installments at three and six months, respectively, following the commencement of sales of our products. As of the date of this prospectus, we had borrowed an aggregate amount of approximately $480,000, which was paid back in full as of such date.

We entered into the 2018 Credit Line on May 16, 2018, which was amended in its entirety, effective as of October 1, 2018, such that the aggregate amount available to us is $10 million. The 2018 Credit Line bears multiple fixed interest rates, each calculated on a linear basis from the disbursement date of each installment of the principal amounts: (i) 10% per annum for all amounts drawn until October 1, 2018 and (ii) 12% per annum for all amounts drawn as of October 1, 2018. Under the 2018 Credit Line, we are required to use the amounts drawn from the 2018 Credit Line to fund inventory and medical device purchases and for working capital purposes. Pursuant to the terms of the 2018 Credit Line, Dr. Yacov Geva granted us the Repayment Extension for the 2018 Credit Line. In May 2019, we and Dr. Geva agreed to the new Repayment Date. As a result of the Repayment Extension, all drawn loan amounts shall bear interest at a fixed rate of 15% calculated as of April 30, 2019.

On April 24, 2019, our shareholders approved the conversion of approximately $3.3 million (being half of the principal amount drawn as of December 31, 2018 and the entire amount of interest as of December 31, 2018), that had been drawn from the 2016 Credit Line and 2018 Credit Line, into an aggregate of 163,407 Ordinary Shares as full and final settlement of the $3.3 million (or the Loan Conversion).

On March 19, 2020, our shareholders approved the conversion of an additional amount of $5 million of the amount outstanding under the 2018 Credit Line into 1,037,103 Ordinary Shares. On July 23, 2020, we issued to Dr. Geva 522,894 Ordinary Shares as consideration for the conversion of $1.95 million owed to Dr. Geva pursuant to the 2016 Credit Line and 2018 Credit Line. In July 2020, an additional amount of $1.95 million of the amount outstanding under the 2018 Credit Line was converted into 522,894 Ordinary Shares and the remaining outstanding amount was paid in cash.

In addition, Dr. Geva has provided an additional loan to the Company in the amount of $267,000, as of December 31, 2020, which bears interest at a fixed rate of 15%.

Services Agreement with Dr. Brendan De Kauwe

On February 29, 2020, we entered into a services agreement with our director, Dr. Brendan de Kauwe, whereby we receive business services from Dr. de Kauwe. Pursuant to the agreement, Dr. de Kauwe will be entitled to a monthly payment of $10,000. Dr. de Kauwe will be entitled also to commission, which will equal to five percent of the direct revenue actually paid to us by third parties presented to us by Dr. de Kauwe. In addition, Dr. de Kauwe will be entitled to performance rights, which will be determine by us and subject to the approval of our board of directors.

Transactions with Otsana Pty Ltd.

Dr. Brendan De Kauwe, a member of our board of directors since February 2017, has been a director at Otsana since 2015, and previously served in other capacities dating back to 2012.

In connection with our listing on the ASX, on February 7, 2017, we engaged Otsana as lead manager of our initial public offering (or the ASX Engagement Letter) which closed on March 17, 2017. Under the terms of the ASX Engagement Letter, we paid Otsana a capital raising fee of 6% of the total capital raised in the initial public offering on ASX, or A$720,000 (approximately $532,000), a success fee of A$75,000 (approximately $56,000), and granted to certain nominees selected by Otsana warrants to purchase an aggregate of 222,222 Ordinary Shares with an exercise price of A$27.

On May 9, 2017, we executed an agreement to receive corporate advisory services for a term of six months, which has since been extended, pursuant to which, we pay Otsana a monthly fee of A$5,000 (approximately $3,600) for such services and, if we require any capital raising during the term of the agreement, we are required to pay Otsana up to 6% of the total capital raised from Otsana or holders that Otsana directly introduces to us. We may terminate the agreement by providing 30 days’ prior written notice.

Lease Agreement

We entered into a lease agreement dated February 2019, through our Israeli subsidiary, with Ad Marom Assets and Initiation Ltd. (or Ad Marom), a company controlled by our controlling shareholder, Dr. Yacov Geva. This lease agreement was to come into effect no later than January 2022, since the facility remains under construction. According to the agreement, we were to pay Ad Marom a monthly payment of NIS 61,560 (approximately $17,000) in consideration for approximately 11,044 square feet, for a period of 60 months from time of commencement of the lease. In May 2021, we canceled the lease agreement with no further commitments from either party.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

Immediately prior to this offering, our authorized share capital will consist of 2,000,000,000 Ordinary Shares, par value $0.09 per share, of which 10,413,869 shares were issued and outstanding as of such date. All of our issued and outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Ordinary Shares

In the last three years, we have issued an aggregate of 6,640,917 Ordinary Shares in several private placements and public offerings for aggregate net proceeds of $13,728,188 (in each case based on the exchange rate of the A$ and U.S. dollar applicable on the day of the closing of the respective transaction), which amount includes the issuance of Ordinary Shares upon the conversion of options, warrants and performance rights.

Warrants and Options

In addition to Ordinary Shares, in the last three years, we have issued warrants (excluding the warrants as part of the CLA transactions described below) to purchase an aggregate of 584,255 Ordinary Shares to advisors, consultants and investors, with exercise prices ranging from A$3.87 (approximately $2.97) to A$35.2 (approximately $27.09) per share, of which no warrants have been exercised, and granted options to purchase an aggregate of 1,264 Ordinary Shares to directors, officers, employees and service providers with exercise prices of $14.85 per share, of which, no options have been exercised.

Performance Rights

In the last three years we have granted 750,000 performance rights classified into four classes to certain of our officers, directors, employees and service providers as incentive securities. In July 2020, 5,556 Class D performance rights vested and converted into Ordinary Shares. On March 15, 2021, 81,852 performance rights were forfeited.

Convertible Securities Agreement

In October and November 2018, we issued 4,050,000 Convertible Securities, with a face value of $1.10 per Convertible Security, for an aggregate amount of $4.05 million, convertible into 209,317 Ordinary Shares. Each Convertible Security is convertible into such number of Ordinary Shares equal to the product of the number of Convertible Securities converted and the face value, as amended, per Convertible Security divided by the exchange rate of $0.7034 and divided by the Fixed Conversion Price of A$30.258 (approximately $21.285) per share, unit or other derivative or equity security. The Convertible Securities mature 18 months after the issuance date. We have entered into several amendments of the Convertible Securities Agreement with MEF, under which the face value of the Convertible Securities issued to MEF was increased as follows: (i) in March 2019, the face value of those Convertible Securities issued to MEF was increased to $1.133, retroactively as of the February 2019, (ii) in August 2019, the face value of those Convertible Securities issued to MEF was increased to $1.189, and (iii) in November 2019, the face value of those Convertible Securities issued to MEF was increased to $1.296.

During February, March, April and May 2019, we issued 39,706 Ordinary Shares upon the conversion of certain Convertible Securities.

In February 2020 we entered into a deed of termination, settlement and release (or the Deed of Termination) with MEF pursuant to which we agreed to pay MEF a settlement amount and issue to MEF Ordinary Shares, in full and final settlement of all amounts owing and all claims arising in connection with the Convertible Securities Agreement. Under the terms of the Deed of Termination, we will issue the Ordinary Shares within five business days of execution and pay the Settlement Amount by March 31, 2020 (or the Final Payment Date). Pursuant to the Deed of Termination, Dr. Geva will guarantee the Settlement Amount to MEF.

In April 2020, we entered into a deed of variation (or the Deed of Variation) and a second deed of variation (or the Second Deed of Variation) with MEF pursuant to which the Final Payment Date was extended to May 1, 2020.

In accordance with the terms of the Deed of Termination as amended by the Deed of Variation and the Second Deed of Variation, we have issued Ordinary Shares equivalent to $326,500 and repaid MEF an amount of $2,934,165 in full and final settlement of our outstanding debt to MEF.

Controlled Placement Agreement/Equity Line

In September 2018, we entered into the Controlled Placement Agreement with Acuity, which provided us with up to A$10,000,000 (approximately $7,200,000) of standby equity over a period of 28 months. Pursuant to the Controlled Placement Agreement, we issued to Acuity an option to require us to issue and allot, subject to our prior notice, Ordinary Shares at an exercise price per Ordinary Share equal to the greater of (i) 90% of the VWAP of our Ordinary Shares traded by Acuity on ASX during a valuation period and (ii) a floor price for such valuation period, to be determined by us from time to time. Subject to the terms of the Controlled Placement Agreement, we may, at any time, terminate the Controlled Placement Agreement, following which Acuity may not require us to issue or allot any additional Ordinary Shares. As part of the agreement with Acuity, we issued to Acuity 188,888 Ordinary Shares to be held in collateral for no consideration. On April 24, 2019, our shareholders approved the issuance of the 188,888 Ordinary Shares to Acuity. On April 9, 2020, we increased the equity capital limit to A$15,000,000 (approximately $9,300,000) and issued to Acuity additional 111,111 Ordinary Shares to be held in collateral for no consideration. On August 13, 2020, we issued 181,111 Shares to Acuity to increase the Shares held as collateral to a total of 444,444 Shares.

On or around April 9, 2020, we and Acuity agreed to vary the Controlled Placement Agreement by (amongst other matters) increasing the equity capital limit under the Controlled Placement Agreement to A$15 million.

On August 13, 2020, we issued 181,111 Shares to Acuity to increase the Shares held as collateral under its Controlled Placement Agreement to a total of 444,444 Shares (Collateral Shares).

In the aggregate, Acuity exercised its option to purchase 225,556 Ordinary Shares, for aggregate net proceeds of A$2,075,000 (approximately $1,347,500). On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity and our repurchase for nominal value and cancellation of 444,444 Ordinary Shares previously issued to Acuity.

Capital Commitment Agreement

In November 2019, we entered into the Capital Commitment Agreement with GEM and GEM Yield Bahamas Ltd. The Capital Commitment Agreement secures a capital commitment of up to A$30,000,000 over a three-year period from GEM. As of the date of this prospectus, we have drawn down A$ 1,283,143. Subject to the terms of the Capital Commitment Agreement, we may choose to, on one or more occasions within the three-year period, and subject to conditions precedent, draw down on the facility by giving GEM a 15 trading days’ notice to subscribe for fully paid Ordinary Shares. The number of Ordinary Shares which we may draw down under a notice is capped at 1,000% of the average daily number of our shares traded on ASX during the 15 trading days prior to that draw down notice, subject to adjustments. If we issue a draw down notice, the subscription price of the Ordinary Shares to be issued to GEM (or its nominees) will be 90% of the higher of the average closing bid price of our Ordinary Shares as quoted by ASX over the pricing period, being the 15 consecutive trading days after we give the draw down notice to GEM (subject to certain adjustments), or a fixed floor price nominated by us in its draw down notice. In addition, we issued to GEM options to purchase 277,777 Ordinary Shares at an exercise price of A$23.85 per share, on or before November 29, 2024. As of the date of this prospectus, we drew down a total of A$1,283,143 and issued 202,821 Ordinary Shares to GEM in consideration for their services.  We will not be able to make drawdowns under the Capital Commitment Agreement with GEM following our delisting from the ASX and our Capital Commitment Agreement with GEM will not apply to our Ordinary Shares listed on the Nasdaq Capital Market.

December 2020 Financing

On December 21, 2020, we entered into the CLA Transaction, whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Alpha, pursuant to which we obtained a convertible loan in an aggregate amount of $350,000, against issuance of the December 2020 Financing Debentures, and the December 2020 Financing Warrants.

Alpha was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. Alpha was also provided a right to purchase $150,000 of additional debentures on the same terms for a period of six months from the date of the December 2020 Financing Transaction. On February 17, 2021, Alpha exercised the foregoing right to purchase $150,000, against issuance of the February 2021 Financing Debentures and the February 2021 Financing Warrants, on the same terms as the CLA Transaction.

The December 2020 Financing Debentures and the February 2021 Financing Debentures will have a six month term from issuance and bear interest at 10% per annum. The December 2020 Financing Debentures February 2021 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

The December 2020 Financing Warrants amounting to 79,666 and the February 2021 Financing Warrants amounting to 34,142 have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments. The December 2020 Financing Warrants and the February 2021 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the December 2020 Financing Warrants and the February 2021 Financing Warrants.

The December 2020 Financing Debentures, the February 2021 Financing Debentures, the December 2020 Financing Warrants and the December 2021 Financing Warrants contain customary beneficial ownership blockers for Alpha, which will prevent Alpha from acquiring a control block in us.

April 2021 Financing

On April 7, 2021, we entered into the April CLA Transaction, whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our Ordinary Shares, with Jonathan B. Rubini, pursuant to which we obtained a convertible loan in an aggregate amount of $600,000, against issuance of the April 2021 Financing Debentures and the April 2021 Financing Warrants.

 The April 2021 Financing Debentures will have a six month term from issuance and bear interest at 10% per annum. The April 2021 Financing Debentures are convertible into the shares being offered in this offering at a conversion price equal to 80% of the public offering price per share in this offering.

The April 2021 Financing Warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments. The April 2021 Financing Warrants have a five year term and will be exercisable for cash or on a cashless basis if no registration statement is available for resale of the Ordinary Shares issuable upon exercise of the April 2021 Financing Warrants.

Jonathan B. Rubini was also granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. The April 2021 Financing Debentures and the April 2021 Financing Warrants contain customary beneficial ownership blockers for Jonathan B. Rubini, which will prevent Jonathan B. Rubini from acquiring a control block in us.

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association (expected to be in force upon the closing of this offering) and the Cayman Islands Companies Law insofar as they relate to the material terms of our share capital. This discussion does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association. The form of our Amended and Restated Memorandum and Articles of Association is filed as an exhibit to this registration statement of which this prospectus forms a part.

Share Capital

Our Amended and Restated Memorandum and Articles of Association permit us to increase our authorized share capital by the creation of additional authorized but unissued shares, or to reduce our authorized share capital by the cancellation of authorized but unissued shares, by way of ordinary resolution to consolidate the shares forming our then authorized share capital into a lower number of shares of a proportionally greater par value, or subdivide the shares forming our share capital into a larger number of shares of a proportionally lesser par value, by way of ordinary resolution; and to reduce our share capital in any way, including by reducing the par value of our issued share capital, cancelling any paid-up share capital which is lost or unrepresented by available assets, and extinguishing or reducing the liability of any of our shares, by way of special resolution and by order from the Grand Court of the Cayman Islands confirming such reduction. See “Voting Rights and Thresholds” below.

Share Repurchase

Subject to Nasdaq Stock Market Rules, the Cayman Islands Companies Law, our Amended and Restated Memorandum and Articles of Association and any rights conferred on the holders of any Ordinary Shares or attached to any class of shares, our board of directors may cause us to repurchase or otherwise acquire shares in such manner, upon such terms and subject to such conditions as they think fit. Pursuant to the Cayman Islands Companies Law, the repurchase of any share may be paid out of our profits, out of the share premium account or out of the proceeds of a fresh issuance of shares made for the purpose of such repurchase, or, out of capital if we are able to pay our debts, if any, as they fall due in the ordinary course of our business.

Voting Rights and Thresholds

At any general meeting of our shareholders, a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is demanded. On a show of hands, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized underwriter shall have one vote for each share held by that shareholder.

A poll may instead be demanded:

●	before the show of hands on that resolution is taken;
●	before the result of the show of hands on that resolution is declared; and
●	immediately after the result of the show of hands on that resolution is declared.

In the event that a poll is demanded, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized representative has one vote for each share held by that shareholder.

To be passed at a general meeting of shareholders, ordinary resolutions require the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting of shareholders in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative; and special resolutions require the affirmative vote of a two-thirds majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative.

Generally, all matters to be transacted at a general meeting of shareholders are passed as ordinary resolutions, save for certain matters specified under our Amended and Restated Memorandum and Articles of Association or the Cayman Islands Companies Law as requiring a special resolution such as appointing a voluntary liquidator, changing our name, amending our Amended and Restated Memorandum and Articles of Association and for other matters such as transferring treasury shares at a discount to employees or subordinate companies.

Special resolutions and ordinary resolutions may also be passed by a unanimous written resolution of all the shareholders having the right to attend and vote at the general meeting.

Dividends

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, our board of directors may declare and authorize the payment of dividends and distributions out of our realized or unrealized profits, out of the share premium account (provided that we will, immediately following that dividend or distribution, be able to pay any our debts, if any, which we may have undertaken in the ordinary course of our business), or as otherwise permitted by the Cayman Islands Companies Law.

Except as provided by our Amended and Restated Memorandum and Articles of Association or the rights attached to any of our Ordinary Shares, dividends shall be declared and paid according to the amounts paid up on the nominal value of the Ordinary Shares on which the dividend is paid. Dividends may be declared and paid in cash or in kind (including paid up share capital or securities in another body corporate). Any dividend unclaimed after a period of three years from the date the dividend became due for payment shall be forfeited and shall revert to us.

Any dividends will be paid to the custodian of the Ordinary Shares being issued in this offering and shall be subject to further distribution to you as a beneficial owner of the underlying Ordinary Shares by the custodian.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the entirety of the paid-up capital at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the entirety of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the par value of the shares held by them.

If we are wound up, the liquidator may, with the sanction of a special resolution, and any other sanction required by the Cayman Islands Companies Law, divide among our shareholders in specie the entirety or any part of our assets and may, for such purpose, value any assets and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of an ordinary resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Transfer of Shares

Subject to the restrictions of our Amended and Restated Memorandum and Articles of Association, certificated shares may be transferred, by an instrument of transfer in writing in any usual form or in another form approved by the board of directors or prescribed by Nasdaq, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee. Uncertificated shares may be transferred, without a written instrument in accordance with the rules or regulations of any electronic trading systems permitted by Nasdaq.

Our board of directors may decline to register any transfer of an uncertificated share or depositary interest (i) if the transfer is in favor of more than four persons jointly (in the case of an uncertificated share); and (ii) in any other circumstance permitted by the rules or regulations of any electronic trading systems permitted by Nasdaq in which the share is held.

If our board of directors refuses to register a transfer of a share, they shall, within two months after the date on which the transfer was delivered to us, send notice of the refusal to the transferee.

In addition, our Amended and Restated Memorandum and Articles of Association include a provision pursuant to which all of the holders of our issued and outstanding shares immediately prior to this offering shall be restricted from transferring or otherwise disposing of any Ordinary Shares for a period of twelve months after the consummation of this offering. The twelve months lock-up does not apply to any new shares issued in this offering or thereafter.

Variation of Rights of Shares

Under our Amended and Restated Memorandum and Articles, if at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied in such manner as those rights may provide or, if no such provision is made, either:

●	with the consent in writing of holders of not less than two-thirds of the issued shares of that class; or

●	with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by not less than a two-thirds majority of the holders of the shares of that class present and voting at such meeting (whether in person or by proxy).

For these purposes, our directors may treat two or more or all of the classes of shares as forming one class of shares if we consider that such classes of shares would be affected by the proposed variation in the same way. Rights attaching to a class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares with rights that are equal to the rights of such existing class of shares, by the reduction of capital paid up on such shares or by the repurchase, redemption, surrender or conversion of any shares in accordance with the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles.

Inspection of Books and Records

Holders of shares will have no general right to inspect or obtain copies of our register of members or corporate records, except as conferred by the Cayman Islands Companies Law, by order of the court, authorized by the board of directors, or by ordinary resolution of the shareholders.

Borrowing Powers

Under our Amended and Restated Memorandum and Articles, our board of directors may exercise all of our powers to borrow money and to mortgage or charge all, or any part, of our undertaking and property and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation incurred by us or by any third-party.

Material Differences in Corporate Law

The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Islands Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Dividends	The Delaware General Corporation Law (or the DGCL) generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.	Under the Cayman Islands Companies Law, dividends may (subject to anything to the contrary in a company’s articles of association) be declared and paid to shareholders out of (a) “profits” (which is not defined by the Cayman Islands law, but under applicable common law may include both retained earnings and realized and unrealized gains) and (b) “share premium” (which represents the excess of the aggregate price paid to the us for our total issued share capital over the aggregate par or nominal value of our total issued share capital). Under the Cayman Islands Companies Law, distributions out of “share premium” may only be made if, immediately following the date on which the dividend is proposed to be paid, we are able to pay our debts, if any, as they fall due in the ordinary course of our business (the “statutory solvency test”).

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Repurchases and redemptions of shares	A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the Cayman Islands Companies Law, shares may be redeemed or repurchased out of (a) profits, (b) share premium (subject to the statutory solvency test), (c) the proceeds of a fresh issuance of shares made for that purpose, or (d) capital, provided that payments out of capital are subject to the statutory solvency test and must be specifically authorized by a company’s articles of association.

Ordinary Shares are not redeemable, but under our Amended and Restated Memorandum and Articles of Association, our board of directors may determine to repurchase shares on such terms as the board of directors determines. The repurchase of any share may be paid out of our profits, out of the share premium account or out of the proceeds of a fresh issuance of shares made for the purpose of such repurchase, or out of capital if we are able to, immediately following such repurchase, pay our debts, if any, as they fall due in the ordinary course of our business. No shareholder approval is required under the Cayman Islands Companies Law or our Amended and Restated Memorandum and Articles of Association for any repurchases.

Shares that have been repurchased or redeemed may either be cancelled or held by a company as treasury shares. Shares held in treasury shall not have voting rights or dividend rights, and may be sold or otherwise transferred on such terms and conditions as our board of directors determine.

General meetings of shareholders	Under the DGCL, a corporation must hold an annual meeting of stockholders in a place designated by the certificate of incorporation or bylaws, whether inside or outside of Delaware, or, if not so designated, as determined by the board of directors and on a date and at a time designated in the bylaws, except as otherwise provided by law. Written notice of every meeting of stockholders must be given to each stockholder of record not less than ten or more than 60 days before the date of the meeting.

Under Cayman Islands Companies Law, we are not required to hold annual general meetings, but our Amended and Restated Memorandum and Articles of Association, provide that we shall in each calendar year hold an annual general meeting, and that the maximum period between annual general meetings shall not exceed 15 months. General meetings may be held at such place within or outside the Cayman Islands as our board of directors shall consider appropriate.

Annual general meetings of shareholders may be held at such place as the board of directors determines, whether within or outside the Cayman Islands.

In the absence of specific provision in a company’s articles of association, the Cayman Islands Companies Law provides shareholders with only limited rights to requisition a general meeting. Our Amended and Restated Memorandum and Articles of Association provide that shareholders holding not less than one-tenth of the paid-up share capital of our issued voting shares have the right, by written requisition to us, to require a general meeting of the shareholders to be called by the board of directors. If this right is exercised, the board of directors is required to call a general meeting within 21 days of the receipt of such requisition.

The Cayman Islands Companies Law does not specify a minimum attendance threshold for general meetings of shareholders to be quorate. Our Amended and Restated Memorandum and Articles of Association provide that a quorum for a general meeting is twenty five percent (25%) of shareholders present in person, by proxy or (in the case of a shareholder that is a non-natural person) by a duly authorized representative and entitled to vote on the business to be transacted.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Matters to be decided by supermajority shareholder resolution	Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, certain matters are required to be approved by a “special resolution,” which is a supermajority resolution passed by either (a) not less than a two-thirds majority of votes cast (in person or by proxy) at a quorate general meeting of shareholders or (b) by unanimous written resolution.

Under the Cayman Islands Companies Law, the principal matters relevant to us that require a special resolution are as follows: (a) amendments to the memorandum and articles of association; (b) change our name; (c) appointment of inspectors for the purpose of examining our affairs; (d) placing us into voluntary or court-supervised liquidation; (e) authorizing our statutory merger with one or more other companies in accordance with the Cayman Islands Companies Law; and (f) approving a reduction of share capital.

Appointment and removal of directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In addition, the office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes any arrangement or composition with his or her creditors, (3) dies or is in the opinion of all his or her co-directors, incapable by reason of mental disorder of discharging his or her duties as director (4) resigns his or her office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Cayman Islands Companies Law does not provide shareholders with any statutory rights to appoint or remove directors. Any such rights will be as prescribed in the articles of association of a Cayman Islands company.

The provisions regarding the appointment and removal of our directors by shareholders (and the maximum and minimum number of directors) are as described above. See “Management—Appointment and Retirement of Directors.”

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Director’s duties	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.	As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Islands Companies Law, and the articles of association of a company.

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Islands Companies Law and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose; and (d) a duty not to fetter his or her exercise of future discretion as a director.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

The Cayman Islands Companies Law contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers (register of members, register of directors, register of mortgages and charges) and proper books and records.

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

In addition, a director who fails to perform their duties under the Cayman Islands Companies Law may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to.

A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, wilful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company.

Conflicts of interest	Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	As a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest. However, the articles of association of a Cayman Islands company may provide that directors may continue to participate and vote in respect of matters on which they are conflicted provided that the nature and extent of such conflict has been disclosed to the other directors.

Under our Amended and Restated Memorandum and Articles of Association, a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Business combinations	Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	The Cayman Islands Companies Law makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Islands Companies Law requires the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Cayman Islands Companies Law also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer within four months of it being made, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months of the expiry of the four month period (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below in “Appraisal rights”). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Islands Companies Law also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Islands Companies Law have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described below in “Appraisal rights”).

Under Cayman Islands law, directors may dispose of all or substantially all of the assets of a Cayman Islands company without the approval of the shareholders, unless the articles of association specifically provide that shareholder consent or approval is required. Our Amended and Restated Memorandum and Articles of Association do not impose shareholder approval rights for disposals of assets by us.

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Appraisal rights	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	The Cayman Islands Companies Law does not specifically provide for any appraisal rights.

However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Regulation of takeovers, substantial acquisition rules	Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.	Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to us), there are no rules or restrictions under the Cayman Islands’ Code on Takeovers and Mergers and Rules Governing Substantial Acquisitions of Shares governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.

Our Amended and Restated Memorandum and Articles of Association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire.

Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Related party transactions	The DGCL provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.	The Cayman Islands Companies Law does not contain provisions specifically regulating the entry into contracts with related parties such as significant shareholders, directors, or their respective affiliates and other connected parties.

However, in the event that any payment obligation, transfer of property or grant of charge thereon is made to a related party that is also a creditor at a time when a company is insolvent, the Cayman Islands Companies Law provides that such transfer is deemed to be a preference and therefore is invalid if it occurred within six months immediately preceding the commencement of a liquidation.

Minority protection and derivative actions	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under common law principles, shareholders in a Cayman Islands company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

A minority shareholder may also bring a derivative action in the name of a company. While, as a matter of common law (under the general rule known as the rule in Foss v. Harbottle), the Cayman Islands courts will generally refuse to interfere with the management of a company at the insistence of a minority shareholder in circumstances where the majority have approved or ratified the matter or act in contention, a minority shareholder may be permitted to commence a derivative action in the name of a company in order to challenge any such matter or act which: (a) is ultra vires the company or illegal; (b) constitutes a fraud on the minority where the wrongdoers control the company; (c) constitutes an infringement of individual rights of shareholders (such as a right to attend and vote at a meeting); and/or (d) has not been properly approved in accordance with any applicable special or extraordinary majority of the shareholders.

The Cayman Islands Companies Law also gives power to the Cayman Islands courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so (and if the courts consider it just and equitable to wind up the company, they may instead make other orders with respect to the company as an alternative to a winding up order). The basis on which the courts may make exercise such powers on application by shareholders in a Cayman Islands company have been held to include the following: (a) the substratum of the company has disappeared; (b) there has been some fraud on the minority or illegality; and (c) there has been mismanagement or misapplication of the company’s funds.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Access to books and records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation, and provided that such inspection is for a proper purpose which is reasonably related to such shareholder’s interest as a shareholder.

Shareholders have no general right under the Cayman Islands Companies Law to inspect or obtain copies of the share register or the business or corporate records of a company, save that the Cayman Islands Companies Law requires that the register of mortgages and charges must be open to inspection by any shareholder or creditor of a company at all reasonable times.

As of October 1, 2019, under the Cayman Islands Companies Law, a list of names of the current directors and alternate directors of a company will also be available for inspection by the Registrar of Companies in the Cayman Islands to any person upon payment of a fee and subject to any conditions as the Registrar of Companies may impose.

Voluntary winding up and dissolution	Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Cayman Islands Companies Law, a voluntary liquidation may be commenced by the shareholders of a company if a special resolution is passed to that effect. The directors are then required to swear a declaration of the company’s solvency within 28 days of the voluntary liquidation resolution being passed. If the directors are unable to do so, the voluntary liquidator appointed by the voluntary liquidation resolution will apply to the Cayman Islands courts for a supervision order and the liquidation will proceed under the supervision of the Cayman Islands courts.

In addition, any shareholder who has held shares for at least six months (or any lesser period if the shares are held following transmission on death of a former shareholder) is entitled to petition the Cayman Islands courts to make a winding up order. A Cayman Islands court may make a winding up order if it is of the opinion that it is just and equitable that the company should be wound up. However, where a shareholder has contractually agreed not to present a petition for winding up against a company, the Cayman Islands Companies Law provides that the Cayman Islands courts shall dismiss any petition for winding up by that shareholder.

In respect of an insolvent liquidation, the Cayman Islands Companies Law provides that, upon a petition to the Cayman Islands courts made by the company itself or by any creditor (including a contingent or prospective creditor) or contributory, a company may be wound up if it can be shown to the satisfaction of the Cayman Islands courts that the company is unable to pay its debts. Where the Cayman Islands courts make an order for winding up, an official liquidator will be appointed by the court, and the directors of the company shall cease to have any power or authority.

Provisional liquidators may also be appointed in certain circumstances in advance of the Cayman Islands courts making a winding up order, including on petition by a company where it is (or is likely to become) unable to pay its debts and intends to present a compromise or arrangement to its creditors in order to restructure the company’s affairs. Where the Cayman Islands courts order the appointment of a provisional liquidator following an application by a company to permit such a restructuring, the powers of the provisional liquidator so appointed may be limited by the courts and the existing directors may be allowed to remain in control of the company, subject to the supervision of the court.

Where the Cayman Islands courts have made a winding up order or an order to appoint provisional liquidators, no suit, action or other proceedings shall be continued or commenced against the company except with leave of the courts (although secured creditors retain their rights enforce their security without leave of the courts). In addition, any disposition of a company’s property following the commencement of winding up is, unless the Cayman Islands courts order otherwise and subject to the rights of enforcement by secured creditors, void.

Description of SECURITIES WE ARE Offering

Units

We are offering the Units at the initial offering price of $ per Unit. Each Unit consists of one Ordinary Share and a Warrant to purchase one Ordinary Share at an exercise price equal to $ , which is 125% of the public offering price of the Units. The Ordinary Shares and Warrants may be transferred separately immediately upon issuance.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital and Governing Documents” in this prospectus.

Warrants to be Included in the Units

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is four years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Ordinary Share purchasable upon exercise of the Warrants is $ per share, which is 125% of public offering price of the Ordinary Shares. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied to list our Ordinary Shares and Warrants on the Nasdaq Capital Market under the symbol “GMVD” and “GMVDW,” respectively. No assurance can be given that our application will be approved or that a trading market will develop.

Warrant Agent. The Warrants will be issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and us. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Warrants.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by New York law.

Representative’s Warrants. See “Underwriting — Underwriters’ Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering our Ordinary Shares were traded only on the ASX. On October 22, 2020, our Ordinary Shares were voluntarily delisted from the ASX. In connection with this offering, we have applied to list the Ordinary Shares and the Warrants on the Nasdaq Capital Market under the symbols “GMVD” and “GMVDW,” subject to notice of issuance.

Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Ordinary Shares. Upon completion of this offering, we will have 12,913,869 Ordinary Shares issued and outstanding, assuming the underwriter does not exercise its over-allotment option. All of the Ordinary Shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates.

Lock-Up Agreements

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of one year  after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Underwriter.

In addition, our officers, directors and any other holder of our Ordinary Shares outstanding as of the effective date of the registration statement for this offering have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any Ordinary Shares for a period of six months after such effective date (or the Lock-Up Period), subject to certain exemptions. See “Underwriting— Lock-Up Agreements” below for additional information.

Rule 144

In general, under Rule 144 under the Securities Act as in effect on the date hereof, beginning 90 days after the date hereof, a person who holds restricted Ordinary Shares (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our Ordinary Shares, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date hereof, our affiliates who have beneficially owned our Ordinary Shares for at least six months will be entitled to sell within any three month period a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares then issued and outstanding; or

●	the average weekly trading volume of our Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and the affiliate complies with the manner of sale requirements imposed by Rule 144.

Affiliates are also subject to additional restrictions on the manner of sales under Rule 144 and notice filing requirements. We cannot estimate the number of our Ordinary Shares that our existing affiliated or non-affiliated shareholders will elect to sell on the Nasdaq Capital Market following this offering.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our Ordinary Shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell such Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE ORDINARY SHARES INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

Cayman Islands Taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of the Ordinary Shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of the Ordinary Shares. Payments of dividends and capital in respect of the Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Ordinary Shares, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and expect to receive an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the Ordinary Shares, debentures or other obligations of ours.

U.S. Federal Income Tax Considerations

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES, the Warrants, the Pre-funded Warrants and the Ordinary Shares issued or issuable upon exercise of the Warrants and Pre-funded Warrants, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next two paragraphs, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Ordinary Shares, the Warrants, the Pre-funded Warrants and the Ordinary Shares issued or issuable upon exercise of the Warrants and Pre-funded Warrants, collectively, the “securities”. For this purpose, a “U.S. Holder” is a holder of securities that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our securities. This summary generally considers only U.S. Holders that will own our securities as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the U.S./Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our securities by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity:” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our securities in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our securities as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, securities representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold securities through a partnership or other pass-through entity are not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our securities, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Tax Treatment of the Pre-Funded Warrants

We intend to treat our pre-funded warrants as a class of our common stock for U.S. federal income tax purposes. However, our position is not binding on IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as a class of our common stock.

Taxation of Dividends Paid on Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holder’s that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on securities (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the securities to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our securities are readily tradable on the Nasdaq Capital Market or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our securities for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our securities are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our securities will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of them, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Taxation of the Disposition of Securities

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our securities, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the securities in U.S. dollars and the amount realized on the disposition in U.S. dollar (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of securities will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

We believe that we will not be a PFIC for the current taxable year and do not expect to become a PFIC in the foreseeable future. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our securities. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our securities at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the securities, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held the securities while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our securities.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our securities which are regularly traded on a qualifying exchange, including the Nasdaq Capital Market, can elect to mark the securities to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the securities and the U.S. Holder’s adjusted tax basis in the securities. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our securities during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our securities), or in the case of estates and trusts on their net investment income that is not distributed to beneficiaries of the estate or trust. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of securities. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, a U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our securities, unless such securities are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts (or FBAR), if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

Exercise of Pre-Funded Warrants

Under current law, (1) a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a pre-funded warrant, (2) a U.S. Holder’s basis in a share of common stock received upon exercise will be equal to the sum of  (x) the U.S. Holder’s basis in the pre-funded warrant and (y) the exercise price of the pre-funded warrant and (3) a U.S. Holder’s holding period in the common shares received upon exercise will include the holding period in the pre-funded warrants exchanged therefor. However, under a proposed regulation (which is proposed to have retroactive effect), a U.S. Holder would recognize gain if the pre-funded warrant was treated as stock of a PFIC with respect to a U.S. Holder at the time of the exercise of the pre-funded warrants and the stock received upon the exercise was not treated as stock of a PFIC for the taxable year in which the exercise occurs.

UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Ordinary Shares and Warrants set forth opposite its name below.

Underwriter	Number of Ordinary Shares and Warrants
EF Hutton, division of Benchmark Investments, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Ordinary Shares and Warrants sold under the underwriting agreement if any of these shares and warrants are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriter against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares and accompanying warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Ordinary Shares and Warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the Ordinary Shares and accompanying Warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ [__] per share. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the per Ordinary Share and Warrant and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional Units.

Total
	Per Ordinary Share and Warrant	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Nonaccountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to G Medical	$	$	$

The total expenses of the offering, not including the underwriting discount, commissions and the nonaccountable expense, are estimated at approximately $1,070,000 and are payable by us. We have also agreed to pay all of the expenses relating to the offering, including, but not limited to, all filing fees and communication expenses relating to the registration of the Ordinary Shares and Warrants to be sold in this offering (including the over-allotment); all fees and expenses relating to the listing of the Ordinary Shares and Warrants on the Nasdaq Capital Market; if the offering requires “blue sky” registration, fees of legal counsel performing such work; the costs of all mailing and printing of the underwriting documents, registration statements and prospectuses; the costs of preparing, printing and delivering certificates representing the Ordinary Shares issued in this offering; fees and expenses of the transfer agent for our Ordinary Shares; stock transfer taxes, if any; the fees and expenses of our accountants and of the our legal counsel and other agents and representatives; and travel expenses relating to the “road show” marketing trips. We will reimburse the underwriters up to $50,000 for its actual out-of-pocket expenses incurred for this offering (including but not limited to fees and expenses of underwriter counsel, all reasonable fees, expenses and disbursements relating to background checks of our officers and directors, and expenses of internet roadshow software systems) less any advances provided for such expenses (which shall be returned to us to the extent not offset by actual expenses).

Representative Warrants

We have agreed to issue to the Underwriter Ordinary Share purchase warrants (or the Underwriter’s Warrants) covering up to [________] Ordinary Shares (5% of the total number of our Ordinary Shares included in the Units being sold in this offering, excluding the overallotment). The Underwriter’s Warrants may not be exercised for six months after the effective date of the registration statement and will expire five years after such effective date. The Underwriters’ Warrants will be exercisable at a price equal to $ [____] per share (125% of the IPO per share price, (based on the sale of Ordinary Shares and assuming an per share price of $[___]). The Underwriters’ Warrants shall not be redeemable. The Underwriter’s Warrants and the Ordinary Shares underlying the Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Underwriter’s Warrants may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days following the effective date of the registration for this offering, except that they may be assigned, in whole or in part, to any officer or partner of the Underwriter, and to members of the underwriting syndicate or selling group (or to officers or partners thereof), or as otherwise permitted, in compliance with FINRA Rule 5110(e)(2). The Underwriter’s Warrants will contain provisions for one demand registration of the sale of the underlying Ordinary Shares at our expense (in the event that our registration statement covering the Underwriter’s Warrants and the underlying Ordinary Shares is no longer effective), and unlimited “piggyback” registration rights for a period of five (5) years after the effective date of the registration statement for this offering at our expense. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The exercise price and number of shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances including in the event of a stock split or other corporate events and as otherwise permitted under FINRA Rule 5110(g)(8).

Right of First Refusal

Until         , 2022, twelve (12) months from the effective date of the registration statement of which this prospectus is a part, the underwriter shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the underwriter. The underwriter shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The underwrtiter will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Over-Allotment Option

We have granted an option to the underwriter to purchase up to 300,000 additional Ordinary Shares and/or warrants at the public offering price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase the number of additional shares proportionate to that underwriter’s allotment reflected in the above table.

No Sales of Similar Securities

Our founders, executive officers and directors, and certain existing stockholders have agreed, subject to limited exceptions, not to sell or transfer any Ordinary Shares for one hundred eighty days after the date of this prospectus without first obtaining the written consent of EF Hutton. Specifically, we and these other persons have agreed, subject to certain limitations, not to directly or indirectly:

●	offer, pledge, sell or contract to sell any Ordinary Shares;

●	sell any option or contract to purchase any Ordinary Shares;

●	purchase any option or contract to sell any Ordinary Shares;

●	grant any option, right or warrant for the sale of any Ordinary Shares;

●	lend or otherwise dispose of or transfer any Ordinary Shares;

●	request or demand that we file a registration statement related to the Ordinary Shares; or

●	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Ordinary Shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to Ordinary Shares and to securities convertible into or exchangeable or exercisable for or repayable with Ordinary Shares. It also applies to Ordinary Shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The Underwriting Agreement provides that for a period of three hundred sixty days from the effective date of the Underwriting Agreement, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares. This prohibition does not apply to (i) equity grants to employees, officers or directors under our existing share incentive plans, (ii) the issuance of securities upon the exercise or exchange of or conversion of any securities issued under the Underwriting Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of the Underwriting Agreement, (iii) Ordinary Shares issued as part of the purchase price in connection with the acquisitions or strategic transactions, provided certain conditions are met, or (iv) the issuance of shares of our Ordinary Shares upon conversion or exercise of outstanding convertible debt, options and warrants.

Listing on the Nasdaq Capital Market

We have applied to list our Ordinary Shares and accompanying Warrants on the Nasdaq Capital Market under the symbol “GMVD” and “GMVDW,” respectively.

Before this offering, there has been no public market in the United States for our Ordinary Shares. The public offering price was determined through negotiations among us and the Underwriter. In addition to prevailing market conditions, the factors considered in determining the public offering price are:

●	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

●	our financial information;

●	the history of, and the prospects for, our company and the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the Ordinary Shares may not develop. It is also possible that after this offering the Ordinary Shares will not trade in the public market at or above the public offering price. The underwriters do not expect to sell more than % of the shares being offered in this offering to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Ordinary Shares. However, the Underwriter may engage in transactions that stabilize the price of the Ordinary Shares, such as bids or purchases to peg, fix or maintain that price.

The nderwriter may purchase and sell the Ordinary Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from the issuer in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for, or purchases of, Ordinary Shares made by the underwriters in the open market prior to the completion of this offering.

The Underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of the Ordinary Shares. As a result, the price of the Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Ordinary Shares. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they will receive customary fees and expenses.

Under the terms of a Separation Agreement between the Company and Boustead Securities, LLC ( or Boustead), dated February 1, 2021, if the IPO is consummated on or before October 12, 2021 (or the End Date), the Company agreed to pay to Boustead $44,500 reflecting outstanding out-of-pocket expenses payable to Boustead by the Company, the Company agreed to pay Boustead a cash fee equal to 1% of the gross proceeds to the Company in the Offering and warrants to purchase that number of Ordinary Shares equal to 1% of the aggregate number of shares sold in the Offering, upon the same terms as any warrants issued to the underwriters of the IPO. In addition, under an engagement letter dated February 2, 2021 between the Company and Boustead, in respect of financial advisory services provided by Boustead, if the IPO is consummated before the End Date, the Company agreed to pay Boustead a cash fee equal to 1% of the gross proceeds to the Company in the Offering and warrants to purchase that number of Ordinary Shares equal to 1% of the aggregate number of shares sold in the Offering, upon the same terms as any warrants issued to the underwriters of the IPO.   Boustead is not participating in the Offering as defined in FINRA Rule 5110(j)(15) and is acting as an independent financial adviser to the company as defined in FINRA Rule 5110(j)(9).

Rosario Capital Ltd., or Rosario acted as our financial advisors in Israel in connection with this offering. ThinkEquity, a division of Fordham Financial Management, Inc., also acted as a financial advisor in connection with this offering. The expenses include a fee to be paid to Rosario and ThinkEquity for such services rendered as our financial advisors in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (or the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada

No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence. The offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Canadian purchasers should be aware that these requirements may differ significantly from those of requirements under applicable Canadian securities laws. In addition, prospective purchasers resident in a province or territory of Canada should be aware that the financial statements and other financial information contained and incorporated by reference herein have been prepared in accordance with generally accepted accounting principles in the United States (or U.S. GAAP) and (where audited) have been subjected to U.S. auditing and U.S. auditor independence standards. U.S. GAAP and U.S. auditing standards differ in certain respects from Canadian generally accepted accounting principles, International Financial Reporting Standards (or IFRS) and Canadian auditing standards, and thus the consolidated financial statements and other financial information contained or incorporated by reference herein may not be comparable to financial statements and financial information of Canadian companies.

Some or all of the directors and officers of the Company, and certain experts named herein, may be located outside of Canada and, as a result, it may not be possible for purchasers to effect service of process within Canada upon the Company or those persons. All or a substantial portion of the assets of the Company and those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or those persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or those persons outside of Canada.

Nova Scotia Purchasers

Under Nova Scotia securities legislation, certain purchasers who purchase Ordinary Shares offered by this prospectus during the period of distribution will have a statutory right of action for damages against the Company and the directors of the Company as of the date of this prospectus, or while still the owner of the Ordinary Shares, for rescission against the Company if this prospectus, or a document incorporated by reference in or deemed incorporated into this prospectus, contains a misrepresentation without regard to whether the purchasers relied on the misrepresentation. The right of action for rescission or damages is exercisable not later than 120 days from the date on which payment is made for the Ordinary Shares or after the date on which the initial payment for the Ordinary Shares was made where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company or the directors of the Company. In no case will the amount recoverable in any action exceed the price at which the Ordinary Shares were offered to the purchaser and if the purchaser is shown to have purchased the Ordinary Shares with knowledge of the misrepresentation, the Company and the directors of the Company will have no liability. In the case of an action for damages, the Company and the directors of the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Ordinary Shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to a Nova Scotia purchaser. The foregoing is a summary of the rights available to a Nova Scotia purchaser. Not all defenses upon which the Company or others may rely are described herein. Nova Scotia purchasers should refer to the complete text of the relevant statutory provisions.

Saskatchewan Purchasers

Under Saskatchewan securities legislation, certain purchasers who purchase Ordinary Shares offered by this prospectus during the period of distribution will have a statutory right of action for damages against the Company and every director of the Company as of the date of this prospectus, and every person or company who sells the Ordinary Shares on behalf of the Company under this prospectus, or while still the owner of the Ordinary Shares, for rescission against the Company if this prospectus contains a misrepresentation without regard to whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of one year from the date the purchaser first had knowledge of the facts giving rise to the cause of action and six years from the date on which payment is made for the Ordinary Shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Ordinary Shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company or the others listed above. In no case will the amount recoverable in any action exceed the price at which the Ordinary Shares were offered to the purchaser and if the purchaser is shown to have purchased the Ordinary Shares with knowledge of the misrepresentation, the Company and the others listed above will have no liability. In the case of an action for damages, the Company and the others listed above will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Ordinary Shares as a result of the misrepresentation relied upon. A purchaser who receives an amended prospectus has the right to withdraw from the agreement to purchase the Ordinary Shares by delivering a notice to the Company within two business days of receiving the amended prospectus. These rights are in addition to, and without derogation from any other rights or remedies available at law to a Saskatchewan purchaser. The foregoing is a summary of the rights available to a Saskatchewan purchaser. Not all defenses upon which the Company or others may rely are described herein. Saskatchewan purchasers should refer to the complete text of the relevant statutory provisions.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada. By purchasing Ordinary Shares under the offering and accepting delivery of a purchase confirmation, each Canadian purchaser is deemed to acknowledge that pursuant that it is receiving notice that, unless permitted under applicable Canadian securities laws, the holder of the securities offered herein must not trade any of the securities to a resident of Canada before the date that is four months and a day after the distribution date (expected to be on or about [•], 2021).

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the Units by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$4,352.06
Nasdaq listing fee	$50,000
FINRA filing fee	$3,799.06
Transfer agent fees and expenses	$2,500
Printer fees and expenses	$25,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$115,000
Miscellaneous	$249,348.8
Total	$950,000

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. The validity of the Ordinary Shares and the Warrants offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Carey Olsen Singapore LLP. The underwriter in this offering is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance upon the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting, (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Carey Olsen, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

We are incorporated under the laws of Cayman Islands. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Israel

We have been informed by our legal counsel in Israel, Gornitzky & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of the Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://gmedinnovations.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020

GMEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020

_______________________

________________

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of G Medical Innovations Holdings Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of G Medical Innovations Holdings Ltd. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1a to the consolidated financial statements, the Company has a working capital deficiency, suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1a. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

 We have served as the Company’s auditor since 2015.

/s/ Ziv Haft
Tel-Aviv, Israel	Ziv Haft
April 21,2021	Certified Public Accountants (Isr.)
BDO Member Firm

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31, 2020	December 31, 2019
	Note	US$ in thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		278	-
Restricted deposit		630	717
Inventories	4	90	378
Trade receivables, net		717	556
Other accounts receivable	5	1,420	723
Total current assets		3,135	2,374

NON-CURRENT ASSETS:
Other assets		-	71
Goodwill	6	-	2,844
Property, plant and equipment, net	7, 14	2,315	3,481
Total non-current assets		2,315	6,396

Total assets		5,450	8,770

The accompanying notes are an integral part of the financial statements

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31, 2020	December 31, 2019
	Note	US$ in thousands
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Short term bank credit		-	93
Short term loan and current portion of long-term loans	11	1,635	1,073
Trade payables		4,068	3,329
Loan from major shareholder	8,19	272	6,781
Convertible securities	9	194	757
Derivative liabilities – warrants	9	359	443
Short term portion of lease liability	11,14	255	363
Financial liability	9B	-	3,566
Other accounts payable	10	1,118	678
Total current liabilities		7,901	17,083

NON-CURRENT LIABILITIES:
Deferred taxes	18	-	23
Long term lease liability	11,14	50	248
Long term loans	11	448	1,292
Total non-current liabilities		498	1,563

SHAREHOLDERS’ DEFICIT:	13
Ordinary Shares; $0.018 par value, 10,000,000,000 shares authorized and 45,523,696 shares issued and outstanding as of December 31, 2020 and 22,804,016 shares issued and outstanding as of December 31, 2019.		819	410
Other reserve		1,500	1,500
Translation and other funds		2	2
Additional paid in capital		67,257	48,051
Accumulated deficit		(75,876)	(63,340)
G Medical innovations holdings ltd. Shareholders’ deficit		(6,298)	(13,377)
Non-controlling interest		3,349	3,501
Total shareholders’ deficit		(2,949)	(9,876)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		5,450	8,770

The accompanying notes are an integral part of the financial statements.

April 21, 2021
Date of approval of the financial statements	Kobi Ben-Efraim CFO	Dr. Yacov Geva President and Chief Executive Officer

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Year ended December 31, 2020		Year ended December 31, 2019
	Note	US$ in thousands (except for share data)
Revenue:	2.T
Products			41		12
Services			4,859		5,514
Total revenue			4,900		5,526
Cost of revenue:
Cost of sales of products	4		398		1,047
Cost of services			3,835		4,702
Total cost of revenue			4,233		5,749
Gross profit (loss)			667		(223)

Operating expenses:
Research and development expenses	15		1,315		2,552
Selling, general and administrative expenses	16		11,356		9,709
Expected credit loss			296		295
Operating loss			12,300		12,779
Financial income			344		263
Financial expense			750		3,850
Financial expenses, net			406		3,587
Loss before tax			12,706		16,366
Income tax benefit	18		18		857
Loss for the year			12,688		15,509

Other comprehensive income (loss), net of tax:
Items that will or may be reclassified to profit or loss:
Exchange gains (losses) arising on translation of foreign operations			-		3
Other comprehensive income			-		3
Total comprehensive loss for the year			12,688		15,506

Loss for the year attributed to:
Non-controlling interests			152		496
G Medical innovations holdings ltd. shareholders’			12,536		15,013
			12,688		15,509
Total comprehensive loss for the year attributed to:
Non-controlling interests			152		496
G Medical innovations holdings ltd. shareholders’			12,536		15,010
			12,688		15,506
Basic and diluted loss per share attributable to G Medical innovations holdings ltd. Shareholders in USD	17	$	* (1.70)	$	*(3.49)
Weighted average Ordinary Shares outstanding:			*7,352,460		*4,305,555

*	After giving effect to the reverse stock split (see also Note 13B and Note 22A)

The accompanying notes are an integral part of the financial statements.

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	G Medical Innovations Holdings Ltd. Shareholders’ Equity (Deficit)
	Share capital	Other reserve	Translation reserve	Additional paid in capital	Accumulated deficit	Total	Non-controlling Interest	Total shareholders’ deficit
	US$ in thousands
Balance at January 1, 2019	361	1,500	(1)	39,880	(48,327)	(6,587)	3,997	(2,590)

Changes during the year:
Share based compensation	11	-	-	1,551	-	1,562	-	1,562
Options exercise into shares	*	-	-	*	-	*	-	*
Conversion of convertible securities to shares	9	-	-	1,334	-	1,343	-	1,343
Conversion of loan from major shareholder into shares	29	-	-	5,286	-	5,315	-	5,315
Translation reserve	-	-	3	-	-	3		3
Net comprehensive loss	-	-	-	-	(15,013)	(15,013)	(496)	(15,509)
Balance at December 31, 2019	410	1,500	2	48,051	(63,340)	(13,377)	3,501	(9,876)

Changes during the year:
Issuance of Ordinary Shares, net	208	-	-	8,784	-	8,992	-	8,992
Share based compensation	40	-	-	2,832	-	2,872	-	2,872
Conversion of financial liability to shares	21	-	-	780	-	801	-	801
Conversion of loan from major shareholder into shares	140	-	-	6,810	-	6,950	-	6,950
Comprehensive loss for the period:
Net comprehensive loss	-	-	-	-	(12,536)	(12,536)	(152)	(12,688)
Balance at December 31, 2020	819	1,500	2	67,257	(75,876)	(6,298)	3,349	(2,949)

*	Represents an amount lower than $ 1 thousand

The accompanying notes are an integral part of the financial statements.

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31, 2020	Year ended December 31, 2019
	Note	US$ in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year		(12,688)	(15,509)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7, 14	1,418	2,870
Loss from disposal equipment	7	579
Impairment of goodwill	6	2,844	-
Change in derivatives	13G,21	(240)	(331)
Revaluation of restricted deposit		5	(3)
Share based compensation		2,872	1,562
Forgiveness of PPP loan	11	(873)
Accrued interest of long-term loans	11	107	97
Changes in deferred taxes	18	(18)	(369)
Change in fair value of convertible securities	9,21	289	2,452
Decrease (increase) in trade receivable, net		(161)	149
Decrease (increase) in other accounts receivable	5	(697)	267
Decrease in inventories	4	288	977
Increase in trade payables		739	940
Increase (decrease) in other accounts payable	10	421	(280)
Accrued interest on loan from major shareholder	8	298	868
Financial expenses, net		-	1
Exchange rate differences		-	12
Net cash used in operating activities		(4,817)	(6,297)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	7, 14	(507)	(429)
Purchase of other assets		(30)	-
Withdrawal of restricted deposit		82	-
Net cash used in investing activities		(455)	(429)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares, net		9,162	*
Change in short term bank credit		-	93
Receipts of short-term loan from major shareholder, net	8	143	4,889
Issuance of convertible securities and warrants	9, 21	350	-
Receipts of long-term loans from bank	11	873	1,337
Principal paid on lease liabilities	14	(529)	(434)
Repayment of convertible securities and financial liability		(3,967)	-
Short term bank credit		(93)	-
Repayment of loans	8,11	(389)	(1,781)
Net cash provided by financing activities		5,550	4,104

Increase in cash and cash equivalents		278	(2,622)
Effects of exchange rate changes on cash and cash equivalents		-	(12)
Cash and cash equivalents at beginning of the year		-	2,634
Cash and cash equivalents at the end of the year		278	-

*	Represents an amount lower than $ 1 thousand

G MEDICAL INNOVATIONS HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

APPENDIX A - AMOUNTS PAID DURING THE YEAR FOR:

	Year ended December 31, 2020	Year ended December 31, 2019
	US$ in thousands
Interest	557	144
Tax	-	2

APPENDIX B – NON-CASH ACTIVITIES:

	Year ended December 31, 2020	Year ended December 31, 2019
	US$ in thousands

Conversion of convertible loan into shares and warrants	81	785
Convertible securities - classification into financial debt	-	1,923
Conversion of loan from major shareholder into shares	6,950	5,315
Purchase of property, plant and equipment	-	9

The accompanying notes are an integral part of the financial statements.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 1 - DESCRIPTION OF BUSINESS:

A.	Overview:

G Medical Innovations Holdings Ltd. (“G Medical” and together with its subsidiaries, the “Company”) was incorporated in October 2014 under Cayman Island law. G Medical’s registered address is P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands.

In May 2017, the Company was admitted to the official list on the Australian Stock Exchange (“ASX”) under the symbol GMV. In October 2020, the Company removed itself from the Official List on the Australian Stock Exchange (“ASX”).

The Company has publicly filed in March 2021 a registration statement Form F1 with the SEC (U.S securities and Exchange Commission) relating to a potential initial public offering of Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq IPO”).

The Company is an early commercial stage healthcare company engaged in the development of next generation mobile health (or mHealth) and telemedicine solutions and monitoring service platforms. The Company believes that it is at the forefront of the digital health revolution in developing the next generation mobile technologies and services that are designed to empower consumers, patients and providers to better monitor, manage and improve clinical and personal health outcomes, especially for those who suffer from cardiovascular disease (or CVD), pulmonary disease and diabetes.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $12,688 and $15,509 for the years ended December 31, 2020 and 2019, respectively, and generated $75,876 and $63,340 of accumulated deficit since inception for the years ended December 31, 2020 and 2019, respectively. These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast substantial doubt on the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These consolidated financial statements of the Company were authorized for issue by the board of directors on April 21, 2021.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 1 - DESCRIPTION OF BUSINESS (CONT.):

B.	Impact of COVID-19

The world is currently experiencing an event with macroeconomic consequences, originating from the spread of the Corona virus (COVID 19) in many countries around the world (hereinafter - “the Coronavirus” or the “Event”). Following the Event, many countries, including Israel, are taking significant steps to try to prevent the spread of the Coronavirus, such as restrictions on civilian movement, gatherings, transit restrictions on passengers and goods, closing borders between countries, etc. As a result, the Event and the actions taken by the various countries have significant implications on many economies as well as capital markets worldwide.

From March 2020, the only departments that operated in the Company’s subsidiary in Israel were finance and research and development departments, and their operation was in a limited capacity, the other departments were on leave of intermittently. The Company’s subsidiary in China was working intermittently remotely. The Company’s subsidiaries in the USA are working partly remotely. As the event is still an ongoing event, the Company cannot estimate the potential effect on its short and mid-term activities and financial results.

The World Health Organization declared COVID-19 a global health emergency on January 30, 2020. Since then, the Company has experienced significant disruption to its operations in the following respects:

●	Decreased demand for the Company’s medical services as a consequence of social distancing requirements and recommendations which is related on one hand to market the Company’s services remotely and the hesitation of patients to reach clinics on the other hand.

●	Significant uncertainty concerning when government lockdowns will be lifted, social distancing requirements will be eased and the long-term effects of the pandemic on the demand for the Company primary products.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 1 - DESCRIPTION OF BUSINESS (CONT.):

B.	Impact of COVID-19 (Cont.)

1. Decrease in sales and cash flows

The significant events and transactions that have occurred during the year 2020 relate to the effects of the global pandemic on the Company’s consolidated financial statements ended December 31, 2020 and are summarized as follows.

The Company experienced a decline in sales during the year 2020 and reduced its operating expenses. Despite the decrease in sales (about 10%) the Company succeeded to decrease its loss this year due to cost reduction.

While prior to COVID-19 patients and healthcare providers often preferred in-person meetings and expressed hesitation to use telemedicine as a substitute, the situation created following the spread of COVID-19, has demonstrated that telemedicine enables safe, efficient and cost-effective treatment and monitoring.

It is unclear whether this reduction in sales is temporary and whether such sales may be recoverable in the future. If sales continue to decline, or if such lost sales are not recoverable in the future, the Company’s business and results of operations will be significantly adversely affected. The extent to which COVID-19 impacts the Company’s business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the Coronavirus and the actions to contain the Coronavirus or treat its impact, among others.

2. Government grant (the “PPP loan”)

In April 2020, under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) in the United States the U.S subsidiary signed an agreement with the U.S Small Business administration (“SBA”) to receive a loan according to the Paycheck Protection Program (“PPP”) in the amount of approximately $900 from Bank of America. According to the terms of the PPP loan, the payments will be deferred for six months from the funding date and no collateral or personal guarantees are required. The PPP loan has a maturity of two years and bears an interest rate of 1%. A borrower can apply for forgiveness once all loan proceeds for which the borrower is requesting forgiveness have been used. The Company applied for Forgiveness for the PPP Loan. On April 3, 2021, the Company received approval for a full forgiveness from the SBA and the loan was fully paid from SBA to Bank of America.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 1 - DESCRIPTION OF BUSINESS (CONT.):

B.	Impact of COVID-19 (Cont.)

2. Government grant (PPP loan) (cont.):

The PPP loan is accounted for as a deduction from wage expenses and not as a loan liability since all conditions for waiver are met as of December 31, 2020.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

A.	Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”). The financial statements have been prepared under the historical cost convention except for certain financial liabilities which are measured at fair value until conversion. The Company has elected to present the statement of comprehensive income using the function of expense method.

B.	Basis of consolidation

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control. The consolidated financial statements present the results of the Company and its subsidiaries as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

C.	Organizational Structure

The consolidated financial statements of the Company include the accounts of the Company and the following subsidiaries:

Entity name	State incorporated	Percent ownership
G Medical Innovations Holdings Ltd.	Cayman Islands	Parent Company
G Medical Innovations Ltd.	Israel	100%
G Medical Innovations Asia Ltd.	Hong Kong	100%
G Medical Innovations UK Ltd.	United Kingdom	100% - G Medical Innovations Asia Ltd.
Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd.	China	70% - G Medical Innovations Asia Ltd
G Medical Innovations MK Ltd.	Macedonia	100%
G Medical Innovations USA Inc.	USA	100%
G Medical Diagnostic Services, Inc. (Formerly CardioStaff Diagnostic Services Inc)	USA	100% - G Medical Innovations USA Inc.
Telerhythmics, LLC	USA	100% - G Medical Innovations USA Inc.
G Medical Mobile Health Solution, Inc (non-active)	USA	100% - G Medical Innovations USA Inc.

The consolidated financial statements incorporate the results of business combinations using the acquisition method. In the statement of financial position, the acquirer’s identifiable assets, liabilities and contingent liabilities are initially recognized at their fair values at the acquisition date. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained. They are deconsolidated from the date on which control ceases. The Goodwill represents the excess of the costs of a business combination over the interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired. Cost of a business combination are comprised of the fair values of assets given, liabilities assumed and equity instruments issued. Any costs of acquisition are charged to profit or loss. The Company recognizes any non-controlling interest in its acquisitions on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquirer’s identifiable net assets.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

C.	Business combination (cont.)

Transactions with non-controlling interests that do not result in loss of control is accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

D.	Use of estimates and assumptions in the preparation of the financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates. See also Note 3 (Share based compensation).

E.	Non-controlling interests

Total comprehensive income of non-wholly owned subsidiaries is attributed to owners of the parent and to the non-controlling interests in proportion to their relative ownership interests.

F.	Foreign currency

The financial statements are prepared in U.S. Dollars (the functional currency). Transactions and balances in foreign currencies are converted into US Dollars in accordance with the principles set forth by International Accounting Standard (IAS) 21 “The Effects of Changes in Foreign Exchange Rates”. Accordingly, transactions and balances have been converted as follows:

●	Monetary assets and liabilities – at the rate of exchange applicable at the consolidated statements of financial position date;

●	Exchange gains and losses from the aforementioned conversion are recognized in the statement of comprehensive income.

●	Expense items – at exchange rates applicable as of the date of recognition of those items.

●	Non-monetary items are converted at the rate of exchange used to convert the related consolidated statements of financial position items i.e. at the time of the transaction.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

G.	Cash and cash equivalents

Cash equivalents are considered by the Company to be highly liquid investments, including, inter alia, short-term deposits with banks and the maturity of which do not exceed three months at the time of deposit and which are not restricted.

H.	Restricted deposit

Restricted deposit is considered by the Company to be deposits with banks which are used mainly as a security for guarantees provided against payable payments in advance.

I.	Research and development

Research costs are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Company can demonstrate:

●	The product is technically and commercially feasible.

●	The Company intend to complete the product so that it will be available for use or sale.

●	The Company has the ability to use the product or sell it.

●	The Company has the technical, financial and other resources to complete the development and to use or sell the product.

●	The Company can demonstrate the probability that the product will generate future economic benefits.

●	The Company is able to measure reliability the expenditure attributable to the product during the development.

During the years 2020 and 2019 the Company did not meet the above criteria therefore all the development costs have been recognized as expenses.

J.	Goodwill

Goodwill is recognized as an intangible asset with any impairment in carrying value being charged to the income statement. The Goodwill is not systematically amortized and the Company reviews goodwill for impairment once a year, or more frequently if events or changes to circumstances indicated that there is an impairment. The Goodwill is allocated to the services Reporting Unit (“RU”). During the year 2020 the Company recognize a goodwill impairment in the amount of $2,844.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

K.	Intangible assets

Acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured on initial recognition at fair value. Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the assets may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

L.	Leases

The Company applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases:

●	Applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

●	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

●	Applied the practical expedient provided by the standard to recognize right-of-use assets equal to the lease liability upon initial application.

Under IFRS 16, the Company recognizes right-of-use assets and lease liabilities for most leases. The Company adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.

On initial application of IFRS 16, the Company recognized right-of-use assets and lease liabilities in relation to leases of office facilities and motor vehicles, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate as at January 1, 2019. The Company’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 4.5%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

L.	Leases (cont.)

The following table presents the impact of applying IFRS 16 on the consolidated statement of financial position as at January 1, 2019:

	Under previous policy	The change	Under IFRS 16
Non-current assets:
Right of use assets (presented under property, plant and equipment, net)	-	*1,173	1,173
Current liabilities:
Short term portion of lease liability	-	454	454
Non-current liabilities:
Long term lease liability	-	616	616

*	Included prepaid expenses of $103.

Right-of-use assets:

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets comprises the amount of the initial measurement of the lease liability; lease payments made at or before the commencement date less any lease incentives received; and initial direct costs incurred. The recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment. The right-of-use assets are presented within property, plant and equipment.

Lease liabilities:

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option that is reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

L.	Leases (cont.)

Lease term:

The term of a lease is determined as the non-cancellable period for which a lessee has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

M.	Earnings per share

Basic and diluted earnings per share is calculated as net loss attribute to the shareholders of the Company, divided by the weighted average number of Ordinary Shares in circulation during the year.

N.	Government grant

Government grants are not recognized before there is reasonable assurance that the Company would comply with the conditions attached and that the grants would be accepted.

When entitlement to a government grant is created as compensation for expenses or losses already incurred or in order to provide immediate support to the Company without any future reference costs, the Company recognized the grant in profit or loss during the period in which entitlement to the grant was created.

In cases other than the above, government grants have been recognized in profit or loss on a systematic basis over periods that the Company recognizes costs that are referred to as expenses for which the grants are intended to provide compensation.

Grants relating to the expense were recorded in the statement of comprehensive income (loss) less the related expenses.

O.	Provisions

Provisions are recognized when the Company has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured. Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the reporting period.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

P.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

1. In the principal market for the asset or liability, or

2. In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible to the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Classification of fair value hierarchy

The financial instruments presented in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1	-	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	Inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Q.	Financial instruments

Financial assets

The Company classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Company’s accounting policy for the relevant category is as follows:

Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivables are recognized based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

Financial liabilities

The Company’s accounting policy for its financial liabilities is as follows:

Fair value: This category comprises of Convertible securities and warrants which are carried in the consolidated statement of financial position at fair value with changes in fair value recognized in the consolidated statement of comprehensive income. The treatment of the changes in the credit risk of those items were designated for being recognized in other comprehensive income.

Amortized cost: other financial liabilities include bank borrowings, loans from bank, trade payables, loan from major shareholder, leases and financial liability are initially recognized at fair value less any transaction costs directly attributable to the issue of the instrument. Such interest-bearing liabilities are subsequently measured at amortized cost using the effective interest method, which ensures that any interest expense over the period is at a constant interest rate on the balance of the liability carried in the statement of financial position. Interest expense in this context includes initial transaction costs, as well as any interest or coupon payable while the liability is outstanding.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Q.	Financial instruments (cont.)

De-recognition

Financial assets - The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

Financial Liabilities - The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Impairment of financial assets

Expected credit losses (“ECL”) and their measurement:

In order to manage the credit risks associated with customer receivables, the Company aims to secure certain financial guarantees prior to entering into business relationship with its customers. To this end the Company has developed a three-level matrix, which is based on past experience and historical data along with projections of the future into consideration, in order to group the ECL:

1.	Receivable from sale of products – prepayment by credit card on the Company’s website.

2.	Receivables from Medicare and Medicaid Services (“CMS”) – which the Company receives reimbursement per the relevant Current Procedural Terminology (“CPT”) code rate for the services rendered to the patient covered by CMS.

3.	Receivables from Contracted third-party payors – the Company has negotiated amounts for its monitoring services provided to patients covered by commercial healthcare insurance carriers.

4.	Receivables from non-contracted Payors - Non-contracted commercial and government insurance carriers often reimburse out of network rates provided for under the relevant CPT codes on a case rate basis. The transaction price is based on an average of the Company’s historical collection experience and it is reviewed quarterly.

ECL are measured as the unbiased probability-weighted present value of all cash shortfalls over the expected life of each financial asset. For receivables from services, ECL are mainly calculated with a statistical model using three major risk parameters: probability of default, loss given default and exposure at default. The estimation of these risk parameters incorporates all available relevant information, not only historical and current loss data, but also reasonable and supportable forward-looking information reflected by the future expectation factors.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Q.	Financial instruments (cont.)

This information includes macroeconomic factors (e.g., gross domestic product growth, unemployment rate, cost performance index) and forecasts of future economic conditions. For receivables from services, these forecasts are performed using a scenario analysis (base case, adverse and optimistic scenarios).

The expected credit loss for customer receivables is measured using the simplified method in accordance with IFRS 9, which requires estimation of the life-time expected credit loss for trade receivables.

As of December 31, 2020, and December 31, 2019, ECL for trade and other account receivables were $405 and $392, and as such are not disclosed in the financial asset’s measurement categories in accordance with IFRS 9. These figures are not presented in separate measurement category on the loss allowance at that date, in accordance with IFRS 7.

Definition of default, including reasons for selecting the definition

For the contracted and CMS portfolios, the Company has historical experience of collecting substantially all of the negotiated contractual rates and determined at contract inception that these customers, and or their related third-party payor that pays the Company on their behalf, have the intention and ability to pay the promised consideration. As such, the Company is not providing an implicit price concession but, rather, have chosen to accept the risk of default, and adjustments to the transaction price are recorded.

For non-contracted portfolios, the Company is providing an implicit price concession because the Company does not have a contract with the underlying payor, the result of which requires us to estimate transaction price based on historical cash collections utilizing the expected value method. Subsequent adjustments to the transaction price are recorded as an adjustment to revenue and not as an expense.

Write-off policy

The Company writes off its financial assets if any of the following occur:

●	Inability to locate the debtor.

●	Discharge of the debt in a bankruptcy.

●	It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

The collections department must comply with the collection efforts outlined in the policy to collect on delinquent customer accounts before any write-offs are made.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

R.	Impairment of non-financial assets

Goodwill and other intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Recoverable amount is the higher of an asset’s fair value less costs of disposal and value-in-use. The value-in-use is the present value of the estimated future cash flows relating to the asset using a pre-tax discount rate specific to the asset or cash-generating unit to which the asset belongs. Assets that do not have independent cash flows are grouped together to form a cash-generating unit. A cash-generating unit is the smallest group of assets that independently generates cash flow and whose cash flow is largely independent of the cash flows generated by other assets.

S.	Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:

Estimated useful lives
Computers and electronic equipment	3
Furniture and equipment	7
Vehicles	6.67
Leasehold Improvement	3-7

T.	Revenue recognition

Service revenue

The Company’s revenue is generated primarily from providing cardiac monitoring services. Revenue is recognized when the Company satisfies a performance obligation by transferring a promised good or service to a customer, and collectability of the contract consideration is probable. The Company’s revenue is measured based on consideration specified in the contract with each customer. Revenue is only recognized if it is highly probable that a subsequent change in its estimate would not result in a significant revenue reversal. The Company provides cardiac services using four types of monitors: Mobile Cardiac Telemetry (MCT), Event, extended Holter and Holter. The Company’s services consist of the delivery of reports containing analysis of data captured by the physical device to the prescribing physician and the performance obligations are determined based on the nature of the services provided. With our remote

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

T.	Revenue recognition (cont.)

Service revenue (cont.)

cardiac monitoring services, the patient receives the benefits from the cardiac monitoring service over time, resulting in a time elapsed output method for revenue recognition. Revenue for these services is recognized on a straight-line basis over service period, typically lasting 14 to 30 days. This method provides an accurate depiction of the transfer of value over the term of the performance obligation because the level of effort in providing these services is consistent during the service period. MCT, Event, extended Holter and Holter services are not typically provided to the same patient at the same time.

The Company recognizes revenue on an accrual basis. Billings for services reimbursed by third party payers, including Medicare and Medicaid, are recorded as revenue net of contractual allowances. Contractual allowances are estimated based on historical collections by Current Procedural Terminology (“CPT”) code for specific payers or class of payers and represent the difference between the list price (the billing rate) and the reimbursement rate for each payer.

The Company services are provided through an independent diagnostic testing facility model which allows the Company to bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for services provided. The Company also receive reimbursement directly from patients through co-pays and self-pay arrangements.

A summary of the payment arrangements with payers is as follows:

●	Medicare and Medicaid Services (“CMS”) - The Company receive reimbursement per the relevant Current Procedural Terminology (“CPT”) code rate for the services rendered to the patient covered by CMS.

●	Contracted third-party payers – the Company has negotiated amounts for its monitoring services provided to patients covered by commercial healthcare insurance carriers

●	Non-contracted payers - Non-contracted commercial and government insurance carriers often reimburse out of network rates provided for under the relevant CPT codes on a case rate basis. The transaction price is based on an average of the Company’s historical collection experience and it is reviewed quarterly

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

T.	Revenue recognition (cont.)

Service Revenue (cont.)

For the contracted and CMS portfolios, the Company has historical experience of collecting substantially all of the negotiated contractual rates and determined at contract inception that these customers, and or their related third-party payer that pays the Company on their behalf, have the intention and ability to pay the promised consideration. As such, the Company is not providing an implicit price concession but, rather, have chosen to accept the risk of default, and adjustments to the transaction price are recorded as bad debt expense. For non-contracted portfolios, the Company is providing an implicit price concession because the Company does not have a contract with the underlying payer, the result of which requires us to estimate transaction price based on historical cash collections utilizing the expected value method. Subsequent adjustments to the transaction price are recorded as an adjustment to revenue and not as bad debt expense.

Sale of devices

Sales of products consist of revenue from the sale of Prizma Medical Smartphone Case. The Company recognizes revenue at the amount to which it expects to be entitled when control of the products or services is transferred to its customers. Control is generally transferred when the Company has a present right to payment and title and the significant risks and rewards of ownership of products are transferred to its customers. There is limited judgement needed in identifying the point control passes: once physical delivery of the products to the agreed location has occurred, the Company no longer has physical possession, the Company usually will have a present right to payment (as a single payment on delivery) and retains none of the significant risks and rewards of the goods in question.

For most of the Company’s products sales, control transfers when products are shipped.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

U.	Changes in accounting policies

a) New standards, interpretations and amendments adopted from January 1, 2020:

New standard impacting the Company that has been adopted in the annual financial statements for the year ended December 31, 2020 is COVID-19-Related Rent Concessions (Amendments to IFRS 16).

Effective June 1, 2020, IFRS 16 was amended to provide a practical expedient for lessees accounting for rent concessions that arise as a direct consequence of the COVID-19 pandemic and satisfy the following criteria:

(a) The change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

(b) The reduction is lease payments affects only payments originally due on or before June 30, 2021; and

(c) There are is no substantive change to other terms and conditions of the lease.

Rent concessions that satisfy these criteria may be accounted for in accordance with the practical expedient, which means the lessee does not assess whether the rent concession meets the definition of a lease modification. Lessees apply other requirements in IFRS 16 in accounting for the concession.

b) New standards, interpretations and amendments not yet effective

The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

IAS- 1 Presentation of Financial Statements

In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that ‘settlement’ includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. However, in May 2020, the effective date was deferred to annual reporting periods beginning on or after January 1, 2023. The Company is currently evaluating the impact of IAS 1 amendments, however, at this stage it is unable to assess such impact.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:

Share based compensation

The Company measures the share-based expense and the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The measurement of the fair value of the share-based expense with service providers measured at the day that the service was provided. The fair value is determined using an accepted options pricing model. The model is based on share price, grant date and on assumptions regarding expected volatility, expected life of the options, expected dividend, and a no risk interest rate. As for granted options which are settled in equity instruments, the fair value of the options at the grant date is charged to the statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied.

In 2020, the fair value of performance shares was estimated by using the Monte-Carlo simulation, which was derived to model the value of the Company’s equity over time (in 2019 there was no share-based compensation), see note 13D6.

	December 31, 2020	December 31, 2019

Raw materials	79	349
Finish goods	11	29
	90	378

NOTE 4 - INVENTORIES:

The Company recorded an inventory impairment in the amount of $304 and $905 during the years ended December 31, 2020 and 2019, respectively. According to Company’s policy, the Company recognizes inventory write-offs according to the age of the inventory as of each cut-off date.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 5 - OTHER ACCOUNTS RECEIVABLE:

	December 31, 2020	December 31, 2019
Prepaid expenses	722	269
Advances to suppliers	128	169
Institutions	386	285
other	184	-
	1,420	723

NOTE 6 - GOODWILL:

	December 31, 2020	December 31, 2019

Balance at the beginning of the year	2,844	2,844
Impairment	(2,844)	-
Balance at the end of the year	-	2,844

As of December 31, 2020, the US subsidiaries Reporting Unit (“RU”)’s book value was higher than its value in use calculations based on a cash flow projection covering a budget for a three-year period up to December 31, 2023, and thereafter a steady growth. Therefore, an impairment was recorded. The assumptions used in the 2020 impairment valuation was: 19% discount rate, Gross margin was 60%, operating margin was 7%, EBITDA margin was 11.5% and growth rate was 0.8%. The growth rate and EBITDA margin assumptions apply only to the period beyond the budgeted period with the value in use calculation based on an extrapolation of the budgeted cash flows for year 4.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT, NET:

	Computers and electronic equipment	Furniture and equipment	Vehicles	Leasehold Improvements	Right of use assets **	Total
Cost:

As of January 1, 2020	*6,884	*419	148	211	1,144	8,806
Additions	465	42	-	-	264	771
Disposals	(3,656)	(10)	-	(1)	(156)	(3,823)
As of December 31, 2020	3,693	451	148	210	1,252	5,754

Accumulated depreciation:

As of January 1, 2020	*4,625	*131	38	72	459	5,325
Additions	738	59	24	23	514	1,358
Disposals	(3,131)	(4)	-	-	(109)	(3,244)
As of December 31, 2020	2,232	186	62	95	864	3,439

Net Book Value:
As of December 31, 2020	1,461	265	86	115	388	2,315

*Reclassify

** See also Note 14 – Leases

	Computers and electronic equipment	Furniture and equipment	Vehicles	Leasehold Improvements	Right of use assets **	Total
Cost:

As of January 1, 2019	6,397	522	148	210	-	7,277
IFRS16 implementation	-	-	-	-	1,173	1,173
Additions	377	7	-	1	4	389
Disposals	-	-	-	-	(33)	(33)
As of December 31, 2019	6,774	529	148	211	1,144	8,806

Accumulated depreciation:

As of January 1, 2019	3,645	114	18	45	-	3,822
Additions	906	91	20	27	478	1,522
Disposals	-	-	-	-	(19)	(19)
As of December 31, 2019	4,551	205	38	72	459	5,325

Net Book Value:
As of December 31, 2019	2,223	324	110	139	685	3,481

** See also Note 14 – Leases

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 8 - LOAN FROM MAJOR SHAREHOLDER:

A.	The Company signed an agreement in 2017 to receive a short-term loan from its major shareholder. The loan bears an interest at the rate of libor+3. During 2019 and 2020 part of the loan was converted to equity (see also note 13) and in 2020 the remaining outstanding amount was paid in cash. As of December 31, 2020, and 2019 the total amount of this loan amounted to $0 and $ 263, respectively.

B.	In May 2018, the Company signed an agreement (the “2018 Credit Line”) to receive a short-term loan up to $3,000 from its major shareholder. The loan bears an interest of 10% per annum with a repayment date of April 30, 2019. The Company had the option to fully repay the loan at its own discretion during the 12 months period ended May 2019. The 2018 Credit Line was amended in October 2018, such that the aggregate amount available to the Company is $10,000. The 2018 Credit Line is unsecured, and bears multiple fixed interest rates, calculated on a linear basis from the disbursement date of each installment of the principal amounts: (i) 10% per annum for all amounts drawn until October 1, 2018 and (ii) 12% per annum for all amounts drawn as of October 1, 2018. The loan agreement was extended from repayment date April 30, 2019 to December 31, 2020 and bears an interest of 15% per annum, calculated on a linear basis from the disbursement date of each installment of the Principal Amount from April 30, 2019 up to its repayment in full accordance with the terms hereunder (the “Interest”), During 2019 part of the credit line was converted to equity and during 2020 additional part of the credit line was converted to equity and also paid in cash (see also Note 13). As of December 31, 2020, and 2019, the total amount of this loan was $272 and $6,518, respectively. The loan agreement was extended until December 31, 2021 so that the loan bears an interest of 15% per annum and the aggregate amount available to the Company is $1,000.

During 2020 and 2019, the Company converted an amount of $6,950 and $5,315 of the major shareholder’s loans mentioned in A and B above to 7,799,991 and 1,624,416 Ordinary Shares of the Company, respectively. Those loans were converted according to the quoted share price as of the conversion date.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 9 - CONVERTIBLE SECURITIES:

A.	On December 21, 2020, the Company entered into a CLA transaction (the “CLA Transaction”), whereby the Company entered into a securities purchase agreement, including convertible debentures and warrants to purchase the Company’s Ordinary Shares, with Alpha Capital Anstalt (“Alpha”), pursuant to which the Company obtained a convertible loan in an aggregate amount of $350, against issuance of convertible debentures (the “December 2020 Financing Debentures”), and warrants to purchase 398,332 Ordinary Shares of the Company (the “December 2020 Financing Warrants”). The December 2020 Financing Debentures have a six-month term from issuance and bear interest at 10% per annum. The December 2020 Financing Debentures are convertible into the Ordinary Shares being offered in the Company’s offering at a conversion price equal to 80% of the public offering price per share in the Nasdaq IPO. The December 2020 Financing Warrants have an exercise price per share equal to the per share price of the Company’s Ordinary Shares in the next equity financing of at least $5,000, including without limitation, an initial public offering, subject to standard adjustments. The December 2020 Financing Warrants have a five-year term and will be exercisable for cash or on a cashless basis if no registration statement is available upon exercise. As of December 31, 2020, this convertible securities amounted to $194 and the warrants amounted to $156.

Alpha was also provided a right to purchase $150 of additional convertible debentures on the same terms for a period of six months from the date of the CLA Transaction. After the balance sheet date, on February 17, 2021, Alpha exercised the foregoing right to purchase $150 against issuance of additional convertible debentures and warrants to purchase 170,713 Ordinary Shares, on the same terms as the CLA Transaction (see also Note 22.B). The convertible debentures, as well as the warrants and the right to purchase additional convertible debentures were classified as a derivative financial liability and its fair value measurement was applied using a Monte-Carlo simulation model and the main parameters which were used are (1) risk free rate 0.12% (2) volatility of assets 100% (3) time until expiration, warrant -5 years, convertible debentures – 6 months.

B.	In October and November 2018, The Company entered into a convertible securities agreement (the “Convertible Securities”) with investors (the “Noteholders”), according to which the Company issued 4,050,000 notes (face value of $ 1.1 per note) to the Noteholders for an aggregate principal amount of $4,050. The Convertible Securities mature 18 months after the issuance date and are convertible into an aggregate of 1,046,587 Ordinary Shares of the Company.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 9 - CONVERTIBLE SECURITIES (CONT.):

B.	(Cont.)

Each Convertible Security is convertible into such number of Ordinary Shares equal to the product of the number of Convertible Securities converted and the face value of $1.10 per Convertible Security, divided by exchange rate of $0.7034 and divided by the fixed conversion price of AUD 6.05 (approximately $4.257). In addition, the Company issued to the Noteholders 48,371 Ordinary Shares of the Company and warrants (the “Convertible Securities Warrants”) to purchase an aggregate of 258,722 Ordinary Shares with an exercise price of AUD 7.04 (approximately $5.04) per share, which expire on October 31, 2023.

For lead manager services, the Company granted a warrant to purchase an aggregate of 67,684 Ordinary Shares with an exercise price of AUD 7.04 (approximately $5.04), which expire on October 31, 2023.

The Convertible Securities Warrants were classified as a derivative financial liability and are re-measured each reporting date, with changes in fair value recognized in finance expense (income), net, since the exercise price is denominated in AUD and the functional currency of the Company is the USD.

The Company designated upon initial recognition that the Convertible Securities will be measured at fair value through profit or loss.

The transaction costs were recorded through profit or loss and equity proportionately among the fair value of the issued securities (Notes, Convertible Securities Warrants and Ordinary Shares).

During 2019, redemption events occurred under the Convertible Securities agreement, as a result the Company issued 118,180 warrants and 497,664 shares. The Company recorded an expense in amount of $264.

In February 2020 the Company entered into a deed of termination, settlement and release with MEF pursuant to which the Company agreed to pay MEF a settlement amount of $3,566 and issue to MEF Ordinary Shares, in full and final settlement of all amounts owing and all claims arising in connection with the Convertible Securities Agreement. Under the terms of the Deed of Termination, the Company issued the Ordinary Shares within five business days of execution and paid the Settlement Amount on March 31, 2020. Pursuant to the Deed of Termination, Dr. Geva guaranteed the Settlement Amount to MEF.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 9 - CONVERTIBLE SECURITIES (CONT.):

B.	(Cont.)

In April 2020, the final payment date was extended to May 1, 2020. The Company issued Ordinary Shares equivalent to $326.5 and repaid MEF an amount of $2,934 in full and final settlement of the Company’s outstanding debt to MEF.

As for the rest of the investors, the Company repaid its obligation under this convertible securities agreement with cash and issue of Ordinary Shares. As of December 31, 2020 the Company has fulfilled all its obligations under this convertible securities agreement.

NOTE 10 - OTHER ACCOUNTS PAYABLE:

	December 31, 2020	December 31, 2019

Employees and authorities	747	625
Deferred tax	5	—
Others	366	53
	1,118	678

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 11 - LONG TERM LOANS:

			December 31,	December 31,
	Linked to	Interest rate	2020	2019

Long term loans	U.S. dollar	2.1%-12%	2,083	2,365
Less- Current portion			(1,635)	(1,073)
			448	1,292

A.	During the years 2015 through 2017, the Company received several loans from Bank Mizrahi Tefahot. During 2019, the Company refinanced $ 1,337 to be repaid over four years. As of December 31, 2020, and December 31, 2019, the total amount of these loans is: $811 and $1,177, respectively.

The loans bear interest of between 2.1%-2.8% per annum. The maturity dates of these loans are between the years: 2021-2023. There are no covenants for the loans in Israel. The Company’s major shareholder provides a guarantee for the loan’s payments described above.

B.	Upon G Medical Diagnostic Services Inc (or CardioStaff) acquisition, additional long- term loans were added to the Company balance sheet, As of December 31, 2020, and December 31, 2019, the total amount of these loans is $1,272 and $1,188, respectively. The increase in the amount as of December 31, 2020 is due to an increase in the accrued interest. The loans bear interest of between 4%-12% per annum. The maturity dates of these loans are between the years: 2020-2023. The Company agreed with most of the lenders in CardioStaff that the Company will convert their loans including interest into Ordinary Shares.

The conversion price shall represent a 20% discount of the Ordinary Shares public offering price (the Company has publicly filed in March 2021 a registration statement with the SEC).

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 11 - LONG TERM LOANS (CONT.):

C.	Reconciliation of the changes in liabilities for which cash flows have been, or will be classified as financing activities in the statement of cash flows:

Loans
As of January 1, 2020	2,365
Changes from financing cash flows:
Receipts of PPP loan	873
Forgiveness of PPP loan	(873)
Repayment of loans	(389)
Total changes from financing cash flows	(389)
Accrued interest of long-term loans	107
As of December 31, 2020	2,083

Loans
As of January 1, 2019	2,712
Changes from financing cash flows:
Receipts of long-term loans from bank	1,337
Repayment of loans	(1,781)
Total changes from financing cash flows	(444)
Accrued interest of long-term loans	97
As of December 31, 2019	2,365

Lease liabilities
At January 1, 2020	611
Additions (cancellation), net	196
Accretion of interest	27
Payment	(529)
As at December 31, 2020	305

NOTE 12 - COMMITMENTS AND CONTINGENCIES:

The Israeli subsidiary’s’ entire assets and rights were pledged as a floating charge to secure bank borrowings.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT):

A.	The Ordinary Shares in the Company confer upon their holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if and when declared.

	Number of shares
	December 31, 2020		December 31, 2019
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary Shares of $0.018 par value	10,000,000,000	45,523,696	*55,555,556	*22,804,016

*	After giving effect to the reverse stock split (see also Note 13B)

B.	Increase in authorized share capital and reverse stock split:

On September 29, 2020, the Company gave public notice of an extraordinary general shareholders meeting to approve that:

1.	The authorized share capital of the Company increased from US$1,000 divided into 1,000,000,000 shares of par value of US$0.001 to US$180,000 divided into 180,000,000,000 Shares of a par value of US$0.001 each by the creation of 179,000,000,000 shares, such shares to rank pari passu in all respects with the existing shares.

2.	All shares (issued and unissued) be consolidated on the basis that every 18 shares of par value US$0.001 each in the capital of the Company be consolidated into 1 Share of par value US$0.018, such that the authorized share capital of the Company following such consolidation is US$180,000 divided into 10,000,000,000 Shares of a par value of US$0.018 each. The reverse stock split and the amendments to the Company’s authorized share capital entered into effect on October 29, 2020 (which is the date of the above referenced extraordinary general shareholders meeting). All the amount of the shares reflects the 18:1 reverse split.

C.	In May and August 2020, the Company issued 10,307,125 shares pursuant to private placements in consideration of an aggregate of approx. $ 7,100 in net proceeds to the Company.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

C.	(Cont.)

The financial advisors of the private placements received warrants as follows:

Amount	Exercise price	Expiration date
313,889	$4.5	January 23, 2022
116,667	$0.77	October 22, 2025
388,889	$0.9	October 22, 2025
215,982	$1.49	October 22, 2025
12,833	$0.99	October 22, 2025

D.	Options and shares granted to employees and service providers:

1.	In January 2017, the Board of Directors approved a Global Equity Incentive Plan (the “Plan”). And will expire in December 2026. As of the December 31, 2020 the number of Ordinary Shares reserved for the exercise of options granted under the Plan is 16,666,667.

2.	The Company and the Company’s subsidiaries employees, directors, officers, and service providers, including major shareholder are eligible to participate in this Plan and receive awards of options, share appreciation rights (or SARs), restricted shares, restricted share units (or RSUs), and any other share-based grant, referred to as, individually or collectively.

A summary of the status of the Company’s option plan granted to employees as of December 31, 2020 and changes during the relevant period ended on that date is presented below:

	Year ended December 31, 2020		Year ended December 31, 2019
	Number of options	Weighted average Exercise price	Number of options	Weighted average Exercise price
Outstanding at beginning of year	155,011	$3.780	182,101	$3.492
Exercised	(1,066)	$0.00018	(8,815)	$0.00018
Forfeited and cancelled	(36,288)	$4.165	(18,275)	$3.768

Outstanding at end of year	117,657	$3.525	155,011	$3.780
Exercisable options	90,187	$3.286	72,394	$3.361

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

D.	Options and shares granted to employees and service providers (cont.):

The options to employees outstanding as of December 31, 2020 are comprised, as follows:

Exercise price	Outstanding as of December 31, 2020	Weighted average remaining contractual term	Exercisable as of December 31, 2020	Weighted average remaining contractual term
		(years)		(years)
$0.00018	21,634	1.1	21,634	1.1
$4.356	87,444	2.2	63,190	2.2
$3.942	8,579	2.4	5,363	2.4
	117,657		90,187

3.	In 2019, the Company granted 111,111 shares to its Board members, 5,556 warrants to its former director and 13,889 shares to the secretary of the Company for nil consideration and 27,778 Performance Rights to its director.

In 2020 the Company granted 812,720 shares to its employees and Board members, 1,054,036 shares to consultants, 734,371 warrants to consultants and 27,778 performance rights which were granted in 2019 vested and converted into Ordinary Shares.

4.	In July and October 2019, Company granted 537,894 restricted share units to employees and to a consultant. In addition, 95,477 restricted share units were granted to service providers.

5.	In 2020, 360,200 restricted shares were granted to employees and to a consultant.

6.	Performance rights:

In May 2017 and in July 2019, the Company have granted four classes of performance rights, which were approved by the Company’s shareholders, to certain officers, directors, employees and service providers as incentive securities. Such performance rights were granted pursuant to the 2016 Plan, subject to entering into a performance rights agreement.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

D.	Options and shares granted to employees and service providers (cont.):

6.	Performance rights (cont.):

The performance rights convert into Ordinary Shares of the Company on a 1:1 basis, upon the occurrence of the following vesting milestones for each class of performance rights:

▪	3,888,889 Class A Class Performance Right milestone requires an FDA approval within 12 months from grant date (May 2017), the Performance Rights will be expired in one year. After the Company obtained U.S. FDA clearance for its Prizma device in Sep. 2017, Class A Class Performance Rights were vested and converted into Ordinary Shares.

▪	3,333,333 Class B Performance Rights milestone requires rolling 12 months revenues of at least $30,000, the Performance Rights will be expired in 2 years from May 2017.

▪	3,333,333 Class C Performance Rights require cumulative EBITDA of at least $25,000, the Performance Rights will be expired in 3 years from May 2017.

▪	Since the Company didn’t meet the performance criteria’s, Class B and Class C Performance Rights were forfeited.

▪	27,778 Class D performance rights which will vest on July 2020. Class D performance rights were vested and converted into Ordinary Shares in July 2020.

From July 2020 the Company have granted 555,555 Ordinary Shares and 3,722,222 four classes of performance rights, to certain officers, directors, employees and service providers as incentive securities. The performance rights convert into Ordinary Shares of the Company on a 1:1 basis, upon the occurrence of the following vesting milestones for each class of performance rights:

▪	Class A incentive performance right – 277,778 incentive performance rights, which vests upon achieving a market capitalization of greater than $100,000, which will be calculated based on:

i.	The Company’s 20-day Volume Weighted Average Price (“VWAP”) of Ordinary Shares of the Company on the ASX (adjusted by the AUD/USD exchange rate quoted on the Reserve Bank of Australia prior to the last trading day pursuant to which the Company’s VWAP of Ordinary Shares is being calculated); or

ii.	If applicable, the Company’s closing market price on a trading day on Nasdaq, (Conversion Price) multiplied by the total issued share capital of the Company.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

D.	Options and shares granted to employees and service providers (cont.):

6.	Performance rights (cont.):

▪	Class B incentive performance right – 833,334 incentive performance rights, which vests upon achieving a market capitalization of greater than $150,000.

▪	Class C incentive performance right – 1,111,111 incentive performance rights, vests upon achieving a market capitalization of greater than $200,000.

▪	Class D incentive performance right – 1,499,999 incentive performance rights, vests upon achieving a market capitalization of greater than $250,000.

All the incentive performance rights were valued using a Monte-Carlo based risk-neutral valuation model, which is designed to model the Company’s equity value over time. The main parameters which were used are: (1) risk-free rate: 0.27%; (2) volatility: 88%: (3) time until expiration: 3 years; and (4) the AUD/USD rate: 0.71245.  The total fair value of the incentive performance rights amounted to $635. The total value of Ordinary Shares issued was $380. The Company recorded an expense amounted to $1,015 through profit and loss at grant date. In 2020 and 2019, the Company recorded an expense related to options and shares granted at the amount of $2,872 and $1,562, respectively.

E.	On September 5, 2018, the Company entered into a Controlled Placement Agreement with Acuity Capital Investment Management Pty Ltd which provides the Company with up to AUD 10,000 thousand (approximately $7,200) of standby equity over a period of 28 months. Pursuant to the Controlled Placement Agreement, the Company issued to Acuity an option to require the Company to issue and allot, subject to prior notice, Ordinary Shares at an exercise price per Ordinary Share equal to the greater of (i) 90% of the VWAP of the Company Ordinary Shares traded by Acuity on ASX during a valuation period and (ii) a floor price for such valuation period, to be determined by the Company from time to time. Subject to the terms of the Shares. As part of the agreement with Acuity, the Company issued to Acuity 944,445 Ordinary Shares to be held in collateral for no consideration. Upon the termination of the Controlled Placement Agreement, the Company may buy back the 944,445 collateral shares for no consideration. On April 9, 2020 we increased the standby equity to A$15,000 (approximately $9,300) and issued to Acuity additional 905,556 Ordinary Shares to be held in collateral for no consideration. Upon the termination of the Controlled Placement Agreement, we may buy back all collateral shares for no consideration.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

E.	(cont.):

In the aggregate, during 2020, Acuity exercised its option to purchase 1,127,778 Ordinary Shares, for aggregate net proceeds of A$2,075 (approximately $1,348). On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity, the paying of up to the par value of those shares and the subsequent repurchase for nil consideration and cancellation of 2,222,222 Ordinary Shares previously issued to Acuity.

F.	Capital Commitment Agreement with GEM:

In November 2019, the Company entered into the Capital Commitment Agreement with GEM Yield Fund LLC SCS and GEM Yield Bahamas Ltd (“GEM”) (the “Capital Commitment Agreement”). The Capital Commitment Agreement secures a capital commitment of up to approx. A$30,000 over a three-year period from GEM. As of October 2020 (when the Company was delisted from the ASX -see below), the Company have drawn down A$ 1,283 (approx. $840). Subject to the terms of the Capital Commitment Agreement, the Company may choose to, on one or more occasions within the three-year period, and subject to conditions precedent, draw down on the facility by giving GEM a 15 trading days’ notice to subscribe for fully paid Ordinary Shares. The number of Ordinary Shares which the Company may draw down under a notice is capped at 1,000% of the average daily number of our shares traded on ASX during the 15 trading days prior to that draw down notice, subject to adjustments. If the Company issue a draw down notice, the subscription price of the Ordinary Shares to be issued to GEM (or its nominees) will be 90% of the higher of the average closing bid price of our Ordinary Shares as quoted by ASX over the pricing period, being the 15 consecutive trading days after we give the draw down notice to GEM (subject to certain adjustments), or a fixed floor price nominated by us in it draw down notice. In addition, the Company issued to GEM ~~options~~ warrants to purchase 1,388,889 Ordinary Shares at an exercise price of A$4.77 per share, on or before November 29, 2024. As of December 31, 2020, the Company drew down a total of A$1,283 (approx. $840) and issued 1,014,126 Ordinary Shares to GEM in consideration for their services.  The Company will not be able to make drawdowns under the Capital Commitment Agreement with GEM following the Company delisting from the ASX in October 2020 and our Capital Commitment Agreement with GEM will not apply to our Ordinary Shares listed on the Nasdaq Capital Market.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 13 - SHAREHOLDERS’ EQUITY (DEFICIT) (CONT.):

G.	The Convertible Securities Warrants and GEM Warrants (see also Notes 9B,13G) were classified as a derivative financial liability and measured with changes in fair value recognized in finance expense (income), net, since the exercise price of the warrants is denominated in AUD and the functional currency of the Company is the USD.

On December 21, 2020, the Company entered into a CLA transaction (the “CLA Transaction”), which included convertible debentures and warrants to purchase the Company’s Ordinary Shares, with Alpha Capital Anstalt (“Alpha”). the Warrants have an exercise price per share equal to the per share price of the Company’s Ordinary Shares in the next equity financing of at least $5,000, including without limitation, an initial public offering, subject to standard adjustments (see also Notes 9A)

The December 2020 measurement was applied using a Mont -Carlo simulation model and key parameters used are as follows:

	Fair Value as at December 31, 2020 *	Risk free rate	Volatility of assets	Expected Term	Expected dividend yield

Convertible Securities Warrants	26	0.12%	100%	2-3 years	0%
GEM Warrants	177	0.12%	100%	3-4 years	0%
Alpha Capital warrants	156	0.12%	100%	5 years	0%
Total	359

*	All amounts were recorded according to their fair value, which were estimated with the assistance of an independent third party. Management is fully responsible for the valuation of the assets.

H.	In October and November 2018 and in December 2020 the Company entered into a convertible securities agreement (the “Convertible Securities”) with investors (see also note 10).

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 14 - LEASES:

The Company has lease contracts for office facilities and motor vehicles used in its operations. Leases of office facilities generally have lease terms between 2 and 5 years, motor vehicles generally have lease terms of 3 years. The Company has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Company’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised in assessing the lease terms.

The Company also has certain leases of office facilities with lease terms of 12 months or less. The Company applies the ‘short-term lease’ recognition exemption for these leases.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Office facilities	Motor vehicles	Total
At January 1, 2020	622	63	685
Additions	244	21	264
Cancellation	(39)	(9)	(47)
Depreciation expense	(464)	(50)	(514)
As at December 31, 2020	363	25	388

(*)	Included prepaid expenses of $103.

Set out below are the carrying amounts of lease liabilities and the movements during the period:

2020
At January 1, 2020	611
Additions	226
Cancellation	(30)
Accretion of interest	27
Payments	(529)
As at December 31, 2020	305
Current	255
Non-current	50

The following are the amounts recognized in profit or loss:

2020
Depreciation expense of right-of-use assets	514
Interest expense on lease liabilities	27
Total amount recognized in profit or loss	541

The Company had total cash outflows for leases of $529 in 2020 and leases of $434 in 2019.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 15 - RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended	Year ended
	December 31, 2020	December 31, 2019

Payroll and related	607	1,395
Share based compensation	344	441
Subcontractors and materials	147	338
Depreciation and amortization	85	97
Patents	48	86
Travel expenses	4	55
Others	80	140
Total	1,315	2,552

NOTE 16 - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended	Year ended
	December 31, 2020	December 31, 2019

Payroll and related	2,485	2,947
Professional services	1,614	2,007
Depreciation and amortization	3,558	1,913
Share based compensation	2,978	1,006
Travel expenses	102	595
Rent and office maintenance	321	379
Others	298	862
Total	11,356	9,709

NOTE 17 – LOSS PER SHARE:

Loss per share have been calculated using the weighted average number of shares in issue during the relevant financial periods, the weighted average number of equity shares in issue and loss for the period as follows:

	Year ended December 31, 2020 *	Year ended December 31, 2019 *

Loss for the year attributable to shareholders	(12,536)	(15,013)
Weighted average number of Ordinary Shares	7,352,460	4,305,555
Basic loss per share in USD	$(1.70)	$(3.49)

*	After giving effect to the reverse stock split (see also Note 13B and Note 22A)

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 18 - TAX ON INCOME:

A.	Taxes on income:

Cayman Islands:

The Company has incorporated in the Cayman Islands and under the local current laws; the Company is not subject to corporate income tax.

Israel:

Israeli corporate tax rate is 23% in 2020 and 2019.

United States of America:

The U.S. subsidiary incorporated in 2017 and is subject to local corporate tax in the United States. As of December 31, 2020, the U.S. subsidiary has not received a final tax assessment.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S subsidiaries. Statutory federal income tax rate from 35% to 21% effective January 1, 2018.

B.	Reconciliation between the theoretical tax on the pre-tax income and the tax expense:

	Year ended December 31, 2020	Year ended December 31, 2019

Loss before income tax	12,706	16,366
Statutory tax rate	0%	0%
Income tax at the statutory tax rate	-	-
Expenses not recognized for tax purposes	-	488
Recognition of deferred tax assets which were not recognized on prior periods	18	369
Income tax benefit	18	857

C.	Income tax expense (benefit):

	Year ended	Year ended
	December 31, 2020	December 31, 2019

Current	-	488
Deferred taxes, net	18	369
	18	857

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 18 - TAX ON INCOME (CONT.):

D.	Deferred tax liabilities:

Deferred tax assets, net reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company’s deferred tax liabilities, resulting from:

	December 31, 2020	December 31, 2019
Deferred tax liabilities:
Intangible assets	-	23
Total	-	23

E.	Net losses carry forwards:

As of December 31, 2020, the Israeli Company has estimated carry forward tax losses of approximately $10,788, and the USA companies has estimated carry forward tax losses of approximately $18,676, which may be carried forward and offset against taxable income for an indefinite period in the future. The Company did not recognize deferred tax assets relating to carry forward losses in the financial statements because their utilization in the foreseeable future is not probable.

NOTE 19 - RELATED PARTIES:

The following transactions arose with related parties:

Transaction	Year ended December 31, 2020	Year ended December 31, 2019

Short term employee benefits	1,182	1,181
Post-employment benefits	118	158
Share based compensation (Management)	1,644	832
Share based compensation (Directors)	395	365

Liabilities to related parties:

Name	December 31, 2020	December 31, 2019

Key management personnel	604	652
Loan from major shareholder	272	6,781

In 2018, the Company signed an agreement to receive a short-term loan from its major shareholder (See also note 8).

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 19 - RELATED PARTIES (CONT.):

Transaction with related party:

In February 2019, the Board of Directors approved the execution, delivery and performance by G Medical Innovations Ltd (Israel) of a lease agreement with Ad Marom Assets and Initiation Ltd (the “Lessor”) relating to lease, commencing no later than January 2022, of 1,026 square meters in a building to be built in Israel by the Lessor.

The Lessor is a company controlled by the Company’s major shareholder.

NOTE 20 - SEGMENT REPORTING:

The Company identified the Company’s COO as its chief operating decision maker (“CODM”).

As the Company’s CODM, the COO receives information on a segregated basis (for review on a regularly basis) of each business unit, i.e. services and products. The financial statements present within statements of comprehensive income the revenues from each segment on a standalone basis as well as cost of sale of each segment – i.e. there are no transactions between segments. The information as presented in the financial statements is essentially the same information provided to the CODM and the same information regarding decisions about allocating resources.

The Company accounts for its segment information in accordance with IFRS 8 “Segment Reporting” which establishes annual and interim reporting standards for operating segments of a Company based on the Company’s internal accounting methods.

Operating segments are based upon its internal organization structure, the manner in which our operations are managed and the availability of separate financial information. The Company has two operating segments: products segment and services segment.

Products: Development, manufacture and marketing of wireless diagnostic equipment for the medical industry and consumer market.

Patient Services: Cardiac monitoring services of MCT, Event, Holter, Extended Holter and Pacemaker.

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 20 - SEGMENT REPORTING (CONT.):

Summarized financial information by segment, based on the Company’s internal financial reporting system utilized by the Company’s chief operating decision makers, follows:

For the year ended December 31, 2020:

	Products	Patient Services	Total
Revenues from external customers	41	4,859	4,900
Segment loss	4,243	4,803	9,046
Unallocated G&A expenses			3,254
Finance income			344
Finance expenses			750
Loss before income taxes			12,706

For the year ended December 31, 2019:

	Products	Patient Services	Total
Revenues from external customers	12	5,514	5,526
Segment loss	6,147	5,076	11,223
Unallocated G&A expenses			1,556
Finance income			263
Finance expenses			3,850
Loss before income taxes			16,366

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 21 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

The Company is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Company’s financial performance and position.

The Company’s financial instruments are its cash and cash equivalents, restricted deposit, trade receivables, bank loans and short-term bank credit, trade payables, loan from shareholder, Convertible Securities, derivative liabilities, leases and financial liability. The main purpose of these financial instruments is to raise finance for the Company’s operation. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risk and currency risk.

The risk rate on loans is fixed. The risk management policies employed by the Company to manage these risks are discussed below.

Credit risk:

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Company closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customers’ balances. The Company’s main financial assets are cash and cash equivalents as well as restricted deposit and trade receivables that represent the Company’s maximum exposure to credit risk in connection with its financial assets. Wherever possible and commercially practical the Company holds cash with major financial institutions In Israel.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2020	December 31, 2019

Cash and Cash Equivalents	278	-
Restricted deposit	630	717
Trade receivables	717	556
Total	1,625	1,273

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 21 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Currency risk:

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the New Israeli Shekel, the RMB and the AUD. The Company’s policy is not to enter into any currency hedging transactions. The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

Assets	December 31, 2020
	NIS	AUD	RMB	Total

Restricted deposit	10	-	-	10
	10	-	-	10

Liabilities
	NIS	AUD	RMB	Total
Trade and other payables	512	147	19	678
Loans	61	-	-	61
Obligation under operating leases	68	-	-	68
Derivative liabilities	-	203	-	203

	641	350	19	1,010

Net	(631)	(350)	(19)	(1,000)

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 21 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Currency risk (cont.):

Assets	December 31, 2019
	NIS	AUD	RMB	Total

Restricted deposit	47	-	-	47
	47	-	-	47

Liabilities
	NIS	AUD	RMB	Total
Trade and other payables	718	79	65	862
Short term bank credit	89	-	-	89
Long term loan	94	-	-	94
Obligation under operating leases	64	-	21	85
Derivative liabilities	-	443	-	443

	965	522	85	1,573

Net	(918)	(522)	(85)	(1,526)

Sensitivity analysis:

A 10% strengthening of the United States Dollar against the following currencies would have increased (decreased) equity and the income statement by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. For a 10% weakening of the United States Dollar against the relevant currency, there would be an equal and opposite impact on the profit and other equity.

	December 31, 2020	December 31, 2019
Linked to NIS	(631)	(918)
	10%	10%
	(63)	(92)
Linked to AUD	(350)	(522)
	10%	10%
	(35)	(52)
Linked to RMB	(19)	(86)
	10%	10%
	(2)	(9)

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 21 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Liquidity risks:

Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability but can also increase the risk of loss. The Company has procedures with the object of minimizing such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.

The following tables detail the Company’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay.

	December 31, 2020	December 31, 2019

Trade payables	4,068	3,329
Financial liability (see also note 9B)	-	3,556
Loans (see also note 11)	2,083	2,458
Loan from controlling shareholder (see also note 19)	272	6,781
Obligation under operating leases (see also note 14)	305	611
Convertible Securities (see also note 9)	194	757
Derivative liabilities - warrants (see also note 13G)	359	443
Total	7,281	17,935

Fair value of financial instrument:

	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
As of December 31, 2020
Derivative liabilities – warrants	-	-	(359)	(359)
Convertible securities	-	-	(194)	(194)
Total	-	-	(553)	(553)

	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
As of December 31, 2019
Derivative liabilities – warrants	-	-	(443)	(443)
Convertible securities	-	-	(757)	(757)
Total	-	-	(1,200)	(1,200)

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 21 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Fair value of financial instrument (cont.):

The fair value measurement of the convertible securities in the table above, was estimated using a Monte Carlo simulation analysis, based on a variety of significant unobservable inputs a thus represent a level 3 measurement within the fair value hierarchy.

As of December 31, 2020, the key inputs that were used in warrants and the convertible securities were: the risk-free interest rate- 0.12%, the expected volatility-100% and the AUD/USD exchange rate -0.7724.

As of December 31, 2019, the key inputs that were used in warrants and the convertible securities were: the risk-free interest rate- 0.92%, the expected volatility-82% and the AUD/USD exchange rate -0.7011.

Derivative liability
Derivative liability - warrants as of January 1, 2019	(888)
Receipts of derivative liability	(314)
Gain due to derivative liability	759
Derivative liability - warrants as of December 31, 2019	(443)
Issuance of financial instruments	(290)
Gain due to derivative liability	374
Derivative liability - warrants as of December 31, 2020	(359)

Convertible Securities
Convertible securities as of January 1, 2019	(3,035)
Conversion of convertible securities	790
Classification into financial debt	1,923
Loss due to change in fair value of convertible securities	(435)
Convertible securities as of December 31, 2019	(757)
Payments of convertible securities	966
Loss due to change in fair value of convertible securities	(289)
Convertible to shares	80
Receipts of convertible securities	(194)
Convertible securities as of December 31, 2020 (see also Note 9)	(194)

G MEDICAL INNOVATIONS HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(US$ in thousands)

NOTE 22 - SUBSEQUENT EVENTS:

A.	Change in authorized share capital and reverse stock split:

On March 17, 2021, the Company gave public notice of an extraordinary general shareholders meeting to approve that:

All shares (issued and unissued) be consolidated on the basis that every 5 Ordinary Shares of par value US$0.018 will be consolidated into 1 ordinary share of par value US$0.09, such that the authorized ordinary share capital of the Company following such consolidation is US$180,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.09 each.

The reverse stock split and the amendments to the Company’s authorized share capital entered into effect on March 25, 2021 (which is the date of the above referenced extraordinary general shareholders meeting).

Following is a table which presents the loss per share before the change (see also Note 17).

Loss per share have been calculated using the weighted average number of shares in issue during the relevant financial periods, the weighted average number of equity shares in issue and loss for the period as follows:

	Year ended December 31, 2020	Year ended December 31, 2019

Loss for the year attributable to shareholders	(12,536)	(15,013)
Weighted average number of Ordinary Shares	36,762,302	21,527,774
Basic loss per share in USD	$(0.34)	$(0.70)

B.	CLA Transaction (Alpha Capital):

On December 21, 2020, the Company entered into a transaction (or the CLA Transaction), whereby the Company entered into a securities purchase agreement including convertible debentures and warrants to purchase Ordinary Shares, with Alpha Capital Anstalt (or Alpha), which obtained a convertible loan in an aggregate amount of $350 against issuance of convertible debentures (or the December 2020 Financing Debentures) and warrants to purchase 398,332 Ordinary Shares. In addition, Alpha was also provided a right to purchase $150 of additional debentures on the same terms for a period of six months from the date of the December 2020 Financing Transaction.

On February 17, 2021 Alpha exercised the foregoing right to purchase $150 against issuance of additional convertible debentures and warrants to purchase 170,713 Ordinary Shares, on the same terms as the CLA Transaction (see also Note 9A).

C.	CLA Transactions (Jonathan B. Rubini):

On April 7, 2020, the Company entered into a transaction, whereby the Company entered into a securities purchase agreement, including convertible debentures and warrants to purchase the Company Ordinary Shares, with Jonathan B. Rubini, pursuant to which the Company obtained a convertible loan in an aggregate amount of $600, against issuance of convertible debentures, and warrants to purchase 136,571 Ordinary Shares.

2,500,000 Units

(each consisting of one Ordinary Share and one Warrant to purchase one Ordinary Share)

G Medical Innovations Holdings Ltd.

PRELIMINARY PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

              , 2021

Until and including,              2021 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors, Officers and Employees

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or wilful default.

A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our (and G Medical China’s) directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the Securities Act), which he or she may incur in his or her capacity as such. We have entered into indemnification agreements with each of our directors and officers and our corporate secretary. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriter of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriter that was furnished to us by the underwriter in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since June 2018, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On September 5, 2018, as part of the Controlled Placement Agreement (or the Controlled Placement Agreement), we issued 188,888 Ordinary Shares to Acuity for no consideration, as collateral shares, in connection with the A$10,000,000 equity line. On December 11, 2018, pursuant to the Controlled Placement Agreement, we issued to Acuity 36,944 Ordinary Shares, at a price per share of A$29.367 (approximately $21.15).

In October and November 2018, we issued 4,050,000 convertible securities (or the Convertible Securities). The Convertible Securities mature 18 months after the issuance date and are convertible into an aggregate of 209,317 Ordinary Shares. For lead manager services, we granted a warrant to purchase an aggregate of 13,536 Ordinary Shares with an exercise price of A$35.19 (approximately $25.2), which expire on October 31, 2023. In addition, we issued an aggregate of 9,674 Ordinary Shares to the holders of the Convertible Securities.

In addition, between October 2018 and April 2020 we issued to the holders of the Convertible Securities warrants to purchase an aggregate of 81,513 Ordinary Shares with an exercise price of A$35.19 (approximately $25.2), which expire on October 31, 2023, following some of the Convertible Securities holders election to defer their amortization payments until the maturity date of the Convertible Securities.

In February 2019, we issued 9,062 Ordinary Shares upon the conversion of certain Convertible Securities.

In March 2019, we issued 15,031 Ordinary Shares upon the conversion of certain Convertible Securities.

In April 2019, we issued: (i) 15,611 Ordinary Shares upon the conversion of certain Convertible Securities; and (ii) 163,407 Ordinary Shares to Dr. Yacov Geva, pursuant to shareholder approval, as consideration for the conversion of approximately $3.3 million owed to Dr. Geva pursuant to the 2016 and 2018 Credit Line.

In July 2019, we issued 22,104 upon the conversion of certain Convertible Securities.

In August 2019, we issued 37,721 upon the conversion of certain Convertible Securities.

In June 2019, we issued: (i) an aggregate of 22,222 Ordinary Shares to members of our board of directors; (ii) 161,475 Ordinary Shares to Dr. Yacov Geva, pursuant to shareholder approval, as consideration for the conversion of approximately $2 million owed to Dr. Geva pursuant to the 2016 and 2018 Credit Line; and (iii) 1,111 options to a member of our board of directors, with an exercise price of A$18.

In November 2019, as part of the Capital Commitment Agreement (or the Capital Commitment Agreement), with GEM Global Yield Fund LLC SCS and GEM Yield Bahamas Ltd (together GEM), and GEM Yield Bahamas Ltd., we issued GEM warrants to purchase 138,889 Ordinary Share at an exercise price of A$23.85 (approximately $14.4) per share, which expire in November 2024.

In February 2020, we issued: (i) 29,555 Ordinary Shares to GEM, at a price per share of A$ 9.9 (approximately $6.84), as part of the Capital Commitment Agreement with GEM; (ii) 24,420 Ordinary Shares upon the conversion of certain Convertible Securities; and (iii) 37,721 Ordinary Shares to Acuity, at a price per share of A$9 (approximately $6.3), pursuant to the Controlled Placement Agreement.

In March 2020, we issued: (i) 1,037,103 Ordinary Shares to Dr. Geva, pursuant to shareholder approval, as consideration for the conversion of $5 million owed to Dr. Geva pursuant to the 2018 Credit Line; (ii) 57,348 Ordinary Shares to GEM, at a price per share of A$7.65 (approximately $5.04) and an additional 43,819 Ordinary Shares, at a price per share of A$4.32 (approximately $2.7), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 20,638 Ordinary Shares, in consideration for their services; and (iii) warrants to GEM purchase 138,889 Ordinary Share at an exercise price of A$23.85 (approximately $14.4) per share, which expire in November 2024.

In April 2020, we issued 103,544 Ordinary Shares upon the conversion of certain Convertible Securities.

In April 2020, we increased the standby equity to A$15,000,000 (approximately $9,300,000) and issued to Acuity additional 111,111 Ordinary Shares to be held in collateral for no consideration, we issued 151,111 Ordinary Shares to Acuity, at a price per share of A$9.72 (approximately $6.3) and in June 2020 we issued 36,666 Ordinary Shares to Acuity, at a price per share of A$6.84 (approximately $4.68). On August 13, 2020, we issued to Acuity an additional 181,111 Ordinary Shares to be held in collateral for no consideration. On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity and cancellation of 444,444 Ordinary Shares previously issued to Acuity.

In May 2020, we issued: (i) 79,365 Ordinary Shares upon the conversion of certain Convertible Securities; (ii) 44,444 Ordinary Shares to GEM, at a price per share of A$7.92 (approximately $5.13), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 7,017 Ordinary Shares, in consideration for their services; and (iii) 950,313 Ordinary Shares pursuant to a private placement, managed by us, at a price of A$6.3 (approximately $4.05) per share. We paid $286,919 in broker fees.

In July 2020, we issued: (i) 62,777 options issued as issuance expense with an exercise price of A$22.5 (approximately $15.39). The options will expire in 18 months from the date of issue on January 23, 2022; (ii) 5,555 Ordinary Shares issued upon the conversion of Class D performance rights; (iii) 522,894 Ordinary Shares issued to Dr. Yacov Geva as consideration for the conversion of $1.95 million owed to Dr. Geva pursuant to the 2016 Credit Line and 2018 Credit Line; and (iv) 722,222 Class A, B, C and D performance rights to employees and directors, of which 81,852 performance rights were forfeited.

In August 2020, we issued 1,111,111 Ordinary Shares pursuant to a private placement in consideration of an aggregate of approximately $3.4 million in net proceeds to the Company.

In September 2020, we issued an aggregate of 24,756 Ordinary Shares to certain convertible note holders as convertible note payment.

In October 2020, we issued: (i) 200,000 Ordinary Shares and five-year warrants to purchase a total of 146,874 Ordinary Shares with an average exercise price of $4.12 issued to Boustead Capital Markets (UK) LLP and to Fosun Hani Securities Limited for prior services rendered; and (ii) 22,222 Class D performance rights to Benny Tal, our Vice President of Research and Development.

On October 22, 2020 our board of directors approved the issuance of 1,055,555 Ordinary Shares to Yacov Geva in consideration of his service to the Company and subject to the consummation of this offering.

In December 2020 and February 2021, we obtained a convertible loan in an aggregate amount of $500,000, against issuance of convertible debentures and warrants to purchase 113,808 Ordinary Shares. The debentures have a six month term from issuance, bear interest at 10% per annum and are convertible into this offering at conversion price equal to 80% of the public offering price per share in this offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments.

On April 7, 2021, we obtained a convertible loan in an aggregate amount of $600,000, against issuance of convertible debentures and warrants to purchase 136,571 Ordinary Shares. The debentures have a six month term from issuance, bear interest at 10% per annum and are convertible into this offering at conversion price equal to 80% of the public offering price per share in this offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments.

Since June 2018, we issued to our directors, officers, employees and consultants 368,546 Ordinary Shares in consideration of services rendered.

Since June 2018, we granted to our directors, officers, and employees options to purchase an aggregate of 1,284 Ordinary Shares under our Global Plan, with an exercise price of $14.85 per share. As of June 4, 2021, no options granted to directors, officers and employees were exercised, and 1,264 options forfeited.

Item 8.    Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement by and among G Medical Innovations Holdings Ltd. and the underwriter named therein.
2.1**	Membership Interest Purchase Agreement dated October 31, 2018, by and among G Medical Innovations USA, Inc., Telerhythmics, LLC, Digirad Imaging Solutions and Digirad Corporation.
3.1*	Amended and Restated Memorandum and Articles of Association of G Medical Innovations Holdings Ltd.
4.1*	Form of Underwriter’s Warrant (included in Exhibit 1.1).
4.2*	Form of Warrant Agent Agreement.
4.3*	Form of Warrant Certificate (included in Exhibit 4.2).
5.1*	Opinion of Carey Olsen Singapore LLP, counsel to G Medical Innovations Holdings Ltd.
5.2*	Opinion of Sullivan & Worcester LLP, U.S. counsel to G Medical Innovations Holdings Ltd.
10.1**	Form of Indemnification Agreement.
10.2**	G Medical Innovations Holdings Global Equity Plan.
10.2.1**	G Medical Innovations Holdings Ltd. – Israel Sub-Plan.
10.2.2**	G Medical Innovations Holdings Ltd. – U.S. Sub-Plan.
10.3**	Form of Performance Rights Agreement.
10.4**	Software Licensing Agreement, dated August 4, 2016, by and between the Company and Mennen Medical Ltd. (Exhibit A of this Exhibit 10.14 includes an unofficial English Translation of the Hebrew original).
10.5**	Collateral Agency Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P.

10.6**	General Security Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P.
10.7**	Convertible Securities Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P.
10.8**	Amendment to Convertible Securities Agreement, dated March 26, 2019, by and between the Company and MEF I, L.P.
10.9**	Amendment to Convertible Securities Agreement, dated August 15, 2019, by and between the Company and MEF I, L.P.
10.10**	Amendment to Convertible Securities Agreement, dated November 26, 2019, by and between the Company and MEF I, L.P.
10.11**	Capital Commitment Agreement, dated November 29, 2019 by and between the Company, GEM Global Yield Fund LLC SCS and GEM Yield Bahamas Ltd.
10.12**	Credit Line Agreement, dated December 6, 2015, by and between the Company and Dr. Yacov Geva.
10.13**	Loan Agreement, dated December 19, 2016, by and between the Company and Dr. Yacov Geva.
10.14**	Amendment to Loan Agreement, dated February 26, 2017, by and between the Company and Dr. Yacov Geva.
10.15**	Loan Agreement, dated October 1, 2018, by and between the Company and Dr. Yacov Geva.
10.16**	Deed of Termination, Settlement and Release, dated February 2020, by and between the Company, MEF I, L.P. and Dr. Yacov Geva.
10.17**	Second Deed of Variation, dated April 2020, by and between the Company, MEF I, L.P. and Dr. Yacov Geva.
10.18**	Summary Translation of Loan Agreement, dated February 25, 2019, between Bank Mizrahi and the Company.
10.19**	Provider Participation Agreement, dated May 2019, by and between the Company and Prime Health Services, Inc.
10.20**	Summary Translation of Lease Agreement, dated February 2019, by and between the Company and Ad Marom Assets and Initiation Ltd.
10.21**	Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd.
10.22**	Addendum to Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd.
10.23**^	Media and Marketing Services Agreement, dated September 30, 2020, by and between the Company and GRS, LLC.
10.24**	Provider Participation Agreement, dated April 2019, by and between the Company and Ancillary Care Services, Inc.
10.25**	Distribution Agreement, dated April 20, 2020, by and between the Company and LiveCare Corp.
10.26**	Distribution Agreement, dated April 2020, by and between the Company and All County Health Care Inc.
10.27**	Securities Purchase Agreement dated December 21, 2020, between the Company and Alpha Capital Anstalt.
10.28**	Convertible Debenture dated December 21, 2020 issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated December 21, 2020.
10.29**	Form of Warrant issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated as of December 21, 2020.
10.30**	Securities Purchase Agreement dated February 17, 2021, between the Company and Alpha Capital Anstalt.
10.31**	Convertible Debenture dated February 21, 2021, issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated February 17, 2021.
10.32**	Form of Warrant issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated as of February 17, 2021.
10.33**	Controlled Placement Deed, dated September 5, 2018, by and between the Company and Acuity Capital Investment Management Pty Ltd.
10.34**	Controlled Placement Deed Side Letter, dated September 5, 2018, by and between the Company and Acuity Capital Investment Management Pty Ltd.
10.35**	Joint Venture Agreement, dated May 22, 2017, by and between the Company and Guangzhou Sino-Israel Biotech Investment Fund (LLP).
10.36**	Securities Purchase Agreement dated April 7, 2021, between the Company and Jonathan B. Rubini.
10.37**	Convertible Debenture dated April 7, 2021 issued by the Company to Jonathan B. Rubini under the Securities Purchase Agreement dated April 7, 2021.
10.38**	Form of Warrant issued by the Company to Jonathan B. Rubini under the Securities Purchase Agreement dated as of April 7, 2021.
21.1**	List of Subsidiaries.
23.1**	Consent of Ziv Haft, a member firm of BDO.
23.2*	Consent of Carey Olsen LLP Singapore (included in Exhibit 5.1).
23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1**	Power of Attorney (included on the signature page of the Registration Statement).
99.1**	Consent of Chanan Epstein as Director Nominee.

*	Filed herewith.

**	Previously filed.

^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on June 15, 2021.

G MEDICAL INNOVATIONS HOLDINGS LTD.

By:	/s/ Yacov Geva
Dr. Yacov Geva
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yacov Geva	President and Chief Executive Officer	June 15, 2021
Dr. Yacov Geva	(Principal Executive Officer)

/s/ Kobi Ben-Efraim	Chief Financial Officer	June 15, 2021
Kobi Ben-Efraim	(Principal Financial and Accounting Officer)

/s/ *	Director, Chairman of the Board of Directors	June 15, 2021
Dr. Kenneth R. Melani

/s/ *	Director	June 15, 2021
Dr. Shuki Gleitman

/s/ *	Director	June 15, 2021
Dr. Brendan de Kauwe

/s/ *	Director	June 15, 2021
Prof. Zeev Rotstein

/s/ *	Director	June 15, 2021
Urs Wettstein

*By:	/s/ Yacov Geva
Yacov Geva
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, as amended, the undersigned duly authorized representative in the United States of G Medical Innovations Holdings Ltd., has signed this registration statement on June 15, 2021.

G Medical Innovations USA Inc.

/s/ Yacov Geva
By: Dr. Yacov Geva Its: Director